Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

MATTRESS FIRM, INC.,
as the Buyer,

HMK MATTRESS HOLDINGS LLC,
as the Company,

CCP IV HOLDINGS, LLC, CXV HOLDINGS, LLC AND CCP IV SBS HOLDINGS, LLC,
collectively, as the Blockers,

THE SELLERS LISTED ON THE SIGNATURE PAGES ATTACHED HERETO,
as the Sellers,

and

DAVID ACKER AND CALERA CAPITAL PARTNERS IV, L.P.,
together, as the Sellers Representative

Dated as of November 25, 2015

i

(continued)

(continued)

(continued)

Exhibit A                                             Sellers

Exhibit B                                             Sample Statement

Exhibit C                                             Form of Landlord Consent

Exhibit D                                             Form of Escrow Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of November 25, 2015 (this “Agreement”), is made by and among Mattress Firm, Inc., a Delaware corporation (the “Buyer”), HMK Mattress Holdings LLC, a Delaware limited liability company (the “Company”), CCP IV Holdings, LLC, a Delaware limited liability company (“CCP IV Blocker”), CXV Holdings, LLC, a Delaware limited liability company (“CXV Blocker”), and CCP IV SBS Holdings, LLC, a Delaware limited liability company (“CCP IV SBS Blocker,” and collectively with CCP IV Blocker and CXV Blocker, the “Blockers,” and each individually, a “Blocker”), the equityholders of the Company and the Blockers listed on the signature pages attached hereto, David Acker, an individual, both individually and in his capacity as a representative of the Sellers, and, solely in its capacity as a representative of the Sellers, and Calera Capital Partners IV, L.P., a Delaware limited partnership (“Calera Capital” and, together with David Acker (in his capacity as a representative of the Sellers), the “Sellers Representative”).

RECITALS

WHEREAS, as of the date hereof, the equityholders of the Blockers listed on Exhibit A under the title “Blocker Unit Sellers” (collectively, the “Blocker Unit Sellers”) collectively own 100% of the issued and outstanding limited liability company interests of the Blockers (the “Blocker Units”);

WHEREAS, as of the date hereof, the equityholders of the Company listed on Exhibit A under the title “Company Unit Sellers” (the “Company Unit Sellers,” together with the Blocker Unit Sellers, the “Sellers”), collectively with the Blockers, own 100% of the issued and outstanding Common Units (the “Common Units”), Preferred Units (the “Preferred Units”) and Profits Units of the Company (the “Profits Units,” collectively with the Common Units and the Preferred Units, the “Company Units”), which Company Units constitute 100% of the issued and outstanding equity interests in the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Adam Blank has executed and delivered to the Buyer a contribution agreement, dated as of the date hereof, by and among Adam Blank, Mattress Firm Holding Corp, a Delaware corporation (“MFRM”) and the Buyer and/or its Affiliates (together with the schedules and exhibits attached thereto, the “Contribution Agreement”), pursuant to which Adam Blank will, at or immediately prior to the Closing, contribute certain Company Units held by him to the Buyer (the “Contributed Units”) in exchange for shares of common stock of MFRM, subject to the terms and conditions set forth therein;

WHEREAS, the parties desire to enter into this Agreement pursuant to which the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers (a) all of the Blocker Units and (b) all of the Company Units that are not held by the Blockers (other than the Contributed Units); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article IX.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1                                    Purchase and Sale of the Company Units and Blocker Units.  Upon the terms and subject to the conditions of this Agreement, at the Closing, for the consideration set forth in this Article I, (a) each Blocker Unit Seller shall sell, assign, transfer, convey and deliver all of the Blocker Units held by such Blocker Unit Seller, as set forth on Exhibit A, to the Buyer, free and clear of all Encumbrances other than restrictions on transfer under applicable state or federal securities Laws or under any organizational documents of such Person, and the Buyer shall purchase such Blocker Units from such Blocker Unit Seller and (b) each Company Unit Seller shall sell, assign, transfer, convey and deliver all of the Company Units held by such Company Unit Seller, as set forth on Exhibit A (other than the Contributed Units), to the Buyer, free and clear of all Encumbrances other than restrictions on transfer under applicable state or federal securities Laws or under any organizational documents of such Person, and the Buyer shall purchase such Company Units from such Company Unit Seller.  In the event a Seller (the “Transferor Seller”) previously owned Securities (such Securities, the “Transferred Securities”) that were transferred, or purported to be transferred, to another Seller (the “Transferee Seller”), and such transfer may not have been properly executed or documented, such Transferor Seller hereby agrees to transfer all such Transferred Securities to the Buyer, on behalf of the Transferee Seller, at the Closing pursuant to, and in accordance with, the terms and conditions hereof, and for purposes of this Agreement, to the extent such Transferred Securities have not properly been transferred prior to the date hereof, such Transferor Seller shall be deemed a Seller for all purposes hereunder with respect to such Transferred Securities, and any provisions relating to such Seller or such Transferred Securities shall apply as if such Transferor Seller was the Seller for such Transferred Securities, and any schedule relating thereto shall be deemed automatically updated in such manner.

Section 1.2                                    Closing.  The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, 10166, on the later of (a) February 3, 2016 and (b) the third (3rd) Business Day following satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the parties mutually may agree in writing.  The day on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3                                    Payment of Purchase Price.

(a)                                       Closing Cash Payment.  At the Closing, the Buyer shall deliver to the Sellers, in the aggregate, an amount in cash equal to the Estimated Net Purchase Price; provided, that an amount of cash equal to no less than $8,000,000 and no more than $10,000,000, in Adam Blank’s sole discretion, which amount would otherwise be payable to Adam Blank pursuant this Section 1.3 shall instead be paid in shares of common stock of MFRM pursuant to the Contribution Agreement.  The Buyer shall pay to each Seller an amount equal to such Seller’s Estimated Net Purchase Price Per Seller, as calculated and determined by the Sellers Representative, such payment to be made by wire transfer of immediately available funds to such Seller’s account that has been specified in writing by the Sellers Representative not later than two (2) Business Days prior to the Closing.  Each Seller hereby agrees that the Buyer shall have no responsibility for the calculation of the amount payable to the appropriate Seller under this Section 1.3, the Buyer’s sole responsibility with respect to payments under this Section 1.3 being to make payments in such amounts and to such accounts as are specified in writing by the Sellers Representative.  For the avoidance of doubt, only Profits Units that are Eligible Profits Units shall be entitled to any payment hereunder and each Seller holding any Profits Units agrees that any Profits Units that have not vested prior to the Closing and do not vest in connection with the Closing in accordance with the terms of the grant agreement(s) applicable to such Profits Units shall be forfeited as of the Closing.

(b)                                       Escrow Amounts.  At the Closing, the Buyer shall pay an aggregate amount equal to (x) the Adjustment Escrow Amount, plus (y) the Insurance Deductible Escrow Amount, plus (z) the Sellers Representative Escrow Amount, to the Escrow Agent, such payment to be made by wire transfer of immediately available funds to an account designated by the Escrow Agent.

(c)                                        At least three (3) Business Days prior to the anticipated Closing Date, Adam Blank shall deliver to the Buyer written notice setting forth the exact amount of the Estimated Net Purchase Price Per Seller payable to Adam Blank pursuant to Section 1.3(a) that Adam Blank desires to receive in shares of common stock of MFRM in lieu of cash; and

Section 1.4                                    Net Purchase Price Adjustment.

(a)                                 At least three (3) Business Days prior to the anticipated Closing Date, the Sellers Representative shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate of the Company’s (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) Company Transaction Expenses (the “Estimated Company Transaction Expenses”), prepared in accordance with the accounting principles, practices, assumptions, conventions and policies set forth in Section 1.4(a) of the Company Disclosure Letter (the “Applicable Accounting Principles”), and (ii) on the basis of the foregoing, a calculation of the (A) Estimated Net Purchase Price and (B) Estimated Net Purchase Price Per Seller.  An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Company Transaction Expenses is set forth on Exhibit B (the “Sample Statement”).

(b)                                       As promptly as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers Representative a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Company Transaction Expenses (“Closing Company Transaction Expenses”), prepared in accordance with the Applicable Accounting Principles.

(c)                                        The Closing Net Working Capital and the Final Closing Statement shall become final and binding on the forty-fifth (45th) day following delivery of the Final Closing Statement by the Buyer to the Sellers Representative, unless prior to the end of such forty-five (45) day period, the Sellers Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature, amount and basis of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Company Transaction Expenses as set forth in the Final Closing Statement, in which case the Closing Net Working Capital and the Final Closing Statement shall not be binding upon the parties with respect to any disputed item and any such disputed item(s) shall be resolved pursuant to this Section 1.4.

(d)                                       During the thirty (30) day period following delivery of a Notice of Disagreement by the Sellers Representative to the Buyer, the Buyer and the Sellers Representative in good faith shall seek to resolve any disagreements that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Company Transaction Expenses as specified therein.  Any disputed items resolved in writing between the Sellers Representative and the Buyer within such thirty (30) day period shall be final and binding with respect to such items, and if the Sellers Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Sellers Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Company Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Sellers Representative and the Buyer have not resolved all such differences by the end of such thirty (30) day period, the Sellers Representative and the Buyer shall submit, in writing, to an independent public accounting firm not affiliated with any party (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Company Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Company Transaction Expenses.  The Independent Accounting Firm shall be an independent public accounting firm mutually agreed upon in writing by the Sellers Representative and the Buyer.  The Buyer and the Sellers Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Sellers Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Company Transaction Expenses that are identified as being items and amounts to which the Buyer and the Sellers Representative have been unable to agree.  The Independent Accounting Firm’s services and authority to make a determination shall be limited in scope to the disputed issues, and the Independent Accounting

Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination of the any disputed item shall be based solely on written materials submitted by the Buyer and the Sellers Representative and solely on this Section 1.4 and the definitions and schedules relating hereto and not on the basis of an independent review.  The Independent Accounting Firm may submit questions to the Buyer or the Sellers Representative, which each such party shall use reasonable best efforts to answer within fifteen (15) days after receipt.  The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.  Judgment may be entered upon the written determination of the Independent Accounting Firm with a court of competent jurisdiction in accordance with Section 10.9.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e)                                        The fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers Representative and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party (or, in the case of the Sellers Representative, from the Sellers Representative Escrow Fund).

(f)                                         The Buyer, the Blockers and the Company shall, and the Buyer shall cause the Blockers, the Company and the Company’s Subsidiaries (during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Net Purchase Price contemplated by this Section 1.4) to, afford the Sellers Representative and its Representatives reasonable access, during normal business hours following reasonable advance notice and in a manner that does not unreasonably interfere with the operations of the Blockers, the Company or the Company’s Subsidiaries, to the personnel, properties, books and records of the Blockers, the Company and the Company’s Subsidiaries and to the work papers, documents and any other information reasonably requested by the Sellers Representative and its Representatives for purposes of preparing and reviewing the calculations contemplated in this Section 1.4.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 1.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g)                                        Upon resolution of the Final Closing Statement in accordance with this Section 1.4, the Net Purchase Price shall be determined and be as set forth therein.

(i)                                     If the Net Purchase Price as finally determined under this Section 1.4 is greater than the Estimated Net Purchase Price, then the Buyer shall pay or cause to be paid such difference to the Sellers Representative for the benefit of the Sellers; and

(ii)                                  If the Net Purchase Price as finally determined under this Section 1.4 is less than the Estimated Net Purchase Price, then the Sellers Representative shall pay or cause to be paid to the Buyer from the Adjustment Escrow Fund the amount of such difference, provided, that if the funds then held in the Adjustment Escrow Fund are less than the difference between the Net Purchase Price and the Estimated Net Purchase Price, the Sellers Representative shall pay or cause to be paid to the Buyer all funds then held in the Adjustment Escrow Fund and each Seller shall, severally and not jointly, pay to the Buyer its pro rata portion of the deficit (determined in accordance with Section 11.1(b) of the Operating Agreement based on the number and type of Company Units held immediately prior to the Closing, directly or indirectly, by such Seller as reasonably determined in good faith by the Sellers Representative and communicated by the Sellers Representative to the Buyer in writing concurrently with any payment referred to in this Section 1.4(g)(ii) from the Adjustment Escrow Fund that does not fully satisfy the obligation to the Buyer).

(h)                                       Payments in respect of Section 1.4(g) shall be made within three (3) Business Days of final determination of the Final Closing Statement pursuant to the provisions of this Section 1.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment.  In the event a party that is obligated to make a payment or cause a payment to be made pursuant to this Section 1.4(h) fails to make or cause to be made such payment in full on or before the date due, the unpaid amount shall bear interest at the Default Rate from (and including) the date due, after being finally determined, to (but excluding) the date on which such unpaid amount is paid; provided, that no interest shall accrue on any amount that is to be paid under the terms of the Escrow Agreement.

(i)                                           (i) Upon the determination of the Net Purchase Price in accordance with this Section 1.4, and (ii) again, upon the release of the Sellers Representative Escrow Fund as provided in Section 10.22(d), the Sellers Representative shall recalculate the portion of the Net Purchase Price (including, if any, all remaining amounts in the Adjustment Escrow Fund, Insurance Deductible Escrow Fund and the remaining Sellers Representative Escrow Fund, as applicable) to which each of the Sellers is entitled based on the number and type of Company Units held immediately prior to the Closing, directly or indirectly, by each such Seller, in the case of each recalculation in accordance with Section 11.1(b) of the Operating Agreement as reasonably determined in good faith by the Sellers Representative.  If, as a result of any such recalculation, the Sellers Representative reasonably determines in good faith that, pursuant to Section 1.5(a)(iv) together with any recalculation contemplated by this Section 1.4(i), any Seller received an amount in excess of the amount to which such Seller is entitled hereunder, then such Seller shall deliver the amount of such excess to the Sellers Representative for the benefit of any other Seller that received an amount less than the amount to which such other Seller is entitled hereunder, and the Sellers Representative shall distribute to such other Seller the amounts of such excess so delivered.  Each Seller hereby agrees that the Buyer shall have no responsibility for the calculation of any amounts payable to such Seller under this Section 1.4.  For the avoidance of doubt, only Profits Units that are Eligible Profits Units shall be entitled to any payment hereunder and each Seller holding any Profits Units agrees that any Profits Units that have not vested prior to the Closing and do not vest in connection with the Closing shall be forfeited as of the Closing.

Section 1.5                                    Deliveries and Actions at Closing.

(a)                                       At the Closing, the Buyer shall deliver, or cause to be delivered:

(i)                                     on behalf of or at the direction of the Company, to each lender or other creditor of the Company, its Subsidiaries or any of the Blockers, the amount of Indebtedness under the Credit Facilities and any other Indebtedness required by its terms to be repaid at the Closing, as specified in the applicable payoff letter for such lender or creditor (collectively, the “Payoff Letters”), in order to fully discharge such Indebtedness and terminate all applicable obligations of the Company, the Blockers and any of their respective Affiliates related thereto;

(ii)                                  on behalf of or at the direction of the Company, to each Person who is owed a portion of the Company Transaction Expenses the amount set forth opposite such Person’s name on the Preliminary Closing Statement;

(iii)                               to the Escrow Agent, (A) the Adjustment Escrow Amount for deposit into the Adjustment Escrow Fund, (B) the Sellers Representative Escrow Amount for deposit in the Sellers Representative Escrow Fund, and (C) the Insurance Deductible Escrow Amount for deposit into the Insurance Deductible Escrow Fund, in each case to be held, invested and distributed as provided in the Escrow Agreement;

(iv)                              to each Seller, the Estimated Net Purchase Price Per Seller;

(v)                                 to the Sellers Representative and the Escrow Agent, a counterpart of the Escrow Agreement, duly executed by the Buyer;

(vi)                              to the Sellers Representative, a secretary’s certificate from the Buyer, which certifies as true, accurate, and complete, as of the Closing Date:  (A) the Buyer’s certificate of incorporation, as amended; (B) the Buyer’s bylaws, as amended; (C) a copy of the resolutions of the Buyer’s board of directors authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby; and (D) the incumbency of the officer or officers authorized to execute on behalf of the Buyer this Agreement and any ancillary agreements; and

(vii)                           to the Sellers, a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Buyer, certifying the matters set forth in Section 6.2(a) and Section 6.2(b).

(b)                                       At the Closing, the Company or the Sellers shall deliver or cause to be delivered to the Buyer:

(i)                                     an assignment of all of the right, title and interest in one hundred percent (100%) of the outstanding Securities (other than the Contributed Units), together with the certificates representing such Securities (other than the Contributed Units), if any, duly endorsed in blank or accompanied by equity powers or other documents of transfer duly endorsed in blank in proper form, in each case, sufficient to validly convey each Seller’s ownership interest in such Securities to the Buyer, free and clear of all Encumbrances other than restrictions on transfer under any applicable state or federal securities Laws or under any organizational documents of such Person;

(ii)                                  the Payoff Letters, which shall contain customary terms and be in a form reasonably satisfactory to the Buyer;

(iii)                               copies of the executed Landlord Consents actually received as of the Closing Date;

(iv)                              a secretary’s certificate from the Company and each Blocker, which certifies as true, accurate, and complete, as of the Closing Date, (A) the Company’s or such Blocker’s, as applicable, certificate of formation, as amended, and (B) the Company’s or such Blocker’s, as applicable, limited liability company agreement, as amended and (C) applicable excerpts from the resolutions of the Company’s or such Blocker’s, as applicable, board of managers and/or members, as applicable, authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described herein, and the consummation by the Company or such Blocker, as applicable, of the transactions contemplated hereby and thereby, and (D) the incumbency of the officer or officers authorized to execute on behalf of the Company or such Blocker, as applicable, this Agreement and any ancillary agreements;

(v)                                 a secretary’s certificate from the Company, which certifies as true, accurate, and complete, as of the Closing Date, each Subsidiary of the Company’s (A) certificate of formation or other organizational documents, as amended, and (B) limited liability company agreement or other governing documents, as amended;

(vi)                              a certificate from each Company Unit Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that such Company Unit Seller is not a “foreign person” within the meaning of Section 1445 of the Code, dated as of the Closing Date and in form and substance reasonably satisfactory to the Buyer; provided, however, that if a certificate from a Company Unit Seller is not delivered, the Buyer’s sole recourse pursuant to this Agreement shall be to withhold in accordance with Section 5.23;

(vii)                           the FIRPTA Documentation from each of the Blockers, provided, however, that if the FIRPTA Documentation from a Blocker is not delivered the Buyer’s sole recourse pursuant to this Agreement shall be to withhold in accordance with Section 5.23;

(viii)                        (A) a certificate, dated as of the Closing Date and duly executed by the chief executive officer or chief operating officer of the Company, each Blocker and the Sellers Representative, on behalf of all of the Sellers, certifying the matters set forth in Section 6.3(a) and Section 6.3(b) and (B) a certificate, dated as of the Closing Date and duly executed by the chief executive officer and chief operating officer of the Company, certifying the matters set forth in Section 6.3(c);

(ix)                              a counterpart of the Escrow Agreement, duly executed by the Sellers Representative and the Escrow Agent;

(x)                                 evidence, in form reasonably satisfactory to the Buyer, of termination of that certain Management Services Agreement by and between the Company and Calera Capital Advisor, L.P., dated March 30, 2012 and mutual release of all rights and obligations thereunder, effective as of the Closing Date;

(xi)                              evidence, in form reasonably satisfactory to the Buyer, of termination of all employment agreements, consulting agreements, severance agreements and change of control agreements set forth on Section 5.14 of the Company Disclosure Letter; and

(xii)                           a copy of the termination notice sent to Andrea Jane Acker with respect to the termination of that certain Consulting Agreement by and between Sleepy’s, LLC, and Andrea Jane Acker, dated January 7, 2011.

Section 1.6                                    Escrow Funds.  The Adjustment Escrow Fund, Sellers Representative Escrow Fund and Insurance Deductible Escrow Fund shall be held, invested and distributed as provided in the Escrow Agreement.  If at the time of distribution of the Adjustment Escrow Fund or the Insurance Deductible Escrow Fund to the Sellers there shall remain any costs or expenses of, or other amounts reimbursable to, the Sellers Representative and the Sellers Representative Escrow Fund shall have been exhausted or is otherwise insufficient to cover all such amounts, the Sellers Representative shall be entitled to recover any such remaining amounts from the Adjustment Escrow Fund and/or the Insurance Deductible Escrow Fund prior to distribution to the Sellers.

Section 1.7                                    Allocation.  The Buyer shall, within thirty (30) days following the final resolution of the Final Closing Statement in accordance with Section 1.4, deliver to the Sellers Representative an allocation of the consideration paid, or treated as paid, for U.S. federal income Tax purposes for the Company Units (which, for the avoidance of doubt, shall exclude consideration paid, or treated as paid, for U.S. federal income Tax purposes for the Blocker Units) among the portion of the assets of the Company represented by such Company Units for U.S. federal income Tax purposes (the “Allocation”) in accordance with Sections 751 and 1060 of the Code and the Treasury Regulations promulgated thereunder, based on the fair market value of such assets as of the Closing Date, which Allocation shall be reasonably acceptable to the Sellers Representative.  The Sellers Representative shall have a period of thirty (30) days after the delivery of the Allocation (the “Response Period”) to present in writing to the Buyer notice of any objections the Sellers Representative may have to the allocations set forth therein (an “Objections Notice”).  Unless the Sellers Representative timely objects, such Allocation shall be binding on the parties without further adjustment, absent manifest error.  If the Sellers Representative shall raise any objections within the Response Period, the Buyer and the Sellers Representative shall negotiate in good faith and use their reasonable best efforts to resolve such dispute.  If the parties fail to agree within fifteen (15) days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Independent Accounting Firm in accordance with the procedures set forth in Section 1.4(d) and such determination shall be final and binding on the parties.  The fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers Representative and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  None of the Buyer or the Sellers shall take any Tax position inconsistent with the Allocation as finally determined pursuant to this Section 1.7 (including, without limitation, in any Tax Returns, in any audits or examinations by any Governmental Authority or in any other Action) unless otherwise required by applicable Law or pursuant to a good faith resolution of a Tax contest.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

The Buyer hereby represents and warrants to each Seller, each Blocker and the Company as follows:

Section 2.1                                    Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 2.2                                    Authority.  The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the Escrow Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other action on the part of the Buyer is necessary to authorize the execution, delivery or performance of this Agreement, the Escrow Agreement, or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been, and the Escrow Agreement will be, duly and validly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and the Escrow Agreement will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 2.3                                    No Conflict; Required Filings and Consents.

(a)                                       The execution, delivery and performance by the Buyer of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, does not and will not (with or without the giving of notices or passage of time) (i)

conflict with or violate the certificate of incorporation or bylaws of the Buyer, (ii) conflict with or violate in any material respect any Law or order of any Governmental Authority applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of, or notice to, any Person pursuant to, any material contract, lease, license, instrument, agreement or other arrangement to which the Buyer is a party; except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Company, the Sellers or any of their respective Affiliates.

(b)                                       The Buyer is not required to file, seek or obtain any authorization, approval, waiver, order, Permit or consent of or with, or give any notice to, any Governmental Authority or other third party in connection with the execution, delivery and performance by the Buyer of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Company, the Sellers or any of their respective Affiliates.

Section 2.4                                    Brokers.  Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 2.5                                    Buyer’s Investigation and Reliance.  The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Blockers, the Company and the Company’s Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel and investment bankers, that it has engaged for such purpose.  None of the Blockers, the Company, the Sellers or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information, statements or other disclosure concerning the Blockers, the Company or the Company’s Subsidiaries contained herein or made available in connection with the Buyer’s investigation of the Blockers, the Company and the Company’s Subsidiaries and their business, operations, prospects and results, except as expressly set forth in this Agreement, and the Sellers, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on any such information, statements or disclosure or errors therein or omissions therefrom.  The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Seller, any Blocker, the Company, or any of their respective Affiliates or Representatives, except as expressly set forth in Article III (as modified by the Company

Disclosure Letter), with respect to representations made only by each Seller as to itself, and Article IV (as modified by the Company Disclosure Letter) with respect to representations made only by the Company as to itself, its Subsidiaries and the Blockers.  None of the Sellers, the Blockers, the Company or any other Person shall have any liability to the Buyer or any other Person resulting from the use of any statements, information, documents or materials made available to the Buyer or any of its Affiliates or Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement, except as expressly set forth in this Agreement.  None of the Sellers, the Blockers, the Company or any other Person is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Blockers, the Company or the Company’s Subsidiaries.  The Buyer acknowledges, on behalf of itself and its Affiliates, that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).  Without limiting the representations and warranties contained herein and subject thereto, the Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Securities without any representation or warranty as to merchantability or fitness for any particular purpose of the Assets, on an “as is” and “where is” basis.

Section 2.6                                    Investment Intent.  The Buyer is acquiring the Securities for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Securities in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Buyer is able to bear the economic risk of holding the Securities for an indefinite period (including total loss of its investment) and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 2.7                                    Solvency.  As of the date hereof, the Buyer will (a) be able to pay its debts and (b) have adequate capital to carry on its businesses.  Immediately after the Closing, after giving effect to the transactions contemplated by this Agreement, to the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the Company in all material respects, the Buyer, the Blockers, the Company and each of the Company’s Subsidiaries, will (a) be able to pay their respective debts and (b) have adequate capital to carry on their respective businesses.  No transfer of property is being made by the Buyer or its Subsidiaries and no obligation is being incurred by the Buyer or its Subsidiaries in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer, the Blockers, the Company and/or the Company’s Subsidiaries.

Section 2.8                                    Exclusivity of Representations and Warranties.  Neither the Buyer nor any of the Buyer’s Affiliates or Representatives is making any representation or warranty on behalf of the Buyer of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Except as set forth in the confidential Company disclosure letter delivered to the Buyer concurrently herewith (the “Company Disclosure Letter”), each of the Sellers, severally and not jointly, hereby represents and warrants to the Buyer as follows:

Section 3.1                                    Organization.  Such Seller, if not a natural person or trust, is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization.

Section 3.2                                    Authority.  Such Seller has all necessary power and authority, and, if such Seller is a natural person, competence and capacity, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other action on the part of such Seller is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Seller and, assuming due execution and delivery by the Buyer, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3                                    No Conflict; Required Filings and Consents.

(a)                                       The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (with or without the giving of notices or passage of time) (i) conflict with or violate any provision of the certificate of formation, bylaws, limited liability company agreement, trust agreement or other organizational documents of such Seller (to the extent applicable), (ii) conflict with or violate in any material respect any Law or order of any Governmental Authority applicable to such Seller or by which any property or asset of such Seller is bound or affected, (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of, or notice to, any Person pursuant to, any contract, lease, license, instrument, agreement or other arrangement to which such Seller is a party, or (iv) result in the creation or imposition of any Encumbrance on any of such Seller’s Securities; except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b)                                       Such Seller is not required to file, seek or obtain any authorization, approval, waiver, order, Permit or consent of or with, or give any notice to, any Governmental Authority or other third party in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation of the transactions contemplated hereby, except:  (i) for any filings required to be made under the HSR Act; (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws; (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; or (iv) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4                                    Securities.  Such Seller owns beneficially and of record the Securities set forth opposite such Seller’s name in Section 3.4 of the Company Disclosure Letter, free and clear of any Encumbrance.  Such Seller has the right, authority and power to sell, assign and transfer the Securities owned by it at the Closing to the Buyer.  Upon delivery to the Buyer of certificates (if any) for the Securities at the Closing (other than the Contributed Units) and the Buyer’s payment of the Net Purchase Price as provided for in this Agreement, the Buyer shall acquire good and valid title to the Securities (other than the Contributed Units), free and clear of any Encumbrance other than Encumbrances created by the Buyer.  Except as set forth on Section 3.4 of the Company Disclosure Letter, there are no restrictions on or agreements with respect to the voting rights of such Seller’s Securities that would, as of the Closing, impair or restrict the Buyer’s rights to vote such Securities immediately after the Closing, including, without limitation, any proxies or voting trusts.

Section 3.5                                    Brokers.  Except for Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

Section 3.6                                    Exclusivity of Representations and Warranties.  Neither such Seller nor any of such Seller’s Affiliates or Representatives is making any representation or warranty on behalf of such Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III (as modified by the Company Disclosure Letter) and such Seller hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to the Buyer as follows:

Section 4.1                                    Organization and Qualification.  Each of the Blockers, the Company and the Company’s Subsidiaries is (a) a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation (to the extent such concepts apply to such jurisdiction), and has all necessary corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified or licensed as a foreign corporation or limited liability company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2                                    Authority.  Each of the Blockers and the Company has all necessary limited liability company power and authority to execute and deliver this Agreement and, if applicable, the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Blockers and the Company of this Agreement and, if applicable, the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other action on the part of any Blocker or the Company is necessary to authorize the execution, delivery or performance of this Agreement and, if applicable, the Escrow Agreement or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and the Escrow Agreement will be, duly executed and delivered by each of the Blockers and the Company, as applicable, and, assuming due execution and delivery by the Buyer, this Agreement constitutes, and the Escrow Agreement will constitute, the legal, valid and binding obligation of each such Blocker or the Company, as applicable, enforceable against each Blocker or the Company, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3                                    No Conflict; Required Filings and Consents.

(a)                                       Except as set forth in Section 4.3(a) of the Company Disclosure Letter, the execution, delivery and performance by each of the Blockers and the Company of this Agreement and, if applicable, the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notices or passage of time) (i) conflict with or violate any provision of the certificate of formation, limited liability company agreement or other organizational document of any Blocker or the Company, (ii) conflict with or violate in any material respect any Law or order of any Governmental Authority applicable to any Blocker or the Company or by which any Asset of any Blocker or the Company is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of, or notice to, any Person pursuant to, any Designated Contract to which any Blocker or the Company is a party; except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b)                                       None of the Blockers or the Company is required to file, seek or obtain any authorization, approval, waiver, order, Permit or consent of or with, or give any notice to, any Governmental Authority or other third party in connection with the execution, delivery and performance by any Blocker or the Company of this Agreement, the Escrow Agreement, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the operations of the Company and its Subsidiaries, taken as a whole.

Section 4.4                                    Capitalization.

(a)                                                                                 Each Blocker’s authorized and outstanding equity interests, as of the date hereof, is as set forth in Section 4.4(a) of the Company Disclosure Letter.  All of the issued and outstanding Blocker Units have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights.  All of the Blocker Units were issued in compliance in all material respects with applicable state and federal securities Laws.  The Blocker Units constitute all of the issued and outstanding limited liability company equity interests of the Blockers.  Except as set forth in Section 4.4(a) of the Company Disclosure Letter, there are no (i) outstanding options, profits units, warrants, convertible or exchangeable securities or other analogous rights, agreements, arrangements or commitments of any kind relating to the equity interests of any Blocker or obligating any Blocker to issue or sell any Blocker Units or any other interest in such Blocker, (ii) preemptive or similar rights on the part of any holder of any class of securities of any Blocker, (iii) outstanding options, profits units, warrants, convertible or exchangeable securities or other analogous rights, agreements, arrangements, commitments or contractual obligations of any kind, obligating any Blocker to repurchase, redeem or otherwise acquire any Blocker Units or other equity interests in such Blocker or to provide funds to, or make any investment in, any other Person, (iv) agreements, understandings or trusts in effect with respect to the voting, purchase, transfer, redemption or other acquisition of any of the Blocker Units of, or other equity interests in, the Blockers, or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the Blocker Units of, or other equity interests in, any Blocker that will not have been paid as of the Closing.  The consummation of the transactions contemplated herein will not trigger any obligation on the part of any Blocker to redeem or otherwise acquire any of its outstanding equity interests.

(b)                                       The Company’s authorized and outstanding limited liability company equity interests, as of the date hereof, are as set forth in Section 4.4(b) of the Company Disclosure Letter.  All of the Company Units are have been duly authorized and validly issued, are fully paid, nonassessable and have not been issued in violation of any preemptive or similar rights.  All of the Company Units were issued in compliance in all material respects with applicable state and federal securities Laws. The Company Units constitute all of the issued and outstanding limited liability company equity interests of the Company.  Except as set forth in Section 4.4(b) of the Company Disclosure Letter, and in the case of clause (i) for the Company Units, there are no (i) outstanding options, profits units, warrants, convertible or exchangeable securities or other analogous rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company, or obligating the Company to issue or sell any Company Units or any other equity interest in the Company, (ii) preemptive or similar rights on the part of any holder of any class of securities of the Company, (iii) outstanding options, profits units, warrants, convertible or exchangeable securities or other analogous rights, agreements, arrangements, commitments or contractual obligations of any kind obligating the Company to repurchase, redeem or otherwise acquire any Company Units or other equity interests in the Company or to provide funds to, or make any investment in, any other Person, (iv) agreements, understandings or trusts in effect with respect to the voting, purchase, transfer, redemption or other acquisition of any of the Company Units of, or other equity interests in, the Company, or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the Company Units of, or other equity interests in, the Company that will not have been paid as of the Closing.  The consummation of the transactions contemplated herein will not trigger any obligation on the part of the Company to redeem or otherwise acquire any of its outstanding equity interests.

Section 4.5                                    Equity Interests.  Section 4.5 of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all of the Company’s Subsidiaries and the type, number and percentage of equity interests owned therein.  Except as set forth in Section 4.5 of the Company Disclosure Letter, the Company, directly or indirectly, owns all of the equity interests in each of the Company’s Subsidiaries.  Such equity interests have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  All of the equity interests of the Company’s Subsidiaries were issued in compliance in all material respects with applicable state and federal securities Laws.  Except as set forth in Section 4.5 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.  Except for the limited liability company interests in the Company held by the Blockers, no Blocker owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.  Except as set forth in Section 4.5 of the Company Disclosure Letter, there are no (i) outstanding options, profits units, warrants, convertible or exchangeable securities or other analogous rights, agreements, arrangements or commitments of any kind relating to the equity interests of any Subsidiary of the Company, or obligating any Subsidiary of the Company to issue or sell any equity interest in such Subsidiary of the Company, (ii) preemptive or similar rights on the part of any holder of any class of securities of any Subsidiary of the Company, (iii) outstanding options, profits units, warrants, convertible or exchangeable securities or other analogous rights, agreements, arrangements, commitments or contractual obligations of any kind obligating any Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests in such Subsidiary of the Company or to provide funds to, or make any investment in, any other Person, (iv) agreements, understandings or trusts in effect with respect to the voting, purchase, transfer, redemption or other acquisition of any equity interests in, any Subsidiary of the Company, or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any equity interests in, any Subsidiary of the Company that will not have been paid as of the Closing.  The consummation of the transactions contemplated herein will not trigger any obligation on the part of any Subsidiary of the Company to redeem or otherwise acquire any of its outstanding equity interests.

Section 4.6                                    Charter Documents.  The Company has provided or made available to the Buyer copies of the Company’s, each of the Blocker’s and each Company Subsidiary’s certificate of incorporation or formation, bylaws, limited liability company agreement, all other organizational documents, as in effect as of the date hereof.  Those copies are true and correct and contain all amendments through the date hereof.

Section 4.7                                    Financial Statements; No Undisclosed Liabilities.

(a)                                       The Company has delivered to the Buyer copies of (i) the audited consolidated balance sheet of the Company as of January 3, 2015, December 28, 2013 and December 29, 2012 and the related audited consolidated statements of operations and comprehensive income, members’ deficit and cash flows of the Company for each of the years then-ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2015 (the “Balance Sheet”) and the related consolidated statements of operations, comprehensive income, members’ deficit and cash flows of the Company for the nine (9) month period then-ended (collectively with the Balance Sheet, the “Interim Financial Statements”).  The Financial Statements and the Interim Financial Statements have been derived from the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto) and were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein, except as may otherwise be noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, the absence of notes and any other adjustments described therein.

(b)                                       There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements, the Financial Statements, or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, or (iii) that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(c)                                        Each Blocker is a holding company with no significant operations and no significant assets other than its ownership interest in the Company.  No Blocker has, or has ever had, any employees (but excluding officers), leased employees or contractors.

Section 4.8                                    Title to and Condition of Assets.  Except as set forth in Section 4.8 of the Company Disclosure Letter, the Company and the Company’s Subsidiaries

have good title to or, in the case of leased Assets, has valid leasehold interests in, all of the material Assets used by them in, and material to the conduct of, the Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth in Section 4.21 of the Company Disclosure Letter, no Assets, licenses or other rights that are used in the Business are held directly by any Blocker, Seller or any Affiliate of any Blocker or Seller (other than the Company or a Company Subsidiary).  The material Assets and leasehold improvements of the Company and its Subsidiaries are in good operating condition, reasonable wear and tear excepted.  No inventory is held for consignment.  No representation or warranty is made under this Section 4.8 with respect to Real Property, which is covered by Section 4.10 and Section 4.15.

Section 4.9                                    Absence of Certain Changes or Events.  Since the date of the Balance Sheet to the date of this Agreement, (a) the Blockers, the Company and the Company’s Subsidiaries have conducted their business only in the ordinary course of business, consistent with past practice in all material respects, (b) there has not occurred any Material Adverse Effect, and no event has occurred or circumstances exist that would reasonably be expected to result in such a Material Adverse Effect and (c) except as set forth in Section 4.9 of the Company Disclosure Letter, neither the Company, nor any of the Blockers or the Company’s Subsidiaries has taken any of the actions which, if taken after the date hereof, would have required the Buyer’s consent under Section 5.1(a).

Section 4.10                             Compliance with Law; Permits.

(a)                                       Each of the Blockers, the Company and the Company’s Subsidiaries is in compliance, and since November 1, 2012 has complied, in all material respects with (i) all Laws, writs or injunctions of any Governmental Authority having jurisdiction over the Blockers, the Company, any of the Company’s Subsidiaries, the Business or the Real Property and (ii) the formally-adopted policies of the Blockers, the Company or any of the Company’s Subsidiaries applicable to the collection, use, disclosure, maintenance and transmission of sensitive information.  None of the Blockers, the Company or any of the Company’s Subsidiaries has, within the last eighteen (18) months prior to the date hereof, received any written notice, or to the Knowledge of the Company, oral notice, from any Governmental Authority alleging that any such Person has violated in any material respect any Law applicable to the conduct of its business and operations, including the use and occupancy of the Real Property.

(b)                                       Each of the Blockers, the Company and the Company’s Subsidiaries holds and is in compliance, in all material respects, with all material permits, licenses, approvals, certificates, registrations, notices, certificates or other authorizations of any Governmental Authority (the “Permits”) required under applicable Law for each of the Blockers, the Company and the Company’s Subsidiaries to own, use, lease and operate and to carry on its business as currently conducted in and on the Real Property.  No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened, except as would not adversely affect in any material respect the operations of the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, all such Permits will be available for use immediately after the Closing.

(c)                                        No representation or warranty is made under this Section 4.10 with respect to ERISA or Benefit Plans, Labor and Employment Matters, Taxes or Environmental Matters, which are covered exclusively by Section 4.12, Section 4.13, Section 4.17 and Section 4.18, respectively.

Section 4.11                             Litigation.  Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, (a) there are no Actions involving claimed damages in excess of $500,000 by or against the Blockers, the Company or any of the Company’s Subsidiaries pending, or to the Knowledge of the Company, threatened, and (b) to the Knowledge of the Company, there are no (i) material investigations by any Governmental Authority or (ii) investigations by any Governmental Authority that are reasonably expected to result in a material change in the existing practices of the Company or any of its Subsidiaries, in each case, that is pending or threatened in writing against the Business, the Blockers, the Company, any of the Company’s Subsidiaries or the Securities.  Except as set forth in Section 4.11 of the Company Disclosure Letter, there are no outstanding judgments, orders, writs, injunctions, penalties, judgments, awards or decrees of any Governmental Authority pending against the Blockers, the Company, any of the Company’s Subsidiaries, the Business or the Securities or that would reasonably be expected to prevent or materially hinder or delay the ability of the Blockers, the Company or the Sellers to consummate the transactions contemplated hereby or that would reasonably be expected to result in a transfer, sale or other divestiture of any material Assets.

Section 4.12                             Employee Benefit Plans.

(a)                                       Plans and Material Documents.  Section 4.12(a) of the Company Disclosure Letter is a complete and accurate list of the material Benefit Plans as of the date hereof.  For purposes of this Agreement, the term “Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA, whether written or unwritten, or whether funded or unfunded), and any other benefit agreement, program, plan or arrangement, including, without limitation any bonus plan, deferred compensation plan, incentive compensation or retention plan, equity purchase plan, equity incentive or option plan, equity award plan, phantom unit plan, golden parachute agreement or arrangement, severance pay plan, cafeteria plan, employee assistance program, vacation policy or plan, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, severance agreement or plan, and other plan, program, agreement, arrangement or understanding that is sponsored, maintained, administered or contributed to by the Company or with respect to which the Company may have any liability, contingent or otherwise, or have been approved before this date but are not yet effective.  Section 4.12(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete description of each such Benefit Plan that is not in writing and, with respect to each Benefit Plan that is in writing, the Sellers have furnished the Buyer with a true and, in all material respects, complete copy of each such Benefit Plan (and all amendments thereto) and a complete and accurate copy of, where applicable, without limitation, (i) each trust or other funding arrangement, (ii) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared since the last summary plan description, (iii) the most recently filed annual IRS Form 5500 reports, (iv) the most recent financial statement, (v) the most recent IRS determination or opinion letter and all rulings or determinations requested from the IRS after the date of that determination or opinion letter, (vi) the most recent statement filed with the DOL pursuant to 29 U.S.C. § 2520.104-23 with respect to each Benefit Plan and (vii) all other correspondence from the IRS or the Department of Labor received that relate to one or more of the Benefit Plans with respect to any matter, audit or inquiry that is still pending.  The Company is not required to file any Form 990 or 1041 reports with respect to any of the Benefit Plans.

(b)                                       Absence of Certain Types of Plans.  The Company has no liability, direct, contingent or otherwise with respect to: (i) a multiemployer plan, as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA, ERISA; (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA; (iii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA; or (iv) a union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.  Each of the Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.  Except as set forth in Section 4.12(b) of the Company Disclosure Letter, no Benefit Plan provides for the grant of options, restricted equity, equity appreciation rights, phantom equity or other equity-based awards or contingent compensation.  Each Benefit Plan subject to Section 409A of the Code and Final Department of Treasury Regulations issued thereunder (collectively, “Section 409A”) has been operated in a manner that complies with Section 409A, such that no participant under such Benefit Plans shall be subject to the additional tax or premium interest that may be imposed under Section 409A of the Code.

(c)                                        Compliance with Applicable Law.  Each Benefit Plan is, and since November 1, 2012 has been, maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code.  The terms of each Benefit Plan comply in all material respects with applicable Law.  The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and the Company and, to the Knowledge of the Company, no other party is in default or violation of, any Benefit Plan.  There is no litigation, action, proceeding, investigation, or claim asserted, or, to the Knowledge of the Company or the Sellers, threatened or contemplated, with respect to any Benefit Plan (other than routine claims for benefits) nor has any issue resolved adversely to the Company that may subject the Company to the payment of a material penalty, interest, Tax or other amount.

(d)                                       Qualification of Certain Plans.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is identified in Section 4.12(d) of the Company Disclosure Letter.  Each such Benefit Plan either (i) has been determined by the IRS to be qualified under Section 401(a) of the Code or (ii) has an applicable remedial amendment period that will not have ended before the Closing.  No facts or events have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or the exempt status of any such trust funding such plan.

(e)                                        Absence of Certain Liabilities and Events.  Neither the Company nor any of the Company’s Subsidiaries or their respective partners, officers, employees or agents, or any “party in interest” or “disqualified person,” as such terms are defined in Section 3 of ERISA, and Section 4975 of the Code has, with respect to any Benefit Plan, engaged in or been a party to any nonexempt “prohibited transaction,” as such term is defined, respectively, in Section 4975(e)(2) of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company, any of its Subsidiaries, any officer of the Company or any of such Benefit Plans would reasonably be expected to be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code.  The Company has not engaged in, and to the Knowledge of the Company and the Sellers, no Subsidiary of the Company or other Person has engaged in, any transaction or acted or failed to act in any manner that would subject the Company to any liability for a breach of fiduciary duty under Section 409 of ERISA, a civil penalty assessed pursuant to Section 502 of ERISA, a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code or a penalty assessed pursuant to Section 6652 of the Code, and no fact or event exists which would reasonably be expected to give rise to any such liability.  Except as set forth in Section 4.12(e) of the Company Disclosure Letter, the Company does not have any liability, direct, contingent or otherwise, for any (i) severance pay relating to any termination of employment or consulting arrangement occurring on or prior to the Closing Date, (ii) for non-qualified deferred compensation or incentive or contingent compensation relating to any Benefit Plan as in effect, or commitment made, prior to the date hereof (to the extent related to periods prior to the date hereof), or (iii) the payment of accrued bonuses to the extent related to periods ending prior to the date hereof and not accrued or reflected in the Financial Statements.

(f)                                         Plan Contributions and Funding.  All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates.  All such contributions for years prior to tax year 2014 have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which would reasonably be expected to give rise to any such challenge or disallowance.  All premiums required to be paid for each insurance policy funding all or any portion of the benefits under any Benefit Plan have been paid in full.

(g)                                        Plan Reporting and Disclosures.  All material reports and disclosures relating to the Benefit Plans required to be filed with or furnished to a Governmental Authority or plan participants or beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner.

(h)                                       Retiree Medical Benefits.  No Benefit Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured) for employees, former employees, partners or any other Person for periods extending beyond their retirements or other terminations of service or relationship with the Company, other than coverage mandated by Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and other similar applicable Law, and neither the Company nor any Subsidiary of the Company has made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employee or partner of the Company or other Person (except as required by COBRA and other similar applicable Law).

(i)                                           No Implied Rights.  Nothing contained herein, express or implied, is intended to or shall confer upon any employee or former employee or partner of the Company or any of its Subsidiaries any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including any rights of continued employment for any period.

(j)                                    No Severance, Accelerated Vesting or Parachute Payments.  There is no contract, agreement, plan, or arrangement covering any Person that, individually or in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise (either alone or in conjunction with any other event, such as termination of employment) would reasonably be expected to give rise to the payment of any amount that would be either subject to an excise Tax under Section 4999 of the Code or not be deductible by reason of Section 280G of the Code.  The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (A) entitle any current or former employee, consultant, independent contractor or director of the Company or any Company Subsidiary to severance pay or any other payment, or the forgiveness of indebtedness, (B) accelerate the time of payment, funding or vesting of benefits under a Benefit Plan or other employment arrangement, (C) increase the amount of compensation due any current or former employee, consultant, independent contractor, director or partner of the Company or any of its Subsidiaries, or (D) result in any violation or breach of or default under, or limit the ability of the Company or any of its Subsidiaries to amend, modify or terminate, any Benefit Plan.

(k)                                       Plans Can be Terminated.  Except as provided in Section 4.12(k) of the Company Disclosure Letter, each Benefit Plan can be terminated as of the date of the Closing with no liability to the Company, any of its Subsidiaries or the Buyer, other than the routine expenses of terminating such Benefit Plan.  Each asset held under any Benefit Plan may be liquidated or terminated without the imposition of any material redemption fee or surrender charge.

Section 4.13                             Labor and Employment Matters.

(a)                                       The Company has provided or made available to the Buyer a complete list of the names of all employees engaged in the Business (determined as of the date set forth on the list) (the “Business Employees”), which list indicates for each Business Employee (i) the current compensation levels (including annualized salary or base hourly wage rate and bonus opportunity for the 2015 calendar year and any and all commission, payment in kind or other compensation arrangements between the Company and such Business Employee), (ii) work location, and (iii) title or job description.

(b)                                       Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract or other labor union contract that pertains to Persons employed by the Company or any of its Subsidiaries.  Except as set forth in Section 4.13(b) of the Company Disclosure Letter, to the Knowledge of the Company, there are no, and in the past two (2) years there have been no, organizing activities or collective bargaining arrangements that would reasonably be expected to affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries.

(c)                                  There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, and neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, work stoppage or material controversy within the past three (3) years.

(d)                                       Except as provided in Section 4.13(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment practices and the employment of labor or use of contract workers, including, without limitation, those related to immigration, wages and hours other than any such Laws addressing the Company’s classification of Persons who perform delivery services for the Company and its Subsidiaries as independent contractors.  To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws addressing the Company’s classification of Persons who perform delivery services for the Company and its Subsidiaries as independent contractors.

(e)                                        Except as provided in Section 4.13(e) of the Company Disclosure Letter, since November 1, 2012, for purposes of the Fair Labor Standards Act of 1938, as amended (the “FLSA”) and all other applicable Laws, (i) all individuals characterized and treated by the Company or any Company Subsidiary as consultants or independent contractors (other than Persons who perform delivery services for the Company and its Subsidiaries) are properly treated as independent contractors; (ii) to the Knowledge of the Company, all individuals characterized and treated by the Company or any Company Subsidiary as independent contractors who perform delivery services for the Company and its Subsidiaries are properly treated as independent contractors; (iii) all current or former employees of the Company or any Company Subsidiary who is compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including Section 7(i) of the FLSA; and (iv) all current and former employees of the Company or any Company Subsidiary classified as exempt under the FLSA and applicable Laws are or have been properly classified.

(f)                                         There is no material claim, charge or Action against the Company or any of its Subsidiaries with respect to immigration, occupational safety or health standards, payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority or otherwise with respect to any persons currently or formerly hired or employed by the Company or any of its Subsidiaries, or with respect to any current or former applicant, consultant, leased employee, volunteer, intern, or contractor of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any basis for any such claim.

(g)                                  Except as provided in Section 4.13(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries knowingly utilizes or continues to utilize contractors who fail to comply with Form I-9, Employment Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration Laws.

(h)                                 Since November 1, 2012, neither the Company nor any of its Subsidiaries has received any written notices from the Social Security Administration or the U.S.

Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(j)                                    Except as set forth in Section 4.13(j) of the Company Disclosure Letter, as of the date hereof, there is no written demand asserted or charge or Action pending against the Company or any of its Subsidiaries for discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, national origin, disability, religion or other legally protected category, which is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority in any jurisdiction in which any Person has performed work for the Company, including, without limitation, the U.S. Equal Employment Opportunity Commission.

(k)                                       All active wage garnishments that the Company and its Subsidiaries are required to make are properly set up, and the Company and each of its Subsidiaries have withheld and remitted all of such garnishments as specified by the applicable Governmental Authority.

(l)                                           Except as set forth in Section 4.13(l) of the Company Disclosure Letter, there are no employment agreements, severance agreements or change of control agreements with any of the Company’s employees, except for agreements (i) terminable at will by the Company or any Company Subsidiary without the payment of any compensation or severance to the employee, or (ii) for which the Company or any of its Subsidiaries will not have any ongoing monetary obligations following the Closing.  Any amounts due to Harry Acker and Andrea Jane Acker under their respective consulting agreements have been paid.

Section 4.14                             Insurance.

(a)                                       Section 4.14 of the Company Disclosure Letter sets forth, as of the date hereof, each insurance policy maintained by the Company, any of its Subsidiaries or any Blocker (indicating in each case which entity holds such policy) covering the Company, any of its Subsidiaries or any Blocker, the Business or any of the Assets (the “Insurance Policies”).  Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy.  The Company has provided or made available to the Buyer true and correct copies of all of the Insurance Policies in effect as of the date hereof.

(b)                                       The Insurance Policies are valid and enforceable and provide insurance coverage of the kinds, in the amounts and against the risks required to comply with applicable Law and any contractual obligations of the Company and its Subsidiaries.  None of the Company or any Company Subsidiary has agreed, prior to the date hereof, to any modification or cancellation any of the Insurance Policies to be effective after the date hereof, nor has the Company or any Company Subsidiary received written notice of any actual or threatened adverse modification or cancellation of any Insurance Policy.  To the Knowledge of the

Company, each insurer under the Insurance Policies is solvent. All premiums due and payable on or prior to the date hereof for the Insurance Policies have been duly paid.

Section 4.15                             Real Property.

(a)                                       Section 4.15(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property.  The Company or its Subsidiaries have good and marketable title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such Owned Real Property as such property is used as of the date hereof. Other than the Company and its Subsidiaries, no Person owns any direct interest in any Owned Real Property.  With respect the Owned Real Property:

(i)                                     except as set forth on Section 4.15(a)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise voluntarily granted to any Person the right to possess, use or occupy the Owned Real Property or any portion thereof;

(ii)                                  there are no outstanding options or rights of first refusal or other agreements granting to any person or entity any right to purchase or lease the Owned Real Property (other than the right of the Buyer pursuant to this Agreement), or any portion thereof or interest therein;

(iii)                               as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation proceedings in the nature of eminent domain in connection with any parcel of the Owned Real Property;

(iv)                              as of the date hereof, to the Knowledge of the Company, there are no agreements, orders, licenses, permits, conditions or other directives issued by a Governmental Authority which would reasonably be expected to require a material change after the date hereof in the manner in which the Company or any of its Subsidiaries uses, operates and occupies any of the Owned Real Property as of the date hereof; and

(v)                                 to the Knowledge of the Company, the use and occupancy of the Owned Real Property and the operation of the Company’s and its Subsidiaries’ Business do not violate any applicable easement, covenant, restriction or similar provision in any instrument of record or unrecorded agreement, if any, affecting the Owned Real Property.

(b)                                       Section 4.15(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all of the Leased Real Property, including the identity of the lessor, lessee and current occupant (if different from lessee), the current annual rent, the current percentage rent requirement, if any, the current lease expiration date and the final lease expiration date (assuming exercise of all available options pursuant to the applicable Lease) of each such parcel of Leased Real Property.  Except as otherwise set forth in Section 4.15(b) of the Company Disclosure Letter, the Company or its Subsidiaries have a valid leasehold or subleasehold estate in all Leased Real Property, pursuant to a valid and binding lease or sublease agreement or month-to-month tenancy (each, a “Lease,” collectively, the “Leases”) free and clear of all Encumbrances created or suffered by the Company or the Company’s Subsidiaries, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Section 4.15(b) of the Company Disclosure Letter:

(i)                                     each Lease is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law));

(ii)                                  the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and are the result of bona fide arm’s length negotiations between the parties thereto;

(iii)                               except as set forth in Section 4.15(b)(iii) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not (A) require the consent of any other party to such Leases or (B) give rise to any recapture or termination rights as a result of a request for the applicable landlord’s consent to the transactions contemplated hereby;

(iv)                              the Company’s possession and quiet enjoyment of the Leased Real Property, and the use, occupancy and business operations of the Company Facilities, and of each retail store location comprising the Company Facilities, has not been disturbed in any material respect;

(v)                                 as of the date hereof, except as set forth in Section 4.15(b)(v) of the Company Disclosure Letter, there are no material disputes pending with respect to the Leases, no party to any Lease is in breach or default in any material respect under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would reasonably be expected to constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(vi)                              except as set forth in Section 4.15(b)(vi) of the Company Disclosure Letter, no material breach, default or violation by the Company or a Subsidiary of the Company of any Lease will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby which would reasonably be expected to give rise to the right to terminate such Lease by the counterparty thereto;

(vii)                           except as set forth in Section 4.15(b)(vii) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor the Company’s Subsidiaries has granted any option to purchase, right of first refusal, right of first offer, or other agreement granting any Person other than the Company or any Subsidiary of the Company any right to acquire, sublease or use the Leased Real Property;

(viii)                        except as set forth in Section 4.15(b)(viii) of the Company Disclosure Letter, no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which will not have been re-deposited in full prior the Closing;

(ix)                              neither the Company nor any Subsidiary of the Company owe any brokerage commissions or finder’s fee with respect to any Lease;

(x)                                 there are no unsatisfied capital expenditure requirements or construction or remodeling obligations of the Company or any of its Subsidiaries, other than ordinary maintenance and repair obligations, under any of the Leases;

(xi)                              except as set forth in Section 4.15(b)(xi) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has assigned, transferred, sublet, or granted any Person the right to use or occupy the Leased Real Property or granted any other security interest in any Lease or any interest therein;

(xii)                           none of the Leases are capital leases; and

(xiii)                        the Company, any of its Subsidiaries’ or, the Knowledge of the Company, any of their sublessees use and occupancy of the Leased Real Property and the operation of the Company’s and its Subsidiaries’ Business do not violate in any material respect any applicable easement, covenant, restriction or similar provision in any instrument of record, if any, affecting the Leased Real Property.

(c)                                        The Owned Real Property and the Leased Real Property comprise all of the Real Property used in the business of the Company and its Subsidiaries.

(d)                                       To the Knowledge of the Company, there are no defects in the buildings, improvements and structures or fixtures located on or at the Real Property which would materially impair the conduct of the business by the Buyer immediately following the Closing. The mechanical, electrical, plumbing, HVAC and other systems servicing the Real Property are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which would reasonably be expected to have a material adverse effect on the business, taken as a whole, by the Buyer immediately following the Closing.

(e)                                        As of the date hereof, the Company has provided or made available to the Buyer or its Representatives true and complete copies of (i) all Leases (including all amendments thereto) with aggregate store sales volumes in excess of $1,500,000 per annum, and (ii) all Leases (including all amendments thereto) that, to the Knowledge of the Company, trigger a right of the landlord thereto to consent to the transactions contemplated herein, in each case, as in effect as of the date hereof.

Section 4.16                             Intellectual Property.

(a)                                       Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement, all patents and patent applications, registered trademarks and applications to register any trademarks, registered copyrights and applications for registration of copyrights, and internet websites, in each case, owned by the Company or any of its Subsidiaries.  The Intellectual Property set forth in Section 4.16(a) of the Company Disclosure Letter is subsisting, valid, and, to the Knowledge of the Company, enforceable; provided, that this representation is not intended to, and does not, constitute a representation or warranty regarding infringement or misappropriation of any other Person’s Intellectual Property rights, which is addressed exclusively in Section 4.16(d).  The Company exclusively owns and possesses, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest in and to the Intellectual Property set forth in Section 4.16(a) of the Company Disclosure Letter, except where any of the foregoing would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                                       Each of the Blockers, the Company and the Company’s Subsidiaries holds, and since November 1, 2012 has held, in sufficient number, in all material respects, and is, and since November 1, 2012 has been, in compliance in all material respects with all software user licenses required or necessary to operate the Business as it is now being conducted.

(c)                                        Each of the Company and its Subsidiaries has taken reasonable steps to protect its rights in its Intellectual Property and has maintained the confidentiality of all information not being generally known that constitutes a trade secret of the Company or any of its Subsidiaries, except where any failure would not have, individually or in the aggregate, a Material Adverse Effect.

(d)                                       Since November 1, 2012 through the date hereof, the Company has not received any material written claims or threats that the Company or any of its Subsidiaries infringes the Intellectual Property of any third party.  As of the date hereof and to the Knowledge of the Company, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, does not infringe upon or misappropriate any Intellectual Property of any third party.  Except as set forth in Section 4.16(d) of the Company Disclosure Letter, to the Knowledge of the Company, no third party has infringed or is infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

(e)                                        Except as set forth in Section 4.16(e) of the Company Disclosure Letter, all of the internet websites owned or operated by the Company, any of the Company’s Subsidiaries or any Blocker, are in compliance with all applicable Laws in all material respects, including the Americans with Disabilities Act of 1990, as amended.

(f)                                         Since November 1, 2012, the data processing operations and the information technology systems of the Company, the Company’s Subsidiaries and the Blockers have been compliant in all material respects with all applicable requirements and protocols promulgated under the Payment Card Industry Data Security Standard to the extent required to be complied with as of the date hereof.  Since November 1, 2012, the Company, the Company’s Subsidiaries and the Blockers and their respective operations have not experienced a cybersecurity breach that has not been remedied in all material respects and, to the Company’s Knowledge, have not been the subject of, or threatened by, a cybersecurity attack or attempted breach that has not been prevented or remedied in all material respects.

Section 4.17                             Taxes.  Except as set forth in Section 4.17 of the Company Disclosure Letter:

(a)                                       All income Tax Returns and other material Tax Returns required to have been filed by or with respect to the Blockers, the Company and each of the Company’s Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly, completely and accurately prepared in all material respects.  All Taxes shown to be payable on such Tax Returns have been paid and all other material Taxes required to be paid by the Blockers, the Company or the Company’s Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established on the Interim Financial Statements.  No material deficiency, claim, adjustment or assessment has been asserted or proposed by a Governmental Authority in writing, or, to the Knowledge of the Company, threatened, with respect to any Taxes or Tax Returns of or with respect to the Blockers, the Company or any of the Company’s Subsidiaries that has not been satisfied in full by payment or settled or withdrawn with no amount due.  No Tax audits or administrative or judicial proceedings are being conducted, pending, or, to the Knowledge of the Company, threatened with respect to any of the Blockers, the Company or any of the Company’s Subsidiaries.  No claim has ever been made by a Governmental Authority in any jurisdiction where any of the Blockers, the Company or any of the Company’s Subsidiaries’ does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.  None of the Blockers, the Company or any of the Company’s Subsidiaries currently has or has ever had, a permanent establishment (as defined by applicable Tax treaty) or other taxable presence in any foreign country.  There are no Tax liens on the assets of the Blockers, the Company or any of its Subsidiaries (other than Permitted Encumbrances).

(b)                                       All material Tax withholding and remitting requirements imposed on or with respect to any of the Blockers, the Company or any of the Company’s Subsidiaries have been satisfied.

(c)                                        None of the Blockers, the Company or any of the Company’s Subsidiaries has any material liability for Taxes (whether due or to become due), except for Tax liabilities (i) included in the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Balance Sheet, or (ii) that have arisen after the date of the Balance Sheet in the ordinary course of business and in a manner and at a level consistent with prior periods.

(d)                                       There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Blockers, the Company or any of the Company’s Subsidiaries.

(e)                                        The Company has provided or made available to the Buyer true and complete, in all material respects, copies of all income Tax Returns filed by any of the Blockers, the Company or any of the Company’s Subsidiaries during the past three (3) years.

(f)                                         The Company is, and at all times since its formation or organization, has been classified as a partnership for U.S. federal income Tax purposes (and state, local and foreign income Tax purposes where applicable), including under Treasury Regulations Sections 301.7701-2 and 301.7701-3 (a “Partnership”), and no election has been filed, or other action taken, that would result in the Company being classified at the Closing as an entity that is not a Partnership (and state, local, and foreign income Tax purposes where applicable).

(g)                                        Each of the Company’s Subsidiaries is, and at all times since its formation or organization and prior to and at the Closing has been and will be, disregarded as an entity separate from the Company for U.S. federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and 301.7701-3 (and state, local, and foreign income Tax purposes where applicable) (a “Disregarded Entity”), and no election has been filed, or other action taken, that would result in any of the Company’s Subsidiaries being classified at the Closing as an entity that is not a Disregarded Entity (and state, local, and foreign income Tax purposes where applicable).

(h)                                       Each of the Blockers has had, at all times since its formation or organization, in effect a valid election to be classified as a corporation for U.S. federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and 301.7701-3, and no election has been filed, or other action taken, that would result in any of the Blockers being classified at the Closing as an entity that is not a corporation for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable).

(i)                                           The Company and each of the Company’s Subsidiaries that is classified as a Partnership has made an election under Section 754 of the Code.

(j)                                          None of the Blockers, the Company or any of the Company’s Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:  (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, except with respect to sales from inventory in the ordinary course of business; (v) a prepaid amount received on or prior to the Closing Date; or (vi) an election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(k)                                       None of the Blockers, the Company or any of the Company’s Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement that will remain in effect after the Closing Date.  Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax

Law), or as a transferee or successor, or by contract or otherwise.  None of the Blockers, the Company or any of the Company’s Subsidiaries has ever been a member of a Combined Group.

(l)                                           None of the Blockers, the Company or any of the Company’s Subsidiaries has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor regulations).

(m)                                   The representations and warranties contained in Section 4.12 and this Section 4.17 are the only representations and warranties being made with respect to Taxes.

Section 4.18                             Environmental Matters.  Except as specifically set forth in Section 4.18 of the Company Disclosure Letter:

(a)                                       The Company, each of the Subsidiaries of the Company and the operation of the Business are in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any Governmental Authority.  Neither the Company nor any of its Subsidiaries has received since November 1, 2012 any written, or to the Knowledge of the Company oral, notice from a Governmental Authority regarding any actual or alleged material violation by the Company or any of its Subsidiaries of, or material investigatory, corrective or remedial obligation under, any Environmental Laws applicable to the Company, any of its Subsidiaries or the operation of the Business.

(b)                                       As of the date hereof, there are not any existing, pending, or, to the Knowledge of the Company, threatened Actions by any Governmental Authority directed against the Company or any of its Subsidiaries that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) personal injury or property damage claims relating to a Release of Hazardous Materials by the Company, or (iii) response, removal or remedial costs under the CERCLA or any similar state Law necessitated by any acts of the Company or any Subsidiary of the Company.

(c)                                        The Company and each of its Subsidiaries have obtained and are in compliance in all material respects with all material Permits required under any Environmental Laws for the operations of the Business, and all such Permits are in full force and effect.

(d)                                       Except in compliance in all material respects with Environmental Laws, to the Knowledge of the Company, there has been no Release of any Hazardous Materials at any real property, improvements or related assets that form a part of the Assets currently owned, leased or operated by the Company or any of its Subsidiaries.

(e)                                        Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any prior owner or operator of the Assets, has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Company or any of its Subsidiaries in the operation of the Business, except in accordance in all material respects with all applicable Environmental Laws.

(f)                                         All Hazardous Materials used in the ordinary course of the Business by the Company or any of its Subsidiaries, including any sealants, fabric protectors or other similar materials have been stored, used and disposed of by the Company or any of its Subsidiaries in compliance in all material respects with Environmental Laws.

(g)                                        The representations and warranties contained in this Section 4.18 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Blockers, the Company or the Company’s Subsidiaries.

(h)                                       For purposes of this Agreement:

(i)                                     “Environmental Laws” means all Laws of any Governmental Authority relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any Permit, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Authority.  The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder:  the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

(ii)                                  “Hazardous Materials” means any (A) toxic or hazardous materials or substances; (B) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (C) radioactive materials; (D) petroleum or petroleum products (including crude oil); and (E) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

Section 4.19                             Designated Contracts.

(a)                                       Section 4.19 of the Company Disclosure Letter lists, as of the date hereof, each of the following Contracts (such Contracts as described in this Section 4.19(a) being “Designated Contracts”):

(i)                                     any Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $250,000 per annum or that provides for the payment of severance upon a “change of control” of any of the Blockers, the Company or any of its Subsidiaries or the termination of such employee’s employment or which is in the nature of a stay bonus or retention bonus;

(ii)                                  any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any portion of the Assets of any of the Blockers, the Company or any of its Subsidiaries;

(iii)                               any Contract providing for the guarantee by the Company or any of its Subsidiaries of the obligations of any Person (other than the Company or any Subsidiary of the Company) or the guarantee by any Person for any of the Company’s or any of the Company’s Subsidiaries’ obligations;

(iv)                              each Contract (other than Leases), whether in the ordinary course of business or not, involving a present or future obligation to purchase or deliver property, goods or services of an amount or value in excess of $500,000 per annum;

(v)                                 all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contracts with a value in excess of $500,000 per annum;

(vi)                              agreements or commitments to make capital expenditures with respect to the Business (other than Leases) in excess of $1,000,000 in the aggregate, other than pursuant to agreements or commitments in existence as of the date hereof or those reflected in the 2015 capital budget of the Company (a true and, in all material respects, complete copy of which has been provided or made available to the Buyer) or the 2016 capital budget of the Company (such aggregate amount not to exceed 10% of the 2015 capital budget of the Company);

(vii)                           agreements to sell, lease or otherwise dispose of any Assets or properties of the Company or any of its Subsidiaries other than in the ordinary course of business or in connection with the disposal of obsolete or worn-out equipment or inventory;

(viii)                        all Contracts with any Blocker, any Seller or any Affiliate of a Blocker or Seller (other than the Company or a Company Subsidiary) relating to the Business or any of the Assets;

(ix)                              any Contract with any of the top ten (10) suppliers of the Company and its Subsidiaries (determined by the amount of total net sales derived from the sale of such supplier’s products for the year ending December 31, 2014) (the “Material Suppliers”);

(x)                                 any Contract under which the Company or any of its Subsidiaries has an unsatisfied payment obligation to the counterparty thereto in excess of $1,000,000, except for purchase orders entered into in the ordinary course of business consistent with past practices;

(xi)                              any Contract which prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the United States;

(xii)                           all Contracts creating or governing any joint venture or partnership;

(xiii)                        all franchise agreements and all amendments thereto;

(xiv)                       all Contracts providing material licenses underlying the Company’s or any of its Subsidiary’s point of sale systems; and

(xv)                          any other agreement not described in clauses (i) to (xiv) above whose termination would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b)                                       The Company has provided or made available the Buyer true and, in all material respects, complete copies of each of the Designated Contracts including all amendments and addenda thereto, in each case in effect as of the date hereof; provided, that with respect to certain of the Designated Contracts, the Company has deemed that the nature of the information provided therein is sensitive and may not be provided directly to the Buyer, in which case the Company has provided or made available the Buyer’s Representatives with access to, and the opportunity to inspect, true and, in all material respects, complete copies of all such documents, in each case in effect as of the date hereof.  Each Designated Contract is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law)).  Except as set forth in Section 4.19(b) of the Company Disclosure Letter, none of the Company or a Subsidiary of the Company is, in any material respect, in breach of or default under, any Designated Contract to which it is a party, and no material breach, default or violation by the Company or a Subsidiary of the Company will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby which affects or will affect the enforceability of such Designated Contract or any party’s rights thereunder.  To the Knowledge of the Company, none of the counterparties to any Designated Contract is in breach or default thereunder in any material respect.  There are no renegotiations of any material amounts paid or payable to or by the Company or any of the Company’s Subsidiaries under any Designated Contract, and no Person has made written demand for such renegotiation.

Section 4.20                             Brokers.  Except for Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Blocker, the Company or any of the Company’s Subsidiaries.

Section 4.21                             Transactions with Affiliates.  Except for the transactions and arrangements set forth in Section 4.21 of the Company Disclosure Letter, no Blocker, Seller, or officer, director, manager, holder of equity interests or Affiliate of the Company, any Blocker, any Seller or any Subsidiary of the Company (a) has directly borrowed money from or loaned money to any of the Company, the Company’s Subsidiaries or any Blocker that is currently outstanding (other than advances of expenses and other arrangements in the ordinary course of business in their capacity as an employee of the Company or its Subsidiaries), or (b) has any direct ownership interest in any property used by the Company or the Company’s Subsidiaries in the conduct of its business.  Except for the transactions and arrangements set forth in Section

4.21 of the Company Disclosure Letter, there are no contractual or supply or service relationships (whether or not reduced to writing) relating to the Business between (y) the Company, any of the Company’s Subsidiaries or any Blocker and (z) any Seller or any Affiliate of a Seller (other than the Company, any of the Company’s Subsidiaries, any Blocker or any Affiliate of the Blocker Unit Sellers that is a portfolio company of Calera Capital).

Section 4.22                             Suppliers.  No Material Supplier has terminated or substantially curtailed, threatened in writing to terminate or provided the Company or any of its Subsidiaries with written notice of its intent to terminate or substantially curtail all or any material portion of its relationship with the Company or such Subsidiary during the preceding twelve (12) month period.

Section 4.23                             Bank Accounts.  Section 4.23 of the Company Disclosure Letter sets forth, as of the date hereof, the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of the Company’s Subsidiaries maintains any deposit or checking account and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 4.24                             Powers of Attorney.  Except as set forth in Section 4.24 of the Company Disclosure Letter, there are no Persons holding general or special powers of attorney from the Company or any of its Subsidiaries.

Section 4.25                             Document Retention Policy.  Neither the Company nor any of its Subsidiaries has adopted a written document retention policy.

Section 4.26                             Data Breaches.  Neither the Company nor any of its Subsidiaries has been required to issue, and has issued, any notifications under any Law relating to the actual or suspected unauthorized access or acquisition of personally identifiable information under the control or in the possession of the Company or its Subsidiaries, and the Company has no Knowledge of any such actual or suspected unauthorized access or acquisition of such information.  Neither the Company nor any of its Subsidiaries has undergone any audit or regulatory inquiry from any Governmental Authority with respect to the privacy or data security of personally identifiable information under the control or in the possession of the Company or its Subsidiaries and, to the Knowledge of the Company, is subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding the same.

Section 4.27                             Exclusivity of Representations and Warranties.  None of the Blockers, the Company or any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Blockers, the Company or the Company’s Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, Assets or liabilities of the Blockers, the Company and the Company’s Subsidiaries), except as expressly set forth in this Article IV (as modified by the Company Disclosure Letter), and all such other representations or warranties are hereby disclaimed.

ARTICLE V
COVENANTS

Section 5.1                                    Conduct of Business Prior to the Closing.  Except as otherwise contemplated by this Agreement, as required by Law or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement to the earlier of the Closing and the date on which this Agreement terminates, unless the Buyer shall otherwise provide its prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Blockers and the Company shall, and the Company shall cause each of its Subsidiaries to, (i) conduct the Business only in the ordinary course in all material respects; (ii) use its respective commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and key employees, as a group, maintain relationships with suppliers, distributors and others having material business relationships with it, and maintain its material Assets, including the Real Property, in good operating condition and repair in accordance with past practices (normal wear and tear excepted); (iii) as may be permitted under applicable Law, confer on a regular basis, at the Buyer’s reasonable request, with Representatives of the Buyer to report operational matters and the general status of ongoing operations; and (iv) notify the Buyer of any emergency or other material adverse change in its Business or in the operation of its properties.

(a)                                       Except as otherwise contemplated by this Agreement, as required by Law or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement to the earlier of the Closing or the date on which this Agreement terminates, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Blockers or the Company will, and the Company will cause its Subsidiaries not to:

(i)                                     amend its certificate of incorporation, certificate of formation, bylaws or operating agreement or equivalent organizational and governance documents;

(ii)                                  issue, transfer or sell any shares of capital stock, limited liability company interests, or other equity interests, as applicable, of the Blockers, the Company or any of the Company’s Subsidiaries, or any options, profits units, warrants, convertible or exchangeable securities or other rights, agreements, arrangements, commitments or contractual obligations of any kind to acquire any such shares or equity interests (other than the issuance of Common Units upon conversion of the Preferred Units) or make any non-cash distributions; provided, that prior to the Closing, a Company Unit Seller may transfer or sell Company Units held by such Company Unit Seller to any other Company Unit Seller or any Affiliate of such Company Unit Seller so long as such transferee (A) is or becomes a party to and bound by this Agreement on or prior to the Closing Date pursuant to a joinder agreement in a form reasonably satisfactory to the Buyer, and (B) assumes all rights, obligations and liabilities under this Agreement with respect to the Company Units so transferred; provided, further, that any representation and warranty contained in this Agreement and any disclosures set forth in the Company Disclosure Letter or in any exhibit or annex hereto relating to such transferred Company Units shall be deemed amended to give effect to such transfer (including, for the avoidance of doubt, Section 3.4 of the Company Disclosure Letter);

(iii)                               reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or equity interests, as applicable;

(iv)                              acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material Assets other than in the ordinary course of business;

(v)                                 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;

(vi)                              make any capital expenditure in excess of $1,000,000 in the aggregate, other than pursuant to obligations, commitments or agreements in existence as of the date hereof or those reflected in the 2015 capital budget of the Company (a true and, in all material respects, complete copy of which has been provided or made available to the Buyer) or the 2016 capital budget of the Company (such aggregate amount not to exceed 10% of the 2015 capital budget of the Company);

(vii)                           other than to the extent any such amounts are included in Company Transaction Expenses, grant or announce any modification, increase or expansion of the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than (A) pursuant to any plans, programs or agreements existing on the date hereof or (B) other ordinary increases not inconsistent with the past practices of the Company or such Subsidiary for any employee not party to an employment agreement (including any ordinary course year-end increases in connection with the Company’s budgeting process);

(viii)                        terminate any material Benefit Plan (other than as contemplated by this Agreement) except as required by applicable Law;

(ix)                              not change any election relating to Taxes, settle any material claim or controversy relating to Taxes, surrender any right or claim to a material refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes or Tax Return, amend any Tax Return, enter into any closing agreement with respect to material Taxes except, in each case, as required by applicable Tax Law or on a basis consistent with past practice;

(x)                                 sell, assign, transfer, lease, license or otherwise dispose of any Assets of the Company or any of its Subsidiaries, including the Owned Real Property and Leased Real Property, except (A) in the ordinary course of business, (B) for any such Assets having an aggregate value of less than $1,000,000 or (C) for the Jericho Property, which may be sold to David Acker, an Affiliate of David Acker or a trust that is for the benefit of David Acker, his family members or any of their respective descendants on or prior to the Closing Date (and, for the avoidance of doubt, the net proceeds received by the Company in respect of such transaction shall constitute Cash);

(xi)                              grant any Encumbrance, other than a Permitted Encumbrance, to be imposed upon any of the Assets;

(xii)                           amend or modify in any material respect, extend, renew (other than automatic renewal), assign or terminate (other than due to the expiration of such Designated Contract or Lease) any Designated Contract or Lease, except in the ordinary course of business;

(xiii)                        demolish or remove any material improvements on the Owned Real Property or Leased Real Property;

(xiv)                       change its fiscal year end from the Saturday closest to December 31;

(xv)                          cancel any Indebtedness that is material, individually or in the aggregate, or settle or compromise any material claims, in whole or in part, except in each case in the ordinary course of business;

(xvi)                       sell, assign, license, sublicense or transfer any material Intellectual Property or sell, assign, license, sublicense or transfer any other Intellectual Property outside the normal course of business;

(xvii)                    agree to make any material charitable contribution, except on a basis consistent with past practice;

(xviii)                 change in any material respect its credit policy as to sale of inventories;

(xix)                       change in any material respect its customer warranty policies;

(xx)                          decrease in any material respect expenditures with respect to promotion and advertising or maintenance and repairs;

(xxi)                       amend or modify in any material respect or cancel any of the Insurance Policies (without entering into replacement insurance policies that are substantially similar (in the aggregate) to those that are being cancelled);

(xxii)                    grant any powers of attorney; or

(xxiii)                 agree or commit to any of the foregoing.

(b)                                       None of the Blockers or the Company will make any cash distributions after 9:00 p.m. on the Closing Date, except to the extent reflected in Estimated Cash.

(c)                                        From the date of this Agreement to the earlier of the Closing or the date on which this Agreement terminates, the Company will, and the Company will cause its Subsidiaries to, cooperate with the Company’s auditors and use commercially reasonable efforts to cause the Company’s auditors to undertake an audit process in a manner designed to achieve the completion of the audit of the 2015 Financial Statements and the delivery of the final audit report by the Company’s auditors in respect thereof on or prior to March 30, 2016.  In order that the Buyer may comply with applicable securities laws, the 2015 Financial Statements shall be prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, shall include any additional disclosures required for financial statements required in filings with the U.S. Securities and Exchange Commission, and shall be consistent with the books and records of the Company; provided, that the Buyer shall bear any incremental costs and expenses incurred by the Company beyond those customarily incurred in the ordinary course in past periods in connection with complying with the foregoing requirements in its preparation of the 2015 Financial Statements.

(d)                                       From the date of this Agreement to the earlier of the Closing or the date on which this Agreement terminates, none of the Buyer, the Company or any of the Sellers shall, and each shall cause its respective Subsidiaries and Affiliates (other than any Affiliate of the Blocker Unit Sellers that is a portfolio company of Calera Capital) not to, take any action which is intended to or which would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other Governmental Authority required for the consummation of the transactions contemplated hereby or otherwise materially delay or prohibit the consummation of the transactions contemplated hereby.

(e)                                        From the date of this Agreement to the earlier of the Closing or the date on which this Agreement terminates, no Seller will transfer, assign, pledge or otherwise sell any Securities, except to another Seller or to an Affiliate of such Seller in accordance with the provisos in Section 5.1(a)(ii).

Section 5.2                                    Exclusivity.  From the date hereof until the earlier of the Closing and the date on which this Agreement terminates, the Company, the Blockers and the Sellers agree that they shall not, and the Company shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors, managers, members, employees and Representatives not to, (a) initiate, solicit, knowingly encourage, directly or indirectly, or negotiate or accept any offer or proposal, regarding a possible acquisition by any person other than the Buyer, by way of a purchase of shares, purchase of Assets or merger, of all or any substantial part of the equity securities or Assets of the Company and its Subsidiaries (other than (i) the sale of inventory in the ordinary course of business or (ii) as otherwise permitted pursuant to Section 5.1) (such activity, “Third Party Negotiations”), or (b) (other than (i) in the ordinary course of business or (ii) otherwise unrelated to any Third Party Negotiations) provide any Confidential Information (as such term is defined in the Confidentiality Agreement) regarding the Company’s Assets or its business to any person other than the Buyer, its Affiliates and their respective Representatives; provided, nothing herein shall prevent the Company or its Representatives from indicating that an unnamed party has been provided an exclusive right to negotiate a potential transaction involving the Company.  The Company will cause its Representatives to comply with this paragraph and will be liable for the breach of this paragraph by any of its Representatives.

Section 5.3                                    Covenants Regarding Information.

(a)                                       From the date of this Agreement to the earlier of the Closing or the date on which this Agreement terminates, upon reasonable notice, the Blockers and the Company shall, and the Company shall cause its Subsidiaries to, afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books, records, officers, directors and key employees of the Blockers, the Company and each of Company’s

Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Blockers’ or the Company’s personnel, as applicable, and in such a manner as not unreasonably to interfere with the normal operations of the Blockers, the Company and the Company’s Subsidiaries; provided, further, that none of the Blockers, the Company or any of the Company’s Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Blockers or the Company’s sole discretion, as applicable, jeopardize any attorney-client or other legal privilege, or contravene any applicable Laws, provided that the Blockers or the Company, as applicable, shall provide the Buyer with a general description of any information that is being withheld and the reason for any such withholding.  The Company shall provide the monthly consolidated financial statements of the Company and its Subsidiaries until the Closing as soon as such financial statements are available after the end of the applicable month, but in no event later than twenty (20) days after the end of the applicable fiscal month of the Company.  Notwithstanding the foregoing, prior to the Closing, except as otherwise provided in this Agreement and subject to applicable Laws, the Buyer and its Representatives shall not have any contact or otherwise communicate with the officers, directors, employees, customers, franchisees, suppliers or other business relations of the Company or its Subsidiaries (other than in the ordinary course of business unrelated to the transactions contemplated hereby or the Company and its Subsidiaries, including their conduct of the Business) without the prior written consent of the Company for each such contact (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the foregoing restriction shall not apply to David Acker, Adam Blank or Ron Ristau.  Any contact by the Buyer and its Representatives with respect to the Company or its Subsidiaries, including their conduct of the Business, with any such Person shall not be made without a Representative of the Company being present.

(b)                                       None of the Sellers, the Blockers, the Company or any of their respective Affiliates makes any representation or warranty as to the accuracy of any information or other disclosure provided pursuant to this Section 5.3, and none of the Buyer, its Affiliates or their respective Representatives may rely on the accuracy of any such information or disclosure, in each case, other than as expressly set forth in this Agreement.  The Buyer agrees that it shall maintain the confidentiality of any proprietary or confidential information or materials it obtains hereunder in accordance with the provisions of Section 5.5(a).

(c)                                        In order to facilitate the resolution of any claims made against or incurred by any of the Sellers (as they relate to the Blockers, the Company or the Company’s Subsidiaries), for a period of seven (7) years after the Closing Date, the Buyer shall cause the Blockers and the Company to (i) retain the books and records of the Blockers, the Company and the Company’s Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the applicable Seller’s expense, photocopies of such books and records), during normal business hours, under the supervision of the Buyer’s personnel, and in such a manner as not unreasonably to interfere with the normal operations of the Buyer, to such books and records; provided, however, that the Buyer shall notify the Sellers Representative in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the Sellers the opportunity to copy such books and records in accordance with this Section 5.3(c).

(d)                                       Following execution of this Agreement, the Company and each Blocker shall, and the Company shall cause its Subsidiaries to, reasonably cooperate, as may be permitted by applicable Law, with the Buyer and its independent public accountant as and when reasonably requested by the Buyer from time to time during normal business hours and in such a manner as not to unreasonably interfere with the normal operations of the Company and the Company’s Subsidiaries.  Such reasonable cooperation shall include, without limitation, providing the necessary information to complete an audit of the Company and the Blockers and providing appropriate responses, requested information and representation letters to the auditors and otherwise reasonably facilitating the ability of the auditors to issue their audit opinion without qualification in connection with the preparation of such audited balance sheets, income statements and statements of cash flows with respect to the Company and the Blockers, all to the extent reasonably necessary to provide any necessary audited financial statements with respect to the Company and the Blockers as may be determined and requested by the Buyer so long as in each such case, such cooperation is during normal business hours, to be (i) necessary to assist the Buyer or any of its Affiliates in complying with certain covenants contained in agreements or contracts by which the Buyer or any of its Affiliates is bound; or (ii) required by state or federal Law, rules or regulations so long as in each such case, such cooperation is during normal business hours; provided, however, none of the Company, the Blockers or any of their Subsidiaries or Representatives shall be required to provide any opinions or certifications with respect to any matters pursuant this Section 5.3(d) prior to the consummation of the transactions contemplated hereby.  The Buyer shall indemnify and hold harmless the Blockers, the Company, the Company’s Subsidiaries and their respective Affiliates and Representatives from and against any and all Damages incurred by them in connection with the arrangement of the cooperation contemplated by this Section 5.3(d) and any information utilized in connection therewith.  The Buyer shall promptly, upon written request, reimburse the Blockers, the Company, the Sellers or the Sellers Representative for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and other amounts incurred by their respective Representatives) incurred by the Blockers, the Company, any of the Company’s Subsidiaries, the Sellers, the Sellers Representative or any of their respective Affiliates in connection with the cooperation of such Persons contemplated by this Section 5.3(d).

Section 5.4                                    Notification of Certain Matters.  From the date of this Agreement to the earlier of the Closing and the date on which this Agreement terminates, the Company, on the one hand, and the Buyer, on the other hand, shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI becoming incapable of being satisfied.

Section 5.5                                    Confidentiality.

(a)                                       The Buyer shall hold, and shall cause its Affiliates and its and their respective Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Blockers, the Company or the Company’s Subsidiaries in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated March 23, 2013 between Mattress Firm, Inc. and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.5 shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Blockers, the Company and the Company’s Subsidiaries.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                       After the Closing and for a period of two (2) years thereafter, the Sellers will treat and hold as confidential all of the Proprietary Information, and deliver promptly to the Buyer or destroy or cause to be destroyed, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Proprietary Information (other than this Agreement and any ancillary agreements described herein) which are in the possession of any Seller, any Affiliate of a Seller (other than the Company, the Company’s Subsidiaries or any Blocker) or any of their respective Representatives.  The obligation to return or destroy Proprietary Information shall not apply to copies of Proprietary Information made as a matter of routine information technology backup or to the retention of Proprietary Information which is required by any applicable law and/or regulation; provided, that any information so retained shall only be accessed in order to comply with applicable Law or regulation or to prove compliance with this Agreement.  If any Seller is requested or required (by oral question or request for information or documents in any action or proceeding) to disclose any of the Proprietary Information, such Seller will, to the extent legally permissible and practicable, notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with this Section 5.5(b).  Each Seller shall be responsible and liable for any breach of the provisions of this Section 5.5(b) by it or its Representatives.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the written advice of counsel, required to disclose any Proprietary Information to any Governmental Authority, such Seller may disclose the Proprietary Information to the Governmental Authority; provided, however, that such Seller shall use its reasonable best efforts to cooperate with the Buyer to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Buyer shall designate.  Notwithstanding anything in this Section 5.5(b) to the contrary, Calera Capital and its Affiliates shall be permitted to disclose the terms, conditions and Net Purchase Price set forth in this Agreement and its Schedules, Exhibits, and Annexes, and any ancillary agreements contemplated herein on a confidential basis to their respective investors, potential investors, partners, members, officers, employees and their respective Representatives.

Section 5.6                                    Consents and Filings; Further Assurances.

(a)                                       Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, waivers, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this

Agreement and (ii) promptly (and in no event later than ten (10) Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, including providing any supplemental information which is reasonably requested, with respect to this Agreement required under the HSR Act or any other applicable Law.  The Buyer shall pay all filing fees for the filing under the HSR Act or other Antitrust Law by all parties.

(b)                                       Prior to Closing, the Company shall use commercially reasonable efforts to obtain all consents and approvals required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby with respect to each Lease, executed by the landlord under such Lease and confirming such landlord’s consent to the transactions contemplated hereunder or otherwise as necessary to permit the operation of the Leased Real Properties, directly or indirectly, by the Buyer or the Company after Closing, if required by the terms of the applicable Lease (the “Landlord Consents”).  None of the Sellers, the Company or any of the Company’s Subsidiaries shall be required to pay any landlord or other third-party fees and expenses to any landlord or landlord’s legal counsel or incur any out-of-pocket expenses, without reimbursement from the Buyer, including any transfer premiums, or to otherwise reimburse or make any payment to any landlord or landlord’s legal counsel or incur any out-of-pocket expenses, without reimbursement from the Buyer, in respect of obtaining any Landlord Consent, in each case, whether any such costs, fees, premiums or expenses are incurred before or after the Closing Date; it being agreed that all such costs, fees, premiums and expenses shall be repaid by the Buyer; provided, that the Buyer shall have no obligation to reimburse the Sellers, the Company or any of the Company’s Subsidiaries for internal costs or expenses (other than out-of-pocket expenses) or for any expenses of their legal counsel in conjunction with the foregoing actions.  The Buyer shall cooperate with the Company’s efforts to obtain all Landlord Consent and take all actions reasonably requested in connection therewith, including by providing guaranties by and from the Buyer in such form as is required under the applicable Lease and, as to any other matter, as reasonably acceptable to the Buyer.  Unless otherwise agreed by the Buyer and the Company, the Sellers shall seek Landlord Consents using the form attached hereto as Exhibit C.

(c)                                        Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, the Buyer agrees to take, or cause to be taken (including by its Affiliates), any and all steps and to make, or cause to be made (including by its Affiliates), any and all undertakings necessary to resolve any and all objections, if any, that a Governmental Authority or a third party may assert under any antitrust, competition or trade regulation Law (including, for the avoidance of doubt, the HSR Act) (collectively, “Antitrust Laws”) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted with respect to the transactions contemplated hereby, including (i) promptly supplying any and all additional information and documents and data and/or responses requested by the Governmental Authority under any Antitrust Law whether by formal request for information or otherwise; (ii) obtaining any consents, permits, waivers, approvals, authorizations or orders required by any Governmental Authority under any Antitrust Law in connection with the consummation of the transactions contemplated hereby; (iii) defending any Action undertaken by a Governmental Authority under any Antitrust Law or by third parties to stop, block, delay or modify the transactions contemplated hereby; (iv) appealing any order which stops, blocks, delays or modifies the terms of the transactions contemplated hereby; and (v) creating, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of some, part or any businesses, Assets, equity interests, ventures, product lines or properties (including retail stores) of the Buyer or any of its Affiliate or any equity interest or joint venture held by the Buyer or any of its Affiliates; provided, however, that the Buyer shall not be required to take such actions under this Section 5.6(c) that would result in a material adverse effect on the combined business of the Buyer and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, after giving effect to the transactions contemplated hereby. Nothing in this Section 5.6(c) shall require the Buyer or any of it its Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(d)                                       Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, the Company and the Blockers agree to use commercially reasonable efforts to cooperate with the Buyer in order for the parties to complete all submissions and filings required under Antitrust Law with respect to the transactions contemplated hereby and for the Buyer to resolve any objections or impediments asserted under Antitrust Law with respect to the transactions contemplated hereby, including, as may be permitted by applicable Law, promptly supplying any and all additional information and documents and data or responses requested by the Governmental Authority under any Antitrust Law whether by formal request for information or otherwise; provided, that in connection with such cooperation, none of the Company, the Blockers or any of their Affiliates shall be required to take any action (other than providing reasonably requested information, documents and data) that is not contingent upon the Closing occurring.

(e)                                        Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, subject to applicable Laws including those relating to confidentiality and the Confidentiality Agreement, permit the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the transactions contemplated by this Agreement.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to applicable Laws including those regarding confidentiality and the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to applicable Laws regarding confidentiality and the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(f)                                         The Company shall use its commercially reasonable efforts, at the Company’s expense, to obtain a consent, in a form reasonably satisfactory to the Buyer, to (i)

the change of control of the Company and the indirect change of control of Sleepy’s, LLC from the Nassau County Industrial Development Agency and waiver of any existing defaults relating to (x) the requirement that Calera Corp. be owner of the Company and (y) the requirement that Sleepy’s, LLC obtain consent for that certain Lease Agreement, dated September 2009, by and between Lullaby Café, Inc. and Sleepy’s, LLC, and (ii) indirect change of control of SS Oyster Bay Realty, LLC from TD Bank, N.A. and The Toronto-Dominion Bank, in each case, prior to the Closing Date or promptly thereafter.

(g)                                        Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to contracts, to which the Company or a Subsidiary of the Company is a party, which have not been and may not be obtained.  Except (i) (A) as expressly provided in Article VIII with respect to the consents required pursuant to Section 5.6(f), and (B) as and to the extent expressly provided in Article VIII with respect to a breach of any representation or warranty given by the Sellers or the Company hereunder regarding the requirement to obtain any consent or waiver, none of the Sellers, the Blockers, the Company or any of the Company’s Subsidiaries or any other Person shall have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof, and (ii) except with respect to the condition set forth in Section 6.3(c), no such failure or termination shall result in the failure of any condition set forth in Article VI.

Section 5.7                                    Public Announcements.  No party hereto shall, without the prior approval of the other parties hereto, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such disclosing party shall be so obligated by Law or securities exchange regulation, in which case the other parties hereto shall be advised, and the disclosing party shall use its reasonable efforts to give the other parties advance opportunity to review and comment on such release or announcement; provided, that the Company shall be permitted to communicate with its and its Subsidiaries’ employees and the Company and the Sellers Representative (as applicable) shall be entitled to communicate with the Sellers and their Affiliates relating to this Agreement and the transactions contemplated hereby; provided further, that (i) Calera Capital shall be permitted to communicate on a confidential basis with its existing and prospective investors in the ordinary course of business; (ii) the Buyer and its Affiliates shall have the right to discuss the information disclosed in any such announcement with its investors and lenders in the ordinary course (provided, that such discussion is limited to the disclosed information); (iii) each of the Buyer and the Company and its Subsidiaries shall be permitted to communicate with their respective vendors and landlords in the ordinary course of business on matters unrelated to this Agreement or the transactions contemplated hereby or to obtain any consents required in connection with the transactions contemplated hereby; (iv) the Buyer and its Affiliates shall have the right to create and publish customary public lender presentations and discuss the information included therein, and, for the avoidance of doubt, any such discussions or presentations will be given to the other parties hereto for review a reasonable time in advance and will give due consideration to any comments provided by such Persons in connection therewith; and (v) the Buyer and its Affiliates shall have the right to discuss the transactions contemplated by this Agreement in its earnings calls.

Section 5.8                                    Covenant Not to Compete.  Adam Blank and David Acker (the “Restricted Sellers”) acknowledge the highly competitive nature of the Business of the Company and agree as follows:

(a)                                       Restricted Period.  In consideration of this Agreement and the transactions contemplated hereby, including the acquisition of the Company’s goodwill, for a period of five (5) years after the Closing Date (the “Restricted Period”), neither of the Restricted Sellers shall, directly or indirectly (whether as an owner, proprietor, partner, member, shareholder, officer, employee, independent contractor, director, manager, joint venturer, consultant, lender or investor), own, maintain, engage in, or participate or have any interest in the operation of, any retail or internet business engaged in selling mattresses, bedding or related products within the United States, including over the internet (collectively, the “Restricted Activities”) or, without limiting the foregoing, solicit Persons who are vendors of the Company, any Company Subsidiary or any Blocker as of the Closing Date for the purpose of soliciting any business of the type that is similar to the Business from such Persons; provided, however, that, with respect to any Person, the running of the Restricted Period shall be tolled during any period of time during which such Person is determined by a court of competent jurisdiction to have violated this Section 5.8.  Notwithstanding the foregoing provisions of this Section 5.8(a), a Restricted Seller may (i) participate in the Restricted Activities as an employee of the Buyer or the Company or their respective Subsidiaries, (ii) own, maintain, engage in, or participate or have any interest in any Person as to which no more than 5% of its aggregate annual revenues are derived from the Business and (iii) own securities in any publicly held Person that is covered by the restrictions set forth in this Section 5.8(a), but only to the extent that such Restricted Seller does not own, of record or beneficially, more than five percent (5%) of the outstanding beneficial ownership of such Person.

(b)                                       Reasonableness.  The Restricted Sellers acknowledge that the Buyer transacts Business across the United States, and further acknowledge and agree that the limitations imposed by this Section 5.8 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Buyer.

(c)                                        Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 5.8 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.9                                    No Solicitation.

(a)                                       If this Agreement is terminated prior to Closing, the Buyer will not, for a period of two (2) years after such date of termination, without the prior written consent of the Company, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates (and will cause its Affiliates not to), hire or solicit (other than a solicitation by general advertisement) any employee of the Company or any of its Subsidiaries who is serving in an officer position or management role, or cause any such employee to terminate his or her employment with the Company or any of its Subsidiaries.  The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 5.9 would be inadequate, and that the Sellers and the Company would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Company and/or its Subsidiaries, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company and/or its Subsidiaries.

(b)                                       Neither of the Restricted Sellers will, from the date hereof through (i) the second (2nd) anniversary of the Closing Date or (ii) if this Agreement is terminated prior to Closing, for a period of two (2) years after such date of termination, without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through his present or future Affiliates (and will cause his Affiliates not to), hire or solicit (other than a solicitation by general advertisement or general search firm engagement) any employee of the Buyer or any of its Subsidiaries who is serving in an officer position or management role, or cause any such employee to terminate his or her employment with the Buyer or any of its Subsidiaries.  Each Restricted Seller agrees that any remedy at law for any breach by such Person of this Section 5.9(b) would be inadequate, and that the Buyer would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on the Restricted Sellers is too onerous and is not necessary for the protection of the Buyer and/or its Subsidiaries, each of the Restricted Sellers agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Buyer and/or its Subsidiaries.

(c)                                        Additionally, from the date hereof through (i) the third (3rd) anniversary of the Closing Date, in the case of the Restricted Sellers, or (ii) the second (2nd) anniversary of the Closing Date, in the case of the Blocker Unit Sellers, no Restricted Seller or Blocker Unit Seller, as applicable, will, without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates (and will cause its Affiliates not to), hire or solicit (other than a solicitation by general advertisement or general search firm engagement) any officer of the Company or any of its Subsidiaries, or cause any such employee to terminate his or her employment with the Company or any of its Subsidiaries; provided, that the foregoing restriction shall not apply to (x) any Affiliate of the Blocker Unit Sellers or Calera Capital that is a portfolio company of such Person unless such hiring or solicitation is at the direction of any Blocker Unit Seller or Calera Capital or (y) to any Person who ceases to be employed as an officer at least six months prior to such termination or is terminated by the Buyer, the Company or any of their respective Subsidiaries following the Closing.  Each Restricted Seller and Blocker Unit Seller agrees that any remedy at law for any breach by any such Person of this Section 5.9(c) would be inadequate, and that the Buyer would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on each Restricted Seller or the Blocker Unit Seller is too onerous and is not necessary for the protection of the Buyer and/or its Subsidiaries (including the Company), each Restricted Seller and Blocker Unit Seller agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Buyer and/or its Subsidiaries (including the Company).

Section 5.10                             Financing.

(a)                                       Prior to the Closing, the Company shall use commercially reasonable efforts to provide, at the Buyer’s sole expense, the following reasonable cooperation with the Buyer’s efforts to obtain the financing for purposes of consummating the transactions contemplated by this Agreement (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries): (i) participating in a reasonable number of meetings, rating agency presentations and due diligence sessions, (ii) assisting the Buyer and its financing sources in the preparation of (A) offering memoranda, customary confidential information memoranda (including, to the extent necessary, an additional confidential information memorandum that does not include material non-public information), private placement memoranda, registration statements, prospectuses and other disclosure documents, in each case, as may be reasonably requested by the Buyer, and (B) materials for rating agency presentations, and (iii) as promptly as reasonably practicable, furnishing the Buyer and its financing sources with such other information as the Buyer may reasonably request in connection with satisfying the diligence requirements of its financing sources and related debt covenants or satisfying federal and state securities Laws requirements and securities exchange requirements; provided, that (1) the Company shall not be required to pay any fees (other than reasonable out of pocket expenses reimbursed by the Buyer hereunder) or incur any other liability in connection with the financing of the transactions contemplated by this Agreement until after the occurrence of the Closing and none of the Sellers, the Blockers, the Company or any of the Company’s Subsidiaries shall be required to pay any fees or incur any other liability in connection with the financing at any time, (2) none of the Sellers, the Blockers, the Company or any of the Company’s Subsidiaries or any of their respective Representatives shall be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency or any other certificate necessary for the financing, (3) none of the Sellers, the Blockers, the Company or any of the Company’s Subsidiaries shall be required to take any action relating to the financing that is not contingent upon the Closing, other than providing information, documents and data reasonably requested (and the execution by the Company of any documents in connection with the financing for the transactions contemplated hereby will be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect prior thereto), and (4) no Representative of any Seller, any Blocker or the Company shall be required to take any action that would reasonably be expected to result in or cause any personal liability on the part of any Representative, unless the Buyer agrees to pay or discharge such liability. Any information provided or made available to the Buyer or its Representatives pursuant to this Section 5.10(a) shall be subject to the Confidentiality Agreement.

(b)                                       None of the Sellers, the Blockers, the Company, the Company’s Subsidiaries and their respective Affiliates and Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with their performance of their respective obligations under this Section 5.10 and any information utilized in connection therewith.  The Buyer shall indemnify and hold harmless the Sellers, the Blockers, the Company, the Company’s Subsidiaries and their respective Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing of the transactions contemplated herein (including any action taken in accordance with this Section 5.10) and any information utilized in connection therewith.  The Buyer shall promptly, upon written request by the Blockers or the Company, reimburse the Blockers, the Company, the Sellers or the Sellers Representative for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and other amounts incurred by their respective Representatives) incurred by the Blockers, the Company, any of the Company’s Subsidiaries, the Sellers, the Sellers Representative or any of their respective Affiliates in connection with the cooperation of such Persons contemplated by this Section 5.10.

Section 5.11                             Directors’ and Officers’ Indemnification.

(a)                                       The Buyer shall cause the Blockers, the Company and the Company’s Subsidiaries to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director or manager of the Blockers, the Company or any of the Company’s Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action or investigation based in whole or in part on or arising out of or relating in whole or in part to the fact that such Person is or was a director, officer or manager of the Blockers, the Company or any of the Company’s Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Law and such entity’s charter documents to indemnify its own directors, managers or officers (and the Buyer shall cause the Blockers, the Company and the Company’s Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party to the extent permitted by applicable Law and such entity’s charter documents).  Without limiting the foregoing, in the event any such Action or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to the Buyer, and the Buyer shall cause the Blockers, the Company and the Company’s Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received, and (ii) the Buyer, the Blockers, the Company, the Company’s Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the defense of any such matter; provided, that none of the Blockers, the Company, any of the Company’s Subsidiaries or the Buyer shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld.  Any D&O Indemnified Party wishing to claim indemnification under this Section 5.11 shall notify the Buyer upon learning of any such Action or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.11 except to the extent such failure materially prejudices such party).  The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b)                                       For a period of six (6) years after the Closing Date, the Buyer shall not permit the Blockers, the Company or any of the Company’s Subsidiaries to amend, repeal, or otherwise modify any provision in their respective certificates of formation or operating agreements, relating to the exculpation or indemnification (including fee advancement) of any D&O Indemnified Parties (unless required by Law), it being the intent of the parties that each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a D&O Indemnified Party shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law.  The Buyer shall, and shall cause the Company, the Company’s Subsidiaries and the Blockers to, honor and perform under all indemnification obligations owed to any D&O Indemnified Party.

(c)                                  Prior to or at the Closing, the Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Parties on not materially less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing.  Fifty percent (50%) of the cost of such policy (the “D&O Tail Coverage Cost”) shall be treated as a Company Transaction Expense.

(d)                                       Each of the Blockers, the Company and the Buyer covenant, for itself and its successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current managers, officers or directors of the Blockers, the Company and the Company’s Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby, or the operation and conduct of the businesses of the Company and its Subsidiaries prior to the Closing; provided that the foregoing restriction shall not prohibit the Buyer, the Blockers or the Company from bringing any Action against any of the current directors, officers or managers of the Blockers, the Company and the Company’s Subsidiaries arising out of or relating to (i) the willful misconduct of such individual or any felony or criminal conduct of moral turpitude as to which such individual is convicted or (ii) any breach of this Agreement by such individual in such individual’s capacity as a Seller.

(e)                                        The rights under this Section 5.11 shall be in addition to (and not in limitation of) any rights such Persons may have under the certificate of incorporation or bylaws or comparable governing documents of the Blockers, the Company or any of the Company’s Subsidiaries, or under any applicable contracts or Laws.

(f)                                         This Section 5.11 is intended to benefit and bind the Buyer, the Blockers, the Company and the Company’s Subsidiaries and each D&O Indemnified Party and his or her heirs and representatives, each of whom may enforce the provisions of this Section 5.11 whether or not parties to this Agreement.

(g)                                        Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any D&O Indemnified Party or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

Section 5.12                             Employee Benefits.

(a)                                       Until the first anniversary of the Closing Date, the Buyer shall provide, or cause to be provided, to the employees of the Company and its Subsidiaries as of the Closing Date (the “Affected Employees”), base wages, bonus opportunities and employee benefits (excluding equity-based compensation, defined benefit pension benefits and post-retirement welfare benefits) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the Affected Employees immediately prior to the Closing Date, subject to such Affected Employee’s continued employment with the Company or any of its Subsidiaries.

(b)                                       In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiary under any plan after the Closing Date, the Buyer shall, or shall cause the Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in such welfare coverage plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments, deductibles and similar amounts paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan for the first plan year of such new or changed plan in which such Affected Employee participates.  The Buyer shall, or shall cause the Company to, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except for purposes of benefits accrual under any defined benefit pension plan or to the extent that it would result in a duplication of benefits with respect to the same period of services, to the same extent such service was credited under the Company’s Benefit Plans.

(c)                                        Nothing contained in this Section 5.12 shall be construed to the Buyer or the Company to continue any specific employee benefit plans, policies, programs or arrangements.

(d)                                       Nothing contained in this Agreement shall interfere with the rights of the Company or the Buyer to terminate any Affected Employee’s employment at any time with or without notice and with or without cause, interfere with an employee’s right to terminate his employment at any time or cause the Company or the Buyer to provide any Affected Employee with any benefits or payments for any period following the Affected Employee’s termination of employee except as otherwise required by applicable Laws.

Section 5.13                             Termination of Company 401(k) Plan.  Prior to the Closing Date, the Company and the Sellers will take all actions and to do all things necessary, proper or advisable to freeze and terminate the Company 401(k) Plan, with the actual effective date of such freeze and termination of the Company 401(k) Plan to be effective no later than immediately prior to the Closing.  As a result of such freeze and termination of the Company 401(k) Plan, no compensation payable after the Closing will result in any employee or employer contribution to the Company 401(k) Plan.  Following the Closing, Affected Employees who were eligible to participate in the Company 401(k) Plan shall be eligible to participate in a defined contribution plan that is intended to be qualified under Section 401(a) of the Code and that contains a feature as described in Section 401(k) of the Code, and the Buyer shall cause such qualified defined contribution plan to accept as rollovers any distributions made to Affected Employees who participate in the Company 401(k) Plan, including distributions of loans, that qualify as eligible rollover distributions as described in the Code.  Any such rollovers, with the exceptions of loans, shall be made to such qualified defined contribution plan of the Buyer in cash.

Section 5.14                             Termination of Certain Agreements.  On or prior to the Closing Date, the Company shall terminate, in writing, all employment agreements, consultant agreements, severance agreements and change of control agreements set forth on Section 5.14 of the Company Disclosure Letter, including all amendments thereto, except, in each case, to the extent any severance, bonus or other compensation arrangements are included in the Transaction Bonuses.  On or prior to the Closing Date, the Company shall provide written notification to Andrea Jane Acker to effect the termination of her consulting agreement in accordance with the terms thereof.

Section 5.15                             Tax Matters.

(a)                                       The Buyer and the Sellers agree that the transactions contemplated by this Agreement shall cause a termination of the taxable year of the Company for U.S. federal income tax purposes as of the Closing Date.  The Buyer shall prepare (or shall cause to be prepared) all income Tax Returns of the Company and the Company’s Subsidiaries for any taxable period ending on and including the Closing Date.  Such Tax Returns shall be prepared in accordance with the past practices of the Company, applicable Law and this Agreement and shall include deductions for the Transaction Tax Deductions to the full extent permitted by applicable Law (including electing the application of Revenue Procedure 2011-29 to deduct 70% of any success-based fees within the meaning of Treasury Regulations Section 1.263(a)-5(f) and an election by the Company (and each of the Company’s Subsidiaries that is classified as a Partnership) under Section 754 of the Code).  No later than the date that is sixty (60) days before the applicable due date (taking into account any extension thereof) for filing any such Tax Return, the Buyer shall provide a copy of such Tax Return to the Sellers Representative for the Sellers Representative’s review and the Buyer shall revise such Tax Return as may be timely and reasonably requested by the Sellers Representative.  The Buyer shall file (or cause to be filed) each such Tax Return no later than the applicable due date (taking into account any extension thereof) for filing any such Tax Return.

(b)                                       Transfer Taxes. Subject to the provisions of this Agreement (including the definition of Company Transaction Expenses and Section 1.4), the Buyer shall be liable for the payment of any and all transfer, sales, use, bulk sales, value added, real property transfer, real property gains, excise, filing, recording, documentary, stamp or other similar Taxes that arise as a result of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”).  The parties agree to cooperate fully with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.  The parties hereby agree to jointly engage, at the Buyer’s expense, Houlihan Lokey to determine the value of such Leases for purposes of calculating the Transfer Tax applicable thereto. The Company shall, (i) on or prior to the Closing Date, provide the Buyer with its calculation of the Transfer Tax amount applicable to each Leased Real Property location, and (ii) within fifteen (15) days after the date hereof, provide Houlihan Lokey with access to the Leases in order for such firm to commence their valuation work.

(c)                                        Tax Distributions.  Notwithstanding any provision of this Agreement to the contrary, at any time on or before the Closing Date, the Company shall be entitled to make distributions that are permitted by Section 11.1(a) of the Operating Agreement.

(d)                                       Amended Tax Returns.  After the Closing, without the consent of the Sellers Representative (which consent shall not be unreasonably withheld, delayed or conditioned), the Buyer will not, and will not permit the Company to, (i) settle or compromise any audit or other proceeding with respect to income Taxes of the Company for taxable periods (or portions thereof) ending on or before the Closing Date or (ii) amend any income Tax Returns of the Company for taxable periods ending on or before the Closing Date unless required to do so by a Governmental Authority in connection with an audit or other proceeding with respect to income Taxes of the Company.

Section 5.16                             Diligence Datasite Control.  Immediately upon the Closing, the Company will transfer to the Buyer all administrative rights to the virtual diligence datasite established with Intralinks in connection with the transactions contemplated herein.  After the date hereof, unless this Agreement is terminated in accordance with Article VII, the Company will not remove, delete or overwrite, or will cause or permit to be removed, deleted or overwritten, any data, document or other information that has been uploaded to such virtual diligence datasite as of the date hereof.

Section 5.17                             R&W Insurance Policy.

(a)                                       The Buyer will execute and enter into the R&W Insurance Policy at or prior to the Closing on terms and in the form provided or made available to the Sellers Representative prior to the date hereof.

(b)                                       After the Closing, the Buyer agrees that it will:

(i)                                     not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) which would adversely impact the Sellers without the Sellers Representative’s prior written consent;

(ii)                                  not novate, or otherwise assign its rights under, the R&W Insurance Policy (or do anything which has similar effect); provided, however, that the Buyer shall have an absolute right, without the Company’s, any Seller’s or the Sellers Representative’s prior written approval, to assign its rights under the R&W Insurance Policy in whole or in part at any time to a Subsidiary of the Buyer or to any successor to the Buyer by merger, consolidation or reorganization so long as such assignment does not adversely impact the Sellers;

(iii)                               not terminate the R&W Insurance Policy or do anything which causes any right under the R&W Insurance Policy not to have full force and effect; and

(iv)                              ensure that the terms of the R&W Insurance Policy provide that no insurer or Person claiming through an insurer in relation to the R&W Insurance Policy brings any claim against the Sellers or any Seller Indemnified Person by way of subrogation (other than with respect to actual fraud by the Sellers), claim for contribution or otherwise.

Section 5.18                             Delivery of Redacted Information.  Within three (3) Business Days after the date hereof, the Company shall deliver to the Buyer a true and updated version of Section 4.15(b) of the Company Disclosure Letter to include the Redacted Location Information for each parcel of Leased Real Property.

Section 5.19                             Citi Field License.  Prior to the Closing, the Company and each of the Restricted Sellers will, and the Company will cause its Subsidiaries to, use commercially reasonable efforts to cooperate with the Buyer, at the Company’s cost and expense, in obtaining evidence, in a form reasonably satisfactory to the Buyer, of the assignment or transfer, effective at or after the Closing, of that certain Suite License Agreement dated May 30, 2008, by and between Queens Ballpark Company, L.L.C and David Acker (the “License Agreement”) to the Buyer or an Affiliate of the Buyer.  If the Company and the Restricted Sellers do not obtain an assignment of the License Agreement prior to the Closing Date, the Restricted Sellers will use their commercially reasonable efforts to assist the Buyer in such manner as may reasonably be requested by the Buyer for the purpose of obtaining such consent promptly after the Closing Date.  During such period following the Closing, if any, in which the License Agreement is not capable of being assigned to the Buyer due to the failure to obtain any required consent, David Acker will make such arrangements as may be necessary to enable the Buyer to receive all benefits under the License Agreement accruing on and after the Closing Date (including, to the extent permissible, through a sub-contracting, sub-licensing, sub-participation or sub-leasing arrangement, or an arrangement under which David Acker would enforce such agreement for the benefit of the Buyer, with the Buyer, to the extent permissible, assuming David Acker’s executory obligations and any and all rights of David Acker thereunder).

Section 5.20                             Insurance.  The Company shall, and the Company shall cause its Subsidiaries to, use commercially reasonable efforts to remove all vehicles owned or leased by a Person other than the Company and its Subsidiaries from the Insurance Policies.  The foregoing obligation shall not apply with respect to any vehicles leased by the Company or any of its Subsidiaries to any such Person.

Section 5.21                             Landlord Notices.  From the date of this Agreement to the earlier of the Closing or the date on which this Agreement terminates, the Company shall promptly (and in any event no later than two (2) Business Days following receipt thereof) provide the Buyer, subject to applicable Laws, with true, correct and complete copies of any written notice of default or dispute received by the Company, the Blockers or any of the Company’s Subsidiaries in respect of any Leased Real Property.

Section 5.22                             Hedging Obligations.  The Company will, and the Company will cause its Subsidiaries to, terminate all outstanding hedging obligations of the Company, the Blockers and the Company’s Subsidiaries as of the Closing Date other than the outstanding hedging obligation with respect to the SOB Mortgage.

Section 5.23                             FIRPTA Withholding.  To the extent that any Seller fails to deliver the certification or documentation required by such Seller pursuant to Section 1.5(b)(vi) or Section 1.5(b)(vii), as applicable, the Buyer shall withhold from the proceeds payable to such Seller hereunder the amounts necessary to satisfy the Buyer’s obligations under the Foreign Investment in Real Property Tax Act of 1980 and will promptly remit such withheld amounts to the IRS; and, notwithstanding anything herein to the contrary, such failure to deliver the certification or documentation by such Seller shall automatically be deemed waived by the Buyer and such condition shall be deemed satisfied for all purposes hereunder (it being expressly agreed that the Buyer’s sole recourse with respect to such Seller’s failure to deliver the applicable certification or documentation shall be to so withhold and it shall have no right not to consummate the transactions contemplated hereby as a result of such Seller’s failure to deliver the applicable certification or documentation).

Section 5.24                             Name Changes.  Prior to the date that is sixty (60) days after the Closing Date, the Sellers will effect, and will (a) cause their Affiliates to effect, a name change of any Person owned by the Sellers or their Affiliates (other than the Company or any of its Subsidiaries) whose name contains the words “Sleepy’s,” “1800mattress” or any derivations thereof, including, for the avoidance of doubt, Sleepy’s Reorganization, Inc. and (b) deliver a certificate or other written documentation from the applicable Secretary of State evidencing such name change.

Section 5.25                             Release.

(a)                                       Effective as of the consummation of the Closing, each Seller hereby unconditionally, irrevocably, completely, and forever releases, discharges and acquits each of the Buyer, the Blockers, the Company and their respective Affiliates, successors and assigns, together with their past and present directors, officers and employees (collectively, the “Company Parties”), to the fullest extent permitted by applicable Law, from any and all claims, obligations, costs, losses, expenses (including attorney’s fees), actions, causes of action, rights, claims, demands, debts, liens, liabilities or damages of any nature whatsoever, whether known or unknown, pending or threatened, direct or contingent, suspected or unsuspected, including, without limitation, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort which such Seller has now or at any time hereafter may have, in each such case, with respect to such Seller’s ownership of limited liability company interests in the Company, any Subsidiary or the Blockers, as applicable, on or prior to the Closing Date (collectively, “Seller Released Claims”); provided, however, that notwithstanding the foregoing, the releases granted herein shall not be deemed to release or waive any claim, demand, or cause of action, or damages and remedies related thereto, arising out of or in connection with: (A) this Agreement and all documents contemplated or referenced therein (including without limitation the Escrow Agreement and the Employment Agreement with Adam Blank) subject to the terms and conditions thereof, (B) any claims such Seller may have in its capacity as an employee, officer, director or manager of the Buyer, the Company, the Blockers or any of their Subsidiaries, (C) any claims that cannot be released or waived by Law, including without limitation any unemployment compensation claim or workers’ compensation claim, (D) any rights relating exclusively to employee welfare or pension benefits as governed by the Employee Retirement Income Security Act of 1976, as amended, or (E) events or circumstances occurring after the Closing Date.  In addition, each Seller hereby waives all rights and benefits afforded by any state Laws that provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his, her or its favor at the time of executing the release which, if known by such Seller, must have materially affected such Seller’s settlement with the other party.  Each Seller acknowledges that such Seller is assuming the risk of such unknown claims, understands that this Section 5.25 applies thereto and expressly intends to waive such claims to the full extent that such Seller may lawfully do so.

(b)                                       Effective as of the consummation of the Closing, the Buyer, the Company and each of the Blockers hereby unconditionally, irrevocably, completely, and forever release, discharge and acquit the Sellers and their respective Affiliates, successors and assigns, together with their past and present directors, officers and employees (collectively, the “Seller Parties”), to the fullest extent permitted by applicable Law, from any and all claims, obligations, costs, losses, expenses (including attorney’s fees), actions, causes of action, rights, claims, demands, debts, liens, liabilities or damages of any nature whatsoever, whether known or unknown, pending or threatened, direct or contingent, suspected or unsuspected, including, without limitation, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort which the Buyer, the Company or any of the Blockers has now or at any time hereafter may have, in each such case, with respect to any such Seller Party’s, direct or indirect, ownership of limited liability company interests in the Company, any Subsidiary or the Blockers, as applicable, on or prior to the Closing Date (collectively, “Company Released Claims”); provided, however, that notwithstanding the foregoing, the releases granted herein shall not be deemed to release or waive any claim, demand, or cause of action, or damages and remedies related thereto, arising out of or in connection with: (A) this Agreement and all documents contemplated or referenced therein (including without limitation the Escrow Agreement and the Employment Agreement with Adam Blank) subject to the terms and conditions thereof, (B) any Seller Party’s employment with the Buyer, the Company, any Blocker or any of their respective parents, Subsidiaries, Affiliates, successors or assigns following the Closing Date, or (C) events or circumstances occurring after the Closing Date.  In addition, each of the Buyer, the Company and the Blockers hereby waives all rights and benefits afforded by any state Laws that provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his, her or its favor at the time of executing the release which, if known by the Buyer, the Company or any of the Blockers, must have materially affected such entity’s settlement with the other party.  Each of the Buyer, the Company and the Blockers acknowledges that it is assuming the risk of such unknown claims, understands that this Section 5.25 applies thereto and expressly intends to waive such claims to the full extent that it may lawfully do so.

(c)                                        Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind against any of the Company Parties based upon the Seller Released Claims.  Each Seller agrees to indemnify and defend the Company Parties and to hold the Company Parties harmless against all damages and reasonable, out-of-pocket expenses (including reasonable attorney’s fees of outside counsel) from the Seller Released Claims asserted by or on behalf of such Seller after the Closing Date.

(d)                                       Each of the Buyer, the Company and the Blockers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind against any of the Seller Parties based upon the Company Released Claims.  Each of the Buyer, the Company and the Blockers agrees to indemnify and defend the Seller Parties and to hold the Seller Parties harmless against all damages and reasonable, out-of-pocket expenses (including reasonable attorney’s fees of outside counsel) from the Company Released Claims asserted by or on behalf of the Buyer, the Company or any of the Blockers after the Closing Date.

(e)                                        Each of the Buyer, the Company, the Blockers and each Seller represents and agrees that such Person fully understands his, her or its right to discuss all aspects of this Section 5.25 with his, her or its private attorney, that to the extent, if any, that such Person desires, such Person has availed himself, herself or itself of this right, that such Person has carefully read and fully understands all of the provisions of this Section 5.25 and that such Person is voluntarily agreeing to this Section 5.25.

(f)                                         If any term or provision of this Section 5.25 or the application hereof as to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Section 5.25 or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Section 5.25 shall be valid and enforceable to the fullest extent permitted by law.

Section 5.26                             Trust Opinion.  Prior to the Closing, the Company will cause its outside counsel to deliver a written legal opinion relating to the validity of the transfer of Securities under applicable New York Law and the relevant trust documents (a) from the Acker Family 2007 Gift Trust to the Acker Family 2011 Gift Trust, (b) from the Acker Family 2011 Gift Trust to the Acker Family 2012 Gift Trust, and (c) from the Acker Family 2012 Gift Trust to the Acker Family 2013 Gift Trust.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1                                    General Conditions.  The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)                                       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)                                       Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.  All other consents of, or registrations, declarations or filings with, any Governmental Authority which the failure to obtain, make or occur would have the effect of making the transactions contemplated hereby illegal or would have a material adverse effect on the combined business of the Buyer and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, after giving effect to the transactions contemplated hereby, shall be in effect or shall have been obtained.

Section 6.2                                    Conditions to Obligations of the Sellers and the Company.  The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers Representative in its sole discretion:

(a)                                       The representations and warranties of the Buyer contained in Article II shall be true and correct both when made and as of the Closing Date, except (i) that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (provided that the representations and warranties given in Section 2.7 need only be true and correct as of the earlier of (i) the Cut-off Date and (ii) the Closing Date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or Material Adverse Effect set forth therein) would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                       The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied in all material respects with by it prior to or at the Closing.

(c)                                        All documents, instruments, certificates or other items required to be delivered at the Closing by the Buyer pursuant to Section 1.5(a) shall have been delivered or the Buyer stands ready to deliver all such items at Closing.

Section 6.3                                    Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                                       The representations and warranties of the Sellers and the Company contained in Articles III and IV shall be true and correct both when made and as of the earlier of (i) Closing Date and (ii) the Cut-off Date, except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), Seller Material Adverse Effect or Material Adverse Effect set forth therein, other than those limitations and qualifications contained in Section 4.9(b) and Section 4.19(a)) would not reasonably be expected to have a Material Adverse Effect or Seller Material Adverse Effect, as applicable;

(b)                                       The Sellers, the Blockers and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)                                        The Company has received a number of executed Landlord Consents such that, in combination with the Leases for which a Landlord Consent is not required by the terms of the applicable Lease or for which Landlord Consent is required by the terms of the applicable Lease but the Buyer has given its express written consent that the Company does not need to seek such Landlord Consent, the operation of at least ninety percent (90%) of the Company Facilities by the Buyer, the Company or any of the Company’s Subsidiaries after Closing will be permitted under the terms of all such Leases.

(d)                                       All documents, instruments, certificates or other items required to be delivered at the Closing by the Sellers or the Company pursuant to Section 1.5(b) shall have been delivered or the Sellers or the Company stands ready to deliver all such items at Closing.

ARTICLE VII

TERMINATION

Section 7.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                       by mutual written consent of the Buyer and the Sellers Representative;

(b)                                       (i) by the Sellers Representative, if the Buyer breaches or fails to perform in any material respect any of its (x) representations or warranties or (y) covenants, in each case, contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform (provided, that such cure period shall not apply to any breach or failure to perform any of the Buyer’s obligations under Article I) and (C) has not been waived by the Sellers Representative or (ii) by the Buyer, if the Sellers, any Blocker or the Company breach or fail to perform in any material respect any of their (x) representations or warranties, prior to the Cut-off Date, or (y) covenants, in each case, contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform (provided, that such cure period shall not apply to any breach or failure to perform any of the Company’s, any Blocker’s or any Seller’s obligations under Article I) and (C) has not been waived by the Buyer;

(c)                                        by either the Sellers Representative or the Buyer if the Closing shall not have occurred by April 30, 2016 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available if the failure of the party (in the case of the Sellers Representative, including, for this purpose, the Sellers, the Blockers or the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; provided, further, that the Termination Date shall be tolled until September 30, 2016 in the event that the waiting period under the HSR Act applicable to the transactions contemplated hereunder has not expired and such expiration is conditioned upon further actions of the Buyer, which the Buyer is using commercially reasonable efforts to diligently pursue and complete; or

(d)                                       by either the Sellers Representative or the Buyer in the event that any Governmental Authority shall have issued an order, writ, injunction, decree or ruling binding on the Buyer or the Sellers, the Blockers or the Company or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the Buyer and the Company, the Blockers and the Sellers shall have used their commercially reasonable efforts to have any such order, writ, injunction, decree, ruling or other action lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Authority.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other parties.

Section 7.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 2.4, Section 3.5 and Section 4.20 relating to broker’s fees and finder’s fees, Section 2.5 relating to the Buyer’s investigation and waiver of reliance on any information provided to the Buyer in connection with the transactions contemplated hereby, Section 5.5 relating to confidentiality, Section 5.7 relating to public announcements, Section 5.9 relating to non-solicitation, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing Law, Section 10.9 relating to submission to jurisdiction, Section 10.22 relating to the Sellers Representative and this Section 7.2 and (b) that nothing herein shall relieve any party from liability for any material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                    Survival.  The representations and warranties of the Buyer, the Sellers and the Company contained in, and the right to pursue indemnification pursuant to Section 8.2(b), this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date.  Notwithstanding the immediately preceding sentence, any representation or warranty or claim pursuant to Section 8.2(b) in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written (a) notice of the inaccuracy or breach thereof giving rise to such right of indemnity and (b) demand for indemnification shall have properly been given to the party against whom such indemnity may be sought prior to such time as it would otherwise terminate; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice.  No covenants and agreements of the parties contained in this Agreement shall survive the Closing, except for those covenants and agreements that by their express terms contemplate performance in whole or in part after the Closing, which such covenants and agreements shall survive in accordance with their terms.

Section 8.2                                    Indemnification by the Sellers.  Subject to the provisions of this Article VIII, from and after the Closing, the Sellers hereby agree to indemnify, defend and hold harmless the Buyer, the Company, each of the Company’s Subsidiaries, each of the Blockers and their respective officers, directors, managers, stockholders, partners, members, employees, Representatives, Subsidiaries and Affiliates (collectively, “Buyer Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages, fines, penalties, Actions, judgments, settlements, violations, or reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Buyer Damages”) arising out of or resulting from:

(a)                                       the breach of any representation or warranty made by the Sellers or the Company contained in this Agreement; or

(b)                                       the failure of Company to obtain the consents described in Section 5.6(f).

Notwithstanding Section 8.2, in the event of the breach of a representation or warranty made by a Seller in Article III, only the Seller breaching such representation or warranty shall be liable for such breach, subject to the other limitations set forth in this Article VIII; provided, however, that the Buyer shall be entitled to seek recourse against the Insurance Deductible Escrow Fund for the entire amount of Buyer Damages resulting from such breach of a representation or warranty by any individual Seller.

Section 8.3                                    Indemnification by the Buyer.  Subject to the provisions of this Article VIII, from and after the Closing the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their respective Representatives and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages, fines, penalties, Actions, judgments, settlements, violations or reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Seller Damages,” and, together with the Buyer Damages, the “Damages”) arising out of or resulting from the breach of any representation or warranty made by the Buyer contained in this Agreement.

Section 8.4                                    Limitations on Indemnification.  A party’s indemnity obligations under this Article VIII shall be subject to the following limitations:

(a)                                       The maximum aggregate liability of the Sellers for Buyer Damages for any matter described under Section 8.2 shall not exceed in the aggregate the Insurance Deductible Escrow Amount.  Except with respect to Buyer Damages arising out of claims pursuant to Section 8.2(b), the Sellers shall not have any liability to the Buyer Indemnified Persons with respect to Buyer Damages arising out of any of the matters referred to in Section 8.2 until such time as the amount of all such liability shall exceed in the aggregate Seven Million Eight Hundred Thousand ($7,800,000) (the “Seller Deductible”), in which case the Sellers shall thereafter be liable for Buyer Damages in excess of the Seller Deductible, subject to the limits on liability provided in this Section 8.4(a).  The Buyer’s sole recourse for any Buyer Damages for any matter described in Section 8.2 shall be from the Insurance Deductible Escrow Fund, and the Buyer shall have no recourse against any Seller for any matter described in Section 8.2(a) following distribution of the Insurance Deductible Escrow Fund.

(b)                                       The maximum aggregate liability of the Buyer for Seller Damages for any matter described under Section 8.3 shall not exceed Seven Million Eight Hundred Thousand ($7,800,000).  The Buyer shall not have any liability to the Seller Indemnified Persons with respect to Seller Damages arising out of any of the matters referred to in Section 8.3 until such time as the amount of all such liability shall exceed in the aggregate Seven Million Eight Hundred Thousand ($7,800,000) (the “Buyer Deductible”) in which case the Buyer shall thereafter be liable for Seller Damages in excess of the Buyer Deductible, subject to the limits on liability provided in this Section 8.4(b).

(c)                                        Subject to the other provisions of this Article VIII, the Insurance Deductible Escrow Fund shall be the sole source of recovery of the Buyer Indemnified Persons for any amounts owed by the Sellers with respect to Buyer Damages arising out of any of the matters referred to in Section 8.2, and, once the Insurance Deductible Escrow Fund has been exhausted, the Buyer Indemnified Persons shall have no further recourse against the Seller Indemnified Persons for any such Buyer Damages.

(d)                                       All materiality qualifications in the representations and warranties will be disregarded solely for purposes of calculating Buyer Damages or Seller Damages, as applicable, under this Article VIII.

(e)                                        None of the Buyer Indemnified Persons or the Seller Indemnified Persons shall be entitled to recover under any provision of this Agreement (i) more than once for any Buyer Damages or Seller Damages, as applicable, that may have resulted from the breach of a representation, warranty, covenant or agreement contained in this Agreement from the occurrence of a single event or (ii) for punitive damages, except to the extent paid to a third party.

(f)                                         No Buyer Indemnified Person or Seller Indemnified Person shall be entitled to indemnification hereunder for any Buyer Damages or Seller Damages, as applicable, arising from a breach of any representation or warranty to the extent the Buyer or such Buyer Indemnified Person, or the Sellers or such Seller Indemnified Person, as applicable, would have, with commercially reasonable efforts, mitigated (to the extent of such mitigation) or prevented the Buyer Damages or Seller Damages, as applicable, with respect to such breach.  Notwithstanding the foregoing, an Indemnified Party’s reasonable election not to defend or protest against any Third Party Claim shall not be deemed to be a failure to mitigate.  No Buyer Indemnified Person or Seller Indemnified Person shall be entitled to indemnification hereunder for any Buyer Damages or Seller Damages, as applicable, arising from a breach of any representation or warranty set forth herein (and the amount of any Buyer Damages or Seller Damages, as applicable, incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such liability is included in the calculation of the Estimated Net Working Capital and/or the Final Net Working Capital.

(g)                                        The amount of any and all Buyer Damages or Seller Damages, as applicable, under this Article VIII shall be determined net of any insurance, indemnity or reimbursement arrangement available to the Indemnified Party in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”), other than the R&W Insurance Policy.  The Indemnified Party will seek recovery under all such Alternative Recoveries with respect to any Buyer Damages or Seller Damages, as applicable, to the same extent as such Buyer Indemnified Persons would if such Buyer Damages or Seller Damages, as applicable, were not subject to indemnification hereunder.  Each Indemnified Party hereby waives, to the extent permitted under any applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Buyer Damages or Seller Damages, as applicable.  In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified hereunder, the Indemnified Party will promptly refund to the Indemnifying Party an amount equal to the amount actually paid to such Indemnified Party by the Indemnifying Party for such matter.

Section 8.5                                    Indemnification Procedure.

(a)                                       Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any Action, or of any other claim, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 8.2 or Section 8.3 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Damage included in the amount so stated, to the extent reasonably practicable, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation or warranty with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request.  The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim (provided, that if the Sellers are the Indemnifying Party with respect to such Third Party Claim, the Sellers Representative shall be entitled to choose counsel to defend such Third Party Claim on behalf of the Sellers) with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to pursue such defense in good faith, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided that, after the amounts in the Insurance Deductible Escrow Fund have been fully disbursed, the Sellers, as the Indemnifying Party, shall have no further right to assume the defense of a Third Party Claim nor receive notice thereof except to the extent recourse is being claimed or pursued against the affected Seller(s).  No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnified Party (provided, that if the Sellers are the Indemnifying Party with respect to such Third Party Claim, the Sellers Representative shall be entitled to determine whether to provide such consent on behalf of the Sellers) unless such settlement (i) requires solely the payment of money damages by the Indemnifying Party and (ii) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of the proceeding or claim giving rise to the Third Party Claim.  Pending the receipt of notice from the Indemnifying Party regarding the assumption of defense, the Indemnified Party may, but shall not be required to, take such steps to defend against such Third Party Claim as, in the Indemnified Party’s good faith judgment, are appropriate to protect its interests; provided, that the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (provided, that if the Sellers are the Indemnifying Party with respect to such Third Party Claim, the Sellers Representative shall be entitled to determine whether to provide such consent on behalf of the Sellers).

(b)                                       Any claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by promptly giving the Indemnifying Party written notice thereof after becoming aware of such Direct Claim.  Such notice by the Indemnified Party will contain Claim Information describing the Direct Claim in reasonable detail, and the Indemnified Party shall provide any other information with respect thereto as the Indemnifying Party may reasonably request to the extent practicable.  The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim (the “Direct Claim Response Period”).  If the Indemnifying Party does not so respond within the Direct Claim Response Period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party will be required to pay such amounts in accordance with Section 8.6 hereof.

(c)                                        A failure to give timely notice or to include any specified information in any notice as provided in this Section 8.5 will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was prejudiced or adversely impacted as a result of such failure.

Section 8.6                                    Payment.  Payment of any amounts due pursuant to this Article VIII shall be made within five (5) Business Days after (a) notice of a final, non-appealable judgment is sent by the Indemnified Party, (b) a mutually agreed upon resolution is reached by the third party and the Indemnified Party, and the Indemnifying Party has approved such resolution, (c) the expiration of the Direct Claim Response Period or (d) a mutually agreed upon written resolution is reached by the Indemnified Party and the Indemnifying Party.  Payment of any amounts due pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price, including for Tax purposes, unless otherwise required by applicable Law.

Section 8.7                                    Failure to Pay Indemnification.  Subject to Section 8.6, if and to the extent the Indemnified Party shall make written demand upon the Indemnifying Party for indemnification pursuant to this Article VIII and the Indemnifying Party shall refuse or fail to pay in full within ten (10) Business Days after the date payment is owed pursuant to Section 8.6, then the Indemnified Party may utilize any legal or equitable remedy to collect from the Indemnifying Party the amount of its Damages.  Interest shall accrue on any amounts owed to an Indemnified Party and not timely paid by the Indemnifying Party at the Default Rate and shall constitute additional Damages payable to the Indemnified Party, subject to the limitations set forth herein.

Section 8.8                                    Recovery; Exclusive Remedy.

(a)                                       Subject to the other limitations imposed by this Article VIII, including the Seller Deductible, all indemnification claims under Section 8.2 against the Sellers, shall first be paid and satisfied from the Insurance Deductible Escrow Fund and then against the R&W Insurance Policy, and in no event shall the Buyer be able to seek any recovery for such claims directly against any Seller or its Affiliates.

(b)                                       Upon making any indemnity payment pursuant to this Agreement, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party or reimbursed party, as applicable, against any third party in respect of the Damages to which the payment related.  The parties hereto will execute upon request, all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(c)                                        The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all contractual claims under this Agreement for any breach of any representation or warranty set forth herein shall be pursuant to the indemnification provisions set forth in this Article VIII.  Except in each case in the case of actual fraud, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties hereto and their Affiliates and each of their respective Representatives, equityholders, directors, managers or officers, except pursuant to the indemnification provisions set forth in this Article VIII, but subject to the requirement that all claims by Buyer Indemnified Persons for Buyer Damages pursuant to Section 8.2 are solely recoverable under the R&W Insurance Policy and, to the extent provided herein, the Insurance Deductible Escrow Fund.  Notwithstanding the foregoing, the parties acknowledge and agree that (i) neither Article VIII nor the immediately preceding two sentences apply to (A) claims against a particular Seller for breaches of any covenants by such Seller hereunder that by their terms contemplate performance in whole or in part after the Closing (other than the covenant set forth in Section 5.6(f) of this Agreement, which is subject to this Article VIII), to the extent relating to any such breach by such Seller of its performance obligation following the Closing and such Seller shall be personally liable for any such breach or (B) claims that any party has pursuant to Section 1.4, and (ii) that each party will be entitled to all rights and remedies available at law or in equity for any such breach.

(d)                                       The Buyer Indemnified Persons shall not be entitled to seek recovery from the Insurance Deductible Escrow Fund for any Buyer Damages related to breaches of covenants by any Seller hereunder.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

“2015 Financial Statements” means the financial statements of the Company and its consolidated subsidiaries as of and for the period ending January 2, 2016.

“Action” means any claim, action, suit, arbitration, proceeding, demand, charge or complaint by or before any Governmental Authority.

“Adjustment Escrow Amount” means an amount equal to $10,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be decreased as provided in the Escrow Agreement, and to be used for the purposes of satisfying any payment obligations pursuant to Section 1.4 or Section 10.22(d).  For the avoidance of doubt, the Adjustment Escrow Fund shall not include the Sellers Representative Escrow Fund or the Insurance Deductible Escrow Fund.

“Affected Employees” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 1.7.

“Alternative Recovery” has the meaning set forth in Section 8.4(g).

“Antitrust Laws” has the meaning set forth in Section 5.6(c).

“Applicable Accounting Principles” has the meaning set forth in Section 1.4(a).

“Assets” means all of the assets whether real, personal, tangible or intangible used or held for use by the Blockers, the Company or the Subsidiaries of the Company in connection with the

Business, including the Company Facilities and all other Real Property and any leasehold interests therein.  It is specifically understood that the term “Assets” includes all of the Company’s and its Affiliates’ right, title and interest in and to the assets reflected on the Financial Statements and the Interim Financial Statements, other than inventory disposed of in the ordinary course of business.

“Balance Sheet” has the meaning set forth in Section 4.7(a).

“Benefit Plans” has the meaning set forth in Section 4.12(a).

“Blocker” has the meaning set forth in the preamble.

“Blocker Units” has the meaning set forth in the recitals.

“Blocker Unit Sellers” has the meaning set forth in the recitals.

“Business” means the retail sale of mattresses, bedding, furniture, accessories and related products.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employees” has the meaning set forth in Section 4.13(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Damages” has the meaning set forth in Section 8.2.

“Buyer Deductible” has the meaning set forth in Section 8.4.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Calera Capital” has the meaning set forth in the preamble.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents (including Restricted Cash, marketable securities, short term investments and sales proceeds in the course of settlement from credit card merchant service providers and debit payments) held by the Company or any of the Company’s Subsidiaries; provided, however, that Cash (i) shall not be reduced by the amount of any outstanding checks and wires; (ii) shall be reduced by the net proceeds resulting from the sale, assignment, transfer, lease, license or other disposition of any portion of the Owned Real Property, other than the Jericho Property, at any time from the date hereof to the Closing Date; and (iii) shall be increased by the amount of all outstanding obligations under the Family Notes, in each case, including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, and other fees payable in connection therewith.

“CCP IV Blocker” has the meaning set forth in the preamble.

“CCP IV SBS Blocker” has the meaning set forth in the preamble.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Charges” has the meaning set forth in Section 10.22(d).

“Claim Information” has the meaning set forth in Section 8.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” has the meaning set forth in Section 1.4(b).

“Closing Company Transaction Expenses” has the meaning set forth in Section 1.4(b).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” has the meaning set forth in Section 1.4(b).

“Closing Net Working Capital” has the meaning set forth in Section 1.4(b).

“COBRA” has the meaning set forth in Section 4.12(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time at or before the Closing Date, includes or has included any of the Blockers, the Company or any of the Company’s Subsidiaries, or any predecessor of any of the Blockers, the Company or any of the Company’s Subsidiaries, or any other group of Persons that, at any time at or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any of the Blockers, the Company or any of the Company’s Subsidiaries, or any predecessor of any of the Blockers, the Company or any of the Company’s Subsidiaries.

“Common Units” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Facilities” means the retail stores locations at which the Company or any of its Subsidiaries operates the Business or has an executed lease to take possession of such store.

“Company 401(k) Plan” means the Benefit Plan maintained by the Company that is intended to be qualified under Section 401(a) of the Code and that contains deferred compensation feature intended to meet Section 401(k) of the Code.

“Company Parties” has the meaning set forth in Section 5.25(a).

“Company Released Claims” has the meaning set forth in Section 5.25(b).

“Company Transaction Expenses” means, to the extent not paid by the Blockers, the Company and the Company’s Subsidiaries or the Sellers on or prior to the Closing, (i) all fees, costs and expenses (including legal, accounting and financial advisory expenses) incurred by the Blockers, the Company or any of the Company’s Subsidiaries on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, (ii) all fees payable by the Company, any of its Subsidiaries or any Blocker to any Seller or Affiliate of a Seller in connection with the transactions contemplated hereby (including management fees and termination fees), (iii) any bonus, incentive, severance or similar amounts payable to employees or consultants of the Company or any of its Subsidiaries plus the employer portion of any Taxes applicable thereto, in each case, which become payable or due solely as a result of the transactions contemplated by this Agreement, including the Transaction Bonuses, (iv) fifty percent (50%) of the D&O Tail Coverage Cost, (v) fifty percent (50%) of the R&W Insurance Policy Cost, (vi) fifty percent (50%) of Transfer Taxes (including fifty percent (50%) of all costs and expenses (x) incurred by the Company or the Buyer in connection with preparing the calculation of the Transfer Tax amount or (y) relating to the engagement of Houlihan Lokey in connection therewith), (vii) any amounts payable to Calera Capital and its Affiliates in connection with that certain Side Letter, dated March 30, 2012, relating to the Second Amended and Restated Split Dollar Agreement, dated August 19, 2009, by and among Sleepy’s, LLC, Napoleon Barragan and Kay Massell, and (viii) all outstanding obligations under the Family Notes, in each case, including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, and other fees payable in connection therewith; provided, however, that, for the avoidance of doubt, any fees, costs and expenses incurred by the Blockers, the Company, the Company’s Subsidiaries, the Sellers or any of their respective Affiliates or the Buyer or any of its Affiliates in connection with the Buyer’s financing of the transactions contemplated by this Agreement, if any, shall not be deemed to be, or otherwise be included in the calculation of, “Company Transaction Expenses” and shall be the responsibility of the Buyer.

“Company Unit Sellers” has the meaning set forth in the recitals.

“Company Units” has the meaning set forth in the recitals.

“Confidentiality Agreement” has the meaning set forth in Section 5.5.

“Contracts” means all contracts, arrangements, licenses, Leases and all other leases, guarantees, purchase orders, invoices and other agreements, whether written or oral, to which the Company, any of its Subsidiaries or any Blocker is a party or by which the Company, any of the Company’s Subsidiaries, any Blocker, the Business or any of its Assets is subject or bound.

“Contributed Units” has the meaning set forth in the recitals.

“Contribution Agreement” has the meaning set forth in the recitals.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Credit Facilities” means, collectively, (i) that certain Amended and Restated Loan and Security Agreement, dated as of March 30, 2012, by and among the Company, 1800Mattress.com, LLC and Sleepy’s, LLC, as borrowers, Wells Fargo Bank, National Association, as lender, and the other parties thereto, (ii) that certain Credit Agreement, dated as of March 30, 2012, by and among the HMK Intermediate Holdings LLC, as borrower, the Company, Credit Suisse AG, Cayman Islands Branch, as agent, and the other parties thereto, (iii) that certain Express Creditline Loan Agreement, dated as of October 20, 2004, by and among Sleepy’s Inc. and Citigroup Global Markets Inc., and (iv) that certain Express Creditline Loan Agreement, dated as of December 3, 2007, by and among Sleepy’s, LLC, SINT, LLC, Harry Acker, Andrea Jane Acker, Harry Acker and Citigroup Global Markets Inc., in each case, as the same may be amended, restated, modified or supplemented from time to time.

“Cut-off Date” means the date when all conditions set forth in Section 6.1 and Section 6.3 have been satisfied or, to the extent permitted by Law, waived by the Buyer in writing (other than those conditions that by their nature are to be satisfied at the Closing, where such conditions were capable of being satisfied at such time assuming the Closing were to occur at such time).

“CXV Blocker” has the meaning set forth in the preamble.

“Damages” has the meaning set forth in Section 8.3.

“D&O Indemnified Liabilities” has the meaning set forth in Section 5.11(a).

“D&O Tail Coverage Cost” has the meaning set forth in Section 5.11(c).

“Default Rate” means an annual rate equal to the United States prime rate as published in the Wall Street Journal on the applicable date as to which interest begins to accrue plus five percent (5%), or, if less, the maximum rate permitted under applicable Law.

“Designated Contracts” has the meaning set forth in Section 4.19(a).

“Direct Claim” has the meaning set forth in Section 8.5(b).

“Direct Claim Response Period” has the meaning set forth in Section 8.5(b).

“Disregarded Entity” has the meaning set forth in Section 4.17(g).

“Eligible Profits Units” has the meaning ascribed to such term in the Operating Agreement.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, encumbrance, easement, servitude, option, right of first refusal or transfer restriction, other than those created under applicable securities Laws, non-exclusive licenses to Intellectual Property or any organizational or governance document of any entity.

“Enterprise Value” means $780,000,000.

“Environmental Laws” has the meaning set forth in Section 4.18(h)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Buyer, the Company, the Sellers Representative and the Escrow Agent, in the form attached here to as Exhibit D.

“Estimated Cash” has the meaning set forth in Section 1.4(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.4(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.4(a).

“Estimated Net Purchase Price” means (a) the Enterprise Value, plus (b) the Estimated Cash, plus (c) the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, if any, minus (d) the Estimated Indebtedness, minus (e) the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital, if any, minus (f) the Estimated Company Transaction Expenses, minus (g) the Adjustment Escrow Amount, minus (h) the Sellers Representative Escrow Amount, minus (i) the Insurance Deductible Escrow Amount.

“Estimated Net Purchase Price Per Seller” means the portion of the Estimated Net Purchase Price payable to a Seller based on the number and type of Company Units held immediately prior to the Closing, directly or indirectly, by such Seller in accordance with Section 11.1(b) of the Operating Agreement as reasonably determined in good faith by the Sellers Representative.

“Estimated Net Working Capital” has the meaning set forth in Section 1.4(a).

“Family Notes” means, collectively, that certain (i) Promissory Note between Harry Acker and Sleepy’s LLC, dated March 29, 2012, with a face value of $3,405,739, (ii) Promissory Note between Andrea Jane Acker and Sleepy’s LLC, dated March 29, 2012, with a face value of $4,021,496, and (iii) Promissory Note between Joseph Graci and Sleepy’s LLC, effective as of October 21, 2010, with a face value of $500,000.

“Final Closing Statement” has the meaning set forth in Section 1.4(b).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“FIRPTA Documentation” means (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance reasonably satisfactory to the Buyer, dated as of the Closing Date and executed by each of the Blockers, and (ii) a statement of non-U.S. real property holding corporation status pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and certification of non-foreign status, in form and substance reasonably satisfactory to the Buyer, dated as of the Closing Date and executed by each of the Blockers.

“FLSA” has the meaning set forth in Section 4.13(e).

“GAAP” means United States generally accepted accounting principles consistently applied by the Company.  For purposes of this Agreement, “consistently applied” means that no change in accounting principles shall be made from those used by the Company in its past practices during all relevant periods.  For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

“Gibson Dunn” has the meaning set forth in Section 10.20.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, board, bureau, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Materials” has the meaning set forth in Section 4.18(h)(ii).

“HSR Act” has the meaning set forth in Section 2.3(b).

“Indebtedness” means, as at a specified date, without duplication, (i) the amount of all obligations for borrowed money from banks or similar financial institutions or evidenced by bonds, debentures, notes or other similar instruments of the Blockers, the Company and the Company’s Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees payable in connection therewith), including the Credit Facilities and the mortgages on Owned Real Property (provided, that only 50% of the mortgage debt for the property located at 1000 S Oyster Bay Rd., Hicksville, New York (the “SOB Mortgage”) and shall constitute Indebtedness hereunder); (ii) liabilities of the Blockers, the Company and the Company’s Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities (excluding any surety or performance bonds); (iii) all obligations, contingent or otherwise, of the Blockers, the Company and the Company’s Subsidiaries in respect of any letters of credit or bankers’ acceptances (to the extent drawn); (iv) all obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing; (v) the value of each interest rate protection agreement (determined on a market quotation basis in the manner set forth in the 1992 ISDA Master Agreement form) to the extent of any net liability associated therewith (it being agreed that this prong (v) shall not include any such agreements to the extent terminated prior to the Closing Date and having no further obligations on the Company or its Subsidiaries) (provided, that only 50% of the value of the interest rate protection agreement relating to the SOB Mortgage shall constitute Indebtedness hereunder); (vi) any Indebtedness of the Company, any of the Company’s Subsidiaries or any Blocker owed to any of its respective equityholders (excluding, for the avoidance of doubt, any liabilities arising from minority investment accounting); (vii) any liabilities in respect of the deferred purchase price of property with respect to which the Company, any of the Company’s Subsidiaries or any Blocker is liable as obligor; (viii) solely with respect to the items of Indebtedness for which Payoff Letters are being provided pursuant to Section 1.5(b), any liabilities for any accrued interest, prepayment premiums or penalties or other costs or expenses that are required to be paid in connection with the repayment of such items; (ix) the amount owed by the Company or any of its Subsidiaries in respect of any guarantees of any third parties that have been called; (x) fifty percent (50%) of the net amount of unpaid rents owed under the applicable lease for Real Property in respect of stores that are no longer operated by the Company or any of its Subsidiaries (after taking into account amounts to be paid pursuant to any sublease, sublicense or other binding agreement to pay such rent by any third party in respect thereof); and (xi) customer deposits that have been held by the Company or its Subsidiaries for one (1) year or more.  For the avoidance of doubt, (x) in the event the amount calculated in clause (v) results in the positive value of such items exceeding the liability associated therewith, such amount shall reduce Indebtedness, (y) the amount calculated in connection with the SOB Mortgage shall not be reduced by the Restricted Cash, and (z) payments due under or other obligations in respect of the (A) Payment in Lieu of Taxes Agreement, by and among Steel Circuit, LLC, South Oyster Bay Realty, LLC, Sleepy’s, LLC and the Nassau County Industrial Development Agency, dated November 1, 2007, (B) Lease Agreement dated November 1, 2007, Steel Circuit, LLC, South Oyster Bay Realty, LLC, Sleepy’s, LLC and the Nassau County Industrial Development Agency, as amended, (C) the Sublease Agreement dated November 1, 2007, by and among Steel Circuit, LLC, South Oyster Bay Realty, LLC and Sleepy’s, LLC, as amended, and (D) Limited Liability Company Agreement of SS Oyster Bay Realty, LLC dated as of May 27, 2014 by and between Steel Circuit LLC and South Oyster Bay Realty LLC, in each case, shall not be deemed Indebtedness hereunder.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Independent Accounting Firm” has the meaning set forth in Section 1.4(d).

“Insurance Deductible Escrow Amount” means an amount equal to $7,800,000.

“Insurance Deductible Escrow Fund” means the Insurance Deductible Escrow Amount deposited with the Escrow Agent, as such amount may be decreased as provided in the Escrow Agreement, and to be used for the purposes of satisfying any payment obligations pursuant to

Article VIII.  For the avoidance of doubt, the Insurance Deductible Escrow Fund shall not include the Adjustment Escrow Fund or the Sellers Representative Escrow Fund.

“Insurance Policies” has the meaning set forth in Section 4.14(a).

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and registrations or applications to register any of the foregoing; (ii) inventions, patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; (iv) Internet websites; and (v) confidential and proprietary information, including trade secrets and know-how.

“Interim Financial Statements” has the meaning set forth in Section 4.7(a).

“IRS” means the Internal Revenue Service of the United States.

“Jericho Property” means the Owned Real Property located at 16 Holiday Pond Road, Jericho, New York.

“Knowledge” with respect to (i) the Company, means the actual knowledge, after reasonable inquiry, of David Acker, Adam Blank and Ron Ristau as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), and (ii) the Buyer, means the actual knowledge, after reasonable inquiry, of Alex Weiss, Steve Stagner and Kindel Elam as of the date of this Agreement (or with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Landlord Consents” has the meaning set forth in Section 5.6(b).

“Law” means any statute, law, ordinance, regulation, rule, code (including the Code), injunction, judgment, decree or order of any Governmental Authority.

“Lease” and “Leases” have the meaning set forth in Section 4.15(b).

“Leased Real Property” means all of the land, building, fixtures or other real property in which the Company or any of its Subsidiaries, in each case, has a leasehold, subleasehold, or license, as of the effective date of this Agreement, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“License Agreement” has the meaning set forth in Section 5.19.

“Material Adverse Effect” means any event, change, circumstance, occurrence or effect that (i) is materially adverse to the Assets, business, financial condition or results of operations of the Blockers, the Company and the Company’s Subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impede the performance by any Blocker, any Seller or the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby; other than, in each case , any event, change, circumstance, occurrence or effect resulting or arising from (A) general changes or developments in any of the industries in which the Blockers, the Company and the Company’s Subsidiaries operate, (B) changes in regional, national or international political or other conditions or events (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or international financial markets or in interest rates, (C) natural disasters or calamities, (D) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) the entry into, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby, (F) any action taken by any Seller, Blocker or the Company in compliance with the terms of, or the taking of any action by such Person required by, this Agreement, or (G) any omission to act or action taken by any of the Buyer or any of its Affiliates or by any Blocker, the Company or any of the Company’s Subsidiaries with the consent or at the request of any of the Buyer, except in the cases of clauses (A), (B), (C) and (D), to the extent such event, change, circumstance, occurrence or effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to the other Persons engaged in the business in the same industry in which the Company operates.

“Material Suppliers” has the meaning set forth in Section 4.19(a)(ix).

“MFRM” has the meaning set forth in the recitals.

“Net Purchase Price” means (a) the Enterprise Value, plus (b) the Closing Cash, plus (c) the amount by which the Closing Net Working Capital exceeds the Target Net Working Capital, if any, minus (d) the Closing Indebtedness, minus (e) the amount by which the Target Net Working Capital exceeds the Closing Net Working Capital, if any, minus (f) the Closing Company Transaction Expenses, minus (g) the Adjustment Escrow Amount, minus (h) the Sellers Representative Escrow Amount, minus (i) the Insurance Deductible Escrow Amount.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to current assets minus current liabilities, in each case as shown on the consolidated balance sheet of the Company and its Subsidiaries as of such date and calculated in accordance with the Applicable Accounting Principles and the Sample Statement; provided, that Net Working Capital shall not include (i) Cash, (ii) Indebtedness, (iii) Company Transaction Expenses, (iv) income Tax assets or liabilities, either current or deferred, (v) landlord rent reduction liabilities as typically included in account #20155, (vi) disputed accounts payable relating to Professional Facilities Management Inc. and Carolina Mattress as shown on the Sample Statement, (vii) deferred income accruals associated with state grant payments received and as shown on the Sample Statement, and (viii) customer deposits that are deemed Indebtedness.

“Notice of Disagreement” has the meaning set forth in Section 1.4(c).

“Objections Notice” has the meaning set forth in Section 1.7.

“Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of HMK Mattress Holdings LLC, dated as of March 30, 2012, as the same may be amended from time to time.

“Owned Real Property” means all of the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities, improvements and fixtures located thereon and all easements, rights of way, licenses, privileges, air rights and other rights, interests and appurtenances of the Company or any of its Subsidiaries relating to the foregoing, together with any additions thereto or replacements thereof.

“Partnership” has the meaning set forth in Section 4.17(f).

“Payoff Letters” has the meaning set forth in Section 1.5(a)(i).

“Permits” has the meaning set forth in Section 4.10(b).

“Permitted Encumbrance” means: (i) Encumbrances securing liabilities which are reflected or reserved against in the Balance Sheet to the extent so reflected or reserved; (ii) Encumbrances securing payment, or any other obligations, of the Blockers, the Company or the Company’s Subsidiaries with respect to Indebtedness that is to be repaid at Closing; (iii) statutory Encumbrances for Taxes that are not yet due and payable or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established; (iv) mechanic’s, carriers’, worker’s, materialmen’s, and similar Encumbrances arising in the ordinary course of the Company’s business, which are not yet due and payable or which are being contested in good faith by appropriate proceedings, provided, that reserves with respect to contested claims are maintained on the books of the Company to the extent required by GAAP; (v) pledges, deposits or other license securing the performance of bids, trade contracts, leases or statutory obligations (including worker’s compensation, unemployment insurance or other social security legislation); (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority; (vii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property taken individually or as a whole that do not materially adversely affect the use of such real property by the Company or its Subsidiaries; and (viii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the Assets of the Blockers, the Company and the Company’s Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Preferred Units” has the meaning set forth in the recitals.

“Preliminary Closing Statement” has the meaning set forth in Section 1.4(a).

“Profits Units” has the meaning set forth in the recitals.

“Proprietary Information” means any (i) confidential proprietary information to the extent pertaining primarily to the Company, the Company’s Subsidiaries, the Blockers, the Business or the Assets, including any business, financial, operational or other information, data or documents pertaining to the Company, the Company’s Subsidiaries, the Blockers, the Business or the

Assets, and (ii) the terms, conditions and Net Purchase Price set forth in this Agreement and its Schedules, Exhibits, and Annexes, and any ancillary agreements contemplated herein, in each case, other than information that: (w) is independently developed by the receiving party without reference to the disclosing party’s confidential information; (x) is generally available to the public other than through an act or omission of the utilizing or receiving party; (y) is disclosed with the consent of the parties hereto; or (z) is required, in the reasonable opinion of the receiving party, to be disclosed by applicable Law, including securities Laws, or by applicable stock exchange rules.

“Real Property” means, collectively, the Owned Real Property and Leased Real Property.

“Redacted Location Information” means, for each Lease, the street address of each parcel of Leased Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, accountants, advisors, bankers and other representatives of such Person.

“Response Period” has the meaning set forth in Section 1.7.

“Restricted Activities” have the meaning set forth in Section 5.8(a).

“Restricted Cash” means the cash collateral relating to the Company’s portion of the SOB Mortgage that is historically held in accounts #10156 and #10187 on the Company’s balance sheet, pursuant to that certain Amendment to Securities Account Pledge Agreement dated September 30, 2014, by Sleepy’s, LLC in favor of TD Bank, N.A.

“Restricted Period” has the meaning set forth in Section 5.8(a).

“Restricted Sellers” has the meaning set forth in Section 5.8(a).

“R&W Insurance Policy” means the representation and warranty insurance policy issued by the R&W Insurer to the Buyer with respect to this Agreement in the form delivered to the Sellers Representative prior to the execution of this Agreement.

“R&W Insurance Policy Cost” means the premium amount and any other costs, fees or expenses (including surplus taxes) of or payable to the R&W Insurer under the R&W Insurance Policy.

“R&W Insurer” means QBE Specialty Insurance Company.

“Sample Statement” has the meaning set forth in Section 1.4(a).

“Securities” means the Blocker Units and the Company Units.

“Securities Act” has the meaning set forth in Section 2.6.

“Seller Damages” has the meaning set forth in Section 8.3.

“Seller Deductible” has the meaning set forth in Section 8.4.

“Seller Indemnified Persons” has the meaning set forth in Section 8.3.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Sellers of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Seller Parties” has the meaning set forth in Section 5.25(b).

“Seller Released Claims” has the meaning set forth in Section 5.25(a).

“Sellers” has the meaning set forth in the recitals.

“Sellers Representative” has the meaning set forth in the preamble.

“Sellers Representative Escrow Amount” means an amount equal to $1,000,000.

“Sellers Representative Escrow Fund” means the Sellers Representative Escrow Amount to be deposited with the Escrow Agent, as such amount may be decreased as provided in the Escrow Agreement, and to be used solely for the purposes of paying directly, or reimbursing the Sellers Representative for, any costs or expenses incurred by Person.  For the avoidance of doubt, the Sellers Representative Escrow Fund shall not include the Adjustment Escrow Fund or the Insurance Deductible Escrow Fund.

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

“Target Net Working Capital” means an amount equal to -$54,000,000 (which, for the avoidance of doubt, is a negative number).

“Tax” or “Taxes” means, however denominated, (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, unclaimed property and escheat obligations, deficiencies and other charges of any kind whatsoever imposed by any Governmental Authority (including, but not limited to, taxes on or with respect to net or gross income, franchise taxes, profits taxes, gross receipts taxes, capital taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, real property transfer taxes, transfer gains taxes, inventory taxes, capital stock tax, license fees, payroll taxes, employment taxes, social security taxes, unemployment taxes, severance taxes, occupation taxes, real or personal property taxes, estimated taxes, rent taxes, excise taxes, occupancy taxes, recordation fees, bulk transfer obligations, intangibles taxes, alternative minimum taxes, doing business taxes, withholding taxes and stamp taxes), together with any interest thereon, penalties, fines, or other additions to tax with respect thereto, whether disputed or not; or (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any report, return, document, declaration, statement, notice or other documents (including any amendments, elections, disclosures, schedules, estimates and information returns) required to be filed with, or required to be maintained by, any Governmental Authority, including, where permitted or required, combined or consolidated returns for any Combined Group, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, statement, notice or other document.

“Termination Date” has the meaning set forth in Section 7.1(c).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Negotiations” has the meaning set forth in Section 5.2.

“Transaction Bonuses” means the bonuses identified in Section 5.1 of the Company Disclosure Letter and any other bonuses payable by the Company to any Business Employee, leased employee, consultant or contractor solely as a result of the consummation of the transactions contemplated by this Agreement, including any severance payments that are payable as a result of the consummation of the contemplated transactions; provided, that Transaction Bonuses shall not include any stay bonuses or severance payments that are due as a result of the Buyer’s actions after Closing or that are documented in offer letters or other binding agreements that are delivered by the Buyer on or after the date hereof and are paid pursuant to such offer letters or agreements.

“Transaction Tax Deductions” means the Tax deductions related to or arising by reason of, without duplication, (i) the Company Transaction Expenses (including any amounts paid on or prior to the Closing that would be considered Company Transaction Expenses if such amounts had not been so paid), (ii) any compensation paid in connection with the transactions contemplated by this Agreement, (iii) the payment of Indebtedness contemplated by this Agreement (including any deferred financing costs), and (iv) any other amounts paid by (or treated for U.S. federal income Tax purposes as paid by) the Blockers, the Company or the Company’s Subsidiaries that would not have been paid in the absence of the transactions contemplated by this Agreement.

“Transferee Seller” has the meaning set forth in Section 1.1.

“Transferor Seller” has the meaning set forth in Section 1.1.

“Transfer Taxes” has the meaning set forth in Section 5.15(b).

“Transferred Securities” has the meaning set forth in Section 1.1.

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time.  Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of any succeeding, similar, substitute, proposed or final Treasury Regulation.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                             Fees and Expenses.  Except as otherwise provided herein, all fees and expenses (including fees and expenses of a party’s Representatives) incurred in connection with or related to the negotiation and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.  Notwithstanding anything to the contrary contained herein, any amounts that are reimbursable to the Blockers hereunder (including, for the avoidance of doubt, pursuant to Section 5.3(d), Section 5.6(b), and Section 5.10 shall be paid by the Buyer directly to the Blocker Unit Sellers (allocated among such Blocker Unit Sellers as directed by the Sellers Representative).  Each Blocker Unit Seller hereby agrees that the Buyer shall have no responsibility for the calculation of any amounts payable to such Seller under this Section 10.1.

Section 10.2                             Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3                             Waiver; Extension.  At any time prior to the Closing, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 10.4                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to the Sellers, the Sellers Representative or, prior to the Closing, any Blocker or the Company to:

HMK Mattress Holdings LLC

1000 South Oyster Bay Road

Hicksville, NY 11801

Attention:                                   Adam Blank

Facsimile:                                   (516) 861-8810

E-mail:                                                  ABlank@sleepys.com

and

Calera Capital Partners IV, L.P.

580 California Street, 22nd Floor

San Francisco, CA 94104

Attention:                                   Kevin Baker

Facsimile:                                   (415) 632-5201

E-mail:                                                  KBaker@ caleracapital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:                                   Sean P. Griffiths

Facsimile:                                   (212) 351-5222

E-mail:                                                  sgriffiths@gibsondunn.com

(ii)                                  if to the Buyer or, following the Closing, any Blocker or the Company to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  Chief Financial Officer

Facsimile:  (713) 921-4053

E-mail: alex.weiss@mfrm.com

with a copy (which shall not constitute notice) to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  General Counsel

Facsimile:  (713) 921-4053

E-mail: kindel.elam@mfrm.com

with a further copy (which shall not constitute notice) to:

Norton Rose Fulbright

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention:  Gene G. Lewis

Email:  gene.lewis@nortonrosefulbright.com

Section 10.5                             Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit, Schedule or Disclosure Letter are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  All references herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).  A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns.  A reference to a statute, regulation or other law includes any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Eastern Time or Eastern Daylight Savings Time, as applicable, on the date in question in New York, New York.  Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

Section 10.6                             Entire Agreement.  This Agreement (including the Exhibits, Schedules and Disclosure Letters hereto), the Confidentiality Agreement and the Contribution Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 5.11, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.  In addition, no provision in this Agreement shall modify or amend any other agreement, plan, program, or document (including, for example, a retirement plan) unless this Agreement explicitly states that the provision ‘amends’ such other agreement, plan, program, or document. The foregoing shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document.  If a party not entitled to enforce this Agreement brings an Action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document and that provision is construed to be such an amendment despite not being explicitly designated as an amendment in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.

Section 10.8                             Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.9                             Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10                      Disclosure Generally.  Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Letter as though fully set forth therein to the extent the applicability of such information and disclosure is reasonably apparent.  The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” Seller Material Adverse Effect or Material Adverse Effect or other similar terms in this Agreement.  The inclusion of any item on the Company Disclosure Letter shall not constitute an admission by any of the Sellers or the Company that such item is or is not material.

Section 10.11                      Personal Liability.  Except as expressly provided for herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder or equityholder of any Seller or any Blocker or the Buyer or any officer, director, employee, Representative or investor of any party hereto.

Section 10.12                      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Buyer (in the case of an assignment by any Seller or the Company) or the Sellers Representative (in the case of an assignment by the Buyer), and any such assignment without such prior written consent shall be null and void; provided, however, that any Seller may assign its right to payment to any other Person; and provided, further, that the Buyer shall have an absolute right, without the Company’s, any Seller’s or the Sellers Representative’s prior written approval, to assign its rights under this Agreement in whole or in part at any time to a Subsidiary of the Buyer or to any successor to the Buyer by merger, consolidation or reorganization; and provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 10.13                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.14                                  Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 10.15                                  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16                                  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17                                  Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.18                                  Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.19                                  Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20                                  Legal Representation.  The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Blockers, the Company and the Company’s Subsidiaries) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Sellers Representative, the Blockers, the Company and certain of their respective Affiliates (including certain of the Sellers) for several years and that the Sellers Representative, those Sellers previously represented by Gibson Dunn and their respective Affiliates reasonably anticipate that Gibson Dunn will continue to represent them in future matters.  Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Blockers, the Company and the Company’s Subsidiaries), expressly consents to: (a) Gibson Dunn’s representation of the Sellers Representative, those Sellers previously represented by Gibson Dunn and/or their respective Affiliates in any post-Closing matter in which the interests of the Buyer, the Blockers and the Company (including any of its Subsidiaries), on the one hand, and the Sellers Representative, the Sellers or their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto, and whether or not such matter is one in which Gibson Dunn may have previously advised the Sellers Representative, those Sellers previously represented by Gibson Dunn, the Blockers, the Company or their respective Affiliates and (b) the disclosure by Gibson Dunn to the Sellers Representative, the Sellers or their respective Affiliates of any information learned by Gibson Dunn in the course of its representation of the Sellers Representative, those Sellers previously represented by Gibson Dunn, the Blockers, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege or Gibson Dunn’s duty of confidentiality. Furthermore, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Blockers and the Company and the Company’s Subsidiaries) irrevocably waive, from and after Closing, any right they may have to discover or obtain information or documentation relating to the representation of the Sellers Representative, those Sellers previously represented by Gibson Dunn, the Blockers and the Company (including any of its Subsidiaries) or their respective Affiliates by Gibson Dunn in the transactions contemplated hereby, to the extent that such information or documentation was privileged.  The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Blockers and the Company and the Company’s Subsidiaries) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Blockers or the Company (including any of its Subsidiaries) or their respective Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.  Upon and after the Closing, the Blockers and the Company and the Company’s Subsidiaries shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is specifically engaged in writing by the Blockers or the Company or such Subsidiary to represent the Blockers or the Company after the Closing and either such engagement involves no conflict of interest with respect to the Sellers Representative, those Sellers previously represented by Gibson Dunn or their respective Affiliates or the Sellers Representative, those Sellers previously represented by Gibson Dunn or their respective Affiliates, as applicable, consent in writing at the time to such engagement.  Any such representation of the Blockers, the Company or any of the Company’s Subsidiaries by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof.  If and to the extent that, at any time subsequent to the Closing, the Buyer or any of its Affiliates (including after the Closing, the Blockers and the Company and the Company’s Subsidiaries) shall have the right to waive any attorney-client privilege with respect to any communication between the Blockers, the Company (including any of its Subsidiaries) or their respective Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Blockers and the Company (including any of its Subsidiaries)) shall be entitled to waive such privilege (a) only with the prior written consent of the Sellers Representative (not to be unreasonably withheld, conditioned or delayed) or (b) if the Buyer and its Affiliates (including after the Closing, the Blockers and the Company (including any of its Subsidiaries)) will be materially and adversely affected if such privilege is not waived.

Section 10.21                                  No Presumption Against Drafting Party.  Each of the Buyer, the Sellers, the Sellers Representative, the Blockers and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.22                      Sellers Representative.

(a)                                 Each Seller irrevocably appoints the Sellers Representative as such Seller’s representative, agent, proxy and attorney-in-fact for all purposes under this Agreement and the Escrow Agreement, including the full power and authority to act on such Seller’s behalf: (i) to consummate the transactions contemplated by this Agreement (including with respect to the adjustments and distributions under Section 1.4) and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (including the Escrow Agreement); (ii) to negotiate disputes arising under, or relating to, this Agreement (including with respect to the adjustments and distributions under Section 1.4) and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (including the Escrow Agreement); (iii) to calculate any amounts to be received by the Sellers hereunder or under the Operating Agreement and to receive and disburse to such Seller any funds received on behalf of the Sellers under this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (including the Escrow Agreement); (iv) to withhold any amounts received on behalf of the Sellers pursuant to this Agreement or any other agreements, instruments and documents contemplated hereby or executed in connection herewith (including the Escrow Agreement) or otherwise to satisfy any and all obligations or liabilities incurred by the Sellers or the Sellers Representative in the performance of its duties hereunder and thereunder; (v) to execute and deliver any consent, amendment or waiver to this Agreement or any other agreement, instrument or document contemplated hereby or executed in connection herewith (including the Escrow Agreement) (without the prior approval of any of the Sellers); and (vi) to take all other actions to be taken by or on behalf of the Sellers in connection with this Agreement or any other agreement, instrument or document contemplated hereby or executed in connection herewith (including the Escrow Agreement).  Each of the Sellers further agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller.  All decisions, actions, consents and instructions by the Sellers Representative shall require the consent of each Person constituting the Sellers Representative hereunder and shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  The Sellers Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement and the Escrow Agreement.

(b)                                       Each Seller severally, for itself only and not jointly, agrees to indemnify and hold harmless the Sellers Representative and its Representatives against all expenses (including attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any Action to which the Sellers Representative or such other Person is made a party by reason of the fact that it is or was acting as, or at the direction of, the Sellers Representative pursuant to the terms of this Agreement and any other agreement, instrument or document contemplated hereby or executed in connection herewith (including the Escrow Agreement).

(c)                                        Neither the Sellers Representative nor any of its Representatives shall incur any liability to any Seller by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting actual, intentional and knowing fraud.  The Sellers Representative and its Representatives shall have no liability in respect of any Action brought against such Persons by any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.

(d)                                       The Sellers Representative shall have the right to recover from, in its sole discretion, the Sellers Representative Escrow Fund and/or the Adjustment Escrow Fund prior to any distribution to the Sellers, the Sellers Representative’s (including its Representatives) out-of-pocket expenses incurred in the performance of its duties hereunder, including those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement or other agreement, instrument or document contemplated hereby or executed in connection herewith (including the Escrow Agreement) and any fees of the Independent Accounting Firm pursuant to Section 1.4 (the “Charges”).  In the event the Sellers Representative Escrow Fund and/or the Adjustment Escrow Fund are insufficient to satisfy the Charges, then each Seller will be obligated to pay his, her or its pro rata portion of such deficit (determined in accordance with Section 11.1(b) of the Operating Agreement based on the number and type of Company Units held immediately prior to the Closing, directly or indirectly, by such Seller as reasonably determined in good faith by the Sellers Representative). Following full reimbursement of all Charges, the Sellers Representative shall distribute to each Seller any remaining portion of the Sellers Representative Escrow Fund in accordance with Section 1.4.

(e)                                        At any time prior to the distribution of the Sellers Representative Escrow Fund pursuant to Section 10.22(d) above, a majority-in-interest (determined in accordance with Section 11.1(b) of the Operating Agreement based on the number and type of Company Units held immediately prior to the Closing, directly or indirectly, by such Seller or Sellers) of the Sellers may, by written consent, appoint a new representative as the Sellers Representative.  Notice together with a copy of the written consent appointing such new representative and bearing the signatures of the Sellers of a majority-in-interest of those Sellers must be delivered to the Buyer and each other Seller not less than ten (10) days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent and the date that is ten (10) days after such consent is delivered to the Buyer.

(f)                                         In the event that the Sellers Representative becomes unable or unwilling to continue in its capacity as Sellers Representative, or if the Sellers Representative resigns as the Sellers Representative, a majority-in-interest of the Sellers may, by written consent, appoint a new representative as the Sellers Representative.  Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Sellers must be delivered to the Buyer and each Seller.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Buyer.  Notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 10.22(e)), without its prior written consent, Calera Capital shall only be replaced as a Sellers Representative hereunder by one of its Affiliates.

(g)                                        The Buyer shall be entitled to rely upon any action or decision of, or instruction by, or any document or other paper delivered by, the Sellers Representative on behalf of the Sellers (without any obligation to inquire into the authority of the Sellers Representative or the genuineness or correctness of such document or other paper or any signature of the Sellers Representative), and the Buyer shall not be liable to any Seller for any action taken or omitted to be taken by the Buyer in such reliance or with respect to actions, decisions and determinations of the Sellers Representative.  The Buyer shall not have any right to object to, and shall cause its Affiliates (including after the Closing, the Blockers, the Company and the Company’s Subsidiaries) not to, dissent from, protest or otherwise contest the authority of the Sellers Representative.  Each of the Company, the Blockers and each Seller hereby waives any claim he, she or it may have or assert, including those that may arise in the future, against the Sellers Representative for any action or inaction taken or not taken by the Sellers Representative in such Person’s capacity as Sellers Representative, except to the extent such action or inaction shall have been held by a court of competent jurisdiction to constitute actual, intentional and knowing fraud.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MATTRESS FIRM, INC.

By:	/s/ Steve Stagner
Name: Steve Stagner
Title: Chief Executive Officer

CALERA CAPITAL PARTNERS IV, L.P., solely in its capacity as the Sellers Representative

By:	/s/ Kevin Baker
Name: Kevin Baker
Title: Managing Director and General Counsel

David Acker, individually and in his capacity as the Sellers Representative

By:	/s/ David Acker

CCP IV HOLDINGS, LLC, as a Blocker

By:	/s/ Kevin Baker
Name: Kevin Baker
Title: Managing Director and General Counsel

CXV HOLDINGS, LLC, as a Blocker

By:	/s/ Kevin Baker
Name: Kevin Baker
Title: Managing Director and General Counsel

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CCP IV SBS HOLDINGS, LLC, as a Blocker

By:	/s/ Kevin Baker
Name: Kevin Baker
Title: Managing Director and General Counsel

HMK MATTRESS HOLDINGS LLC, as the Company

By:	/s/ David Acker
Name: David Acker
Title: Chief Executive Officer

ii

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[Signature blocks for Sellers omitted.]

iii

SCHEDULES

The following schedules and exhibits have been omitted from the copy of this Securities Purchase Agreement filed with the Securities and Exchange Commission. Mattress Firm Holding Corp. hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request therefor.

Annexes, Exhibits and Schedules to Purchase and Sale Agreement

Exhibit B	Sample Statement

Non-Disclosure Schedules

Schedule 1.4	Applicable Accounting Principles
Schedule 5.1	Conduct of Business Prior to the Closing
Schedule 5.14	Termination of Certain Agreements

Article 3 Disclosure Schedules
Article 4 Disclosure Schedules

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EXHIBIT A

SELLERS

Blocker Unit Sellers

1.                                      Calera Capital Partners IV, L.P.

2.                                      Calera XV, LLC

3.                                      Calera Capital Partners IV Side-By-Side, L.P.

Company Unit Sellers

1.                                      Sleepy’s Holdings, LLC

2.                                      Acker Family 2013 Gift Trust

3.                                      Stuart Acker

4.                                      Richard Acker

5.                                      Sheila Acker

6.                                      Paul Cavaseno

7.                                      John Pergolizzi

8.                                      Dino Cifelli

9.                                      Daniel Thigpen

10.                               Adam Blank

11.                               Joseph Graci*

12.                               Donald Rowley

13.                               Adam Blank 2012 GRAT

14.                               Adam Blank 2012 Dynasty Trust

15.                               Graci Family 2012 Gift Trust*

16.                               Donald T. Rowley Grantor Trust f/b/o Trisha Ulibarri

17.                               Donald T. Rowley Grantor Trust f/b/o Denise Moreno

18.                               Beth Kaplan

19.                               Michael Goldstein

20.                               Christopher Cucuzza

21.                               Joseph Goren

22.                               Anthony Arella

23.                               Dionysius Zezas

24.                               Neil Zimmer

25.                               Erica Misorek

26.                               Jeffrey Lobb

27.                               John Keith Hicks

28.                               Martin Lee

29.                               Daniel Sackrowitz

30.                               Rizwan Khan

31.                               Ronald Ristau

32.                               Philip Greenwald

*Joseph Graci and the Graci Family 2012 Gift Trust intend to transfer the Common Units held by them to David Acker or an Affiliate of David Acker prior to the Closing.  Upon the consummation of such transfer, David Acker will become a Seller with respect to such Common Units for all purposes under the Agreement, and if transferred to any Affiliate of David Acker, such Affiliate shall become a Seller upon execution of a joinder.  Upon consummation of any such transfer, Joseph Graci and the Graci Family 2012 Gift Trust shall no longer be deemed a “Seller” for any purposes under the Agreement.

EXHIBIT C

FORM OF LANDLORD CONSENT

[SLEEPY’S — LETTER HEAD]

[INSERT DATE]

VIA OVERNIGHT MAIL

[INSERT LL NAME AND NOTICE ADDRESS]

Re:                             Lease Agreement dated [INSERT DATE], [INSERT AMENDMENT INFO] (the “Lease”) by and between [INSERT LL NAME], a [INSERT ENTITY INFO] (the “Landlord”) and [INSERT TENANT NAME], a [INSERT ENTITY INFO] (“Sleepy’s”) in regard to the premises located at [INSERT PREMISES ADDRESS] (the “Premises”)

To Whom It May Concern:

The owners of Sleepy’s and Mattress Firm, Inc., a Delaware corporation (“Mattress Firm”), are currently engaged in discussions regarding a potential transaction, the result of which would be the purchase by Mattress Firm of all of the outstanding equity interests of HMK Mattress Holdings, LLC, the parent company of Sleepy’s (the “Transaction”).

Mattress Firm, a wholly owned subsidiary of Mattress Firm Holding Corp., a publicly traded company (NASDAQ: MFRM), is the nation’s leading specialty retailer of mattresses and bedding-related products with over two thousand three hundred (2,300) company-owned and franchised stores in forty-one (41) states.

Please accept this letter as our request that Landlord consent to the Transaction.  By countersigning below, Landlord acknowledges and agrees that this letter shall serve as an agreement (this “Agreement”) by and among Landlord, Sleepy’s and Mattress Firm (collectively, the “Parties”) supplemental to the Lease.

Intending to be legally bound, the Parties hereby agree as follows:

(1)                                 Landlord’s Consent.  Landlord hereby consents to the Transaction and to the subsequent assignment or deemed assignment of the Lease by Sleepy’s to Mattress Firm, whether such assignment occurs on or subsequent to the Transaction closing date, and which consent shall be deemed given in accordance with the terms and conditions of the Lease.  Landlord further hereby agrees to waive any other rights of Landlord triggered by the Transaction under the Lease.

(2)                                 No Waiver.  Landlord’s consent shall not be deemed to be a waiver of any restrictions contained in the Lease concerning further assignment, subletting or hypothecation of the Lease.

(3)                                 Counterparts.  This Agreement may be executed in counterpart originals, each of which shall constitute an original, and which together shall constitute one and the same agreement.  For all purposes of this Landlord’s Consent, an electronic signature or facsimile signature shall be effective as an original.

Please countersign this and return this Agreement to me via e-mail, original to follow via overnight delivery, in order to confirm your agreement to its terms and conditions.

Please contact [INSERT CONTACT INFO] if you have any questions about the Transaction or this Agreement.

Very truly yours,

[INSERT TENANT’S NAME]

By:
Name:
Title:

Intending to be legally bound hereby, the undersigned has executed this Agreement as of the day of , 2015.

[INSERT LANDLORD’S NAME]

By:
Name:
Title:

EXHIBIT D

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [         ], 2016, by and among Mattress Firm, Inc., a Delaware corporation (“Buyer”), David Acker, solely in his capacity as Sellers Representative pursuant to the Purchase Agreement (as defined below) acting on behalf of the Sellers (as defined below) (“Acker”), and Calera Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as Sellers Representative pursuant to the Purchase Agreement acting on behalf of the Sellers (“Calera,” and, together with Acker, “Representative”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).  Buyer and Representative may be referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Purchase Agreement (defined below), provided however, for purposes of this Agreement, only the terms defined herein shall be applicable to Escrow Agent as defined in this Agreement.

W I T N E S S E T H:

WHEREAS, Buyer and Representative are parties to that certain Securities Purchase Agreement dated as of November 25, 2015, by and among Buyer, HMK Mattress Holdings LLC, a Delaware limited liability company (the “Company”), CCP IV Holdings, LLC, a Delaware limited liability company (“CCP IV Blocker”), CXV Holdings, LLC, a Delaware limited liability company (“CXV Blocker”), and CCP IV SBS Holdings, LLC, a Delaware limited liability company (“CCP IV SBS Blocker,” and collectively with CCP IV Blocker and CXV Blocker, the “Blockers,” and each individually, a “Blocker”), the equityholders of the Company and the Blockers listed on the signature pages attached thereto (each, a “Seller” and collectively, the “Sellers”), and Representative (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), providing for, among other things, the acquisition by Buyer from Sellers of certain outstanding equity interests of the Company and the Blockers;

WHEREAS, pursuant to Section 1.3 of the Purchase Agreement, at the Closing, Buyer will deposit with Escrow Agent an aggregate amount equal to $10,000,000 (the “Adjustment Escrow Amount”), which shall provide a source of funds during the time periods set forth in this Agreement for the obligations of the Sellers pursuant to Section 1.4(g) of the Purchase Agreement;

WHEREAS, pursuant to Section 1.3 of the Purchase Agreement, at the Closing, Buyer will deposit with Escrow Agent an aggregate amount equal to $7,800,000 (the “Insurance Deductible Escrow Amount”), which shall provide the sole source of funds during the time periods set forth in this Agreement for the obligations of the Sellers pursuant to Article VIII of the Purchase Agreement;

WHEREAS, the Sellers Representative Escrow Account (as defined below) is being established herein for the sole and exclusive benefit of and access and recourse by

Representative, acting on behalf of the Sellers, to help effectuate the covenants set forth in Section 10.22 of the Purchase Agreement;

WHEREAS, the Sellers have appointed, pursuant to the Purchase Agreement, Representative as their representative and attorney-in-fact, to act on their behalf in connection with this Agreement and any claims with respect to any funds escrowed pursuant to this Agreement;

WHEREAS, Representative’s agreement to execute and deliver this Agreement at the Closing insofar as it relates to the Adjustment Escrow Account (as defined below), the Adjustment Escrow Amount, the Insurance Deductible Escrow Account (as defined below) and the Insurance Deductible Escrow Amount is a material inducement to Buyer’s execution and delivery of the Purchase Agreement and its consummation of the transactions contemplated thereby; and

WHEREAS, Buyer and Representative desire to appoint Escrow Agent as the escrow agent, and Escrow Agent desires to accept such appointment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Escrow Agent and the Parties hereby agree as follows:

1.                                      Appointment of and Acceptance by Escrow Agent.  Buyer and Representative hereby appoint and designate Escrow Agent to receive the Adjustment Escrow Amount, Insurance Deductible Escrow Amount and the Sellers Representative Escrow Amount (as defined below), maintain possession of and distribute the Deposit (as defined below) in accordance with the terms hereof and act as escrow agent for the purposes of and in accordance with the terms set forth herein, and Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.

2.                                      Escrow Deposit.

(a)                                 Buyer shall, upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, the Adjustment Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement.  The Adjustment Escrow Amount, together with, to the extent any exist, all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Adjustment Escrow Funds.”  Escrow Agent shall not disburse or release the Adjustment Escrow Funds except in accordance with the express terms and conditions of this Agreement.

(b)                                 Buyer shall, upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, the Insurance Deductible Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement.  The Insurance Deductible Escrow Amount, together with, to the extent any exist, all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Insurance Deductible

Escrow Agreement

7

Escrow Funds.”  Escrow Agent shall not disburse or release the Insurance Deductible Escrow Funds except in accordance with the express terms and conditions of this Agreement.

(c)                                  Buyer shall, upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, $1,000,000, representing the Sellers Representative Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement for the sole and exclusive benefit of and access and recourse by Representative, acting on behalf of the Sellers, to help effectuate the covenants set forth in Section 10.22 of the Purchase Agreement.  The Sellers Representative Escrow Amount, together with, to the extent any exist, all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Sellers Representative Escrow Funds.”  Escrow Agent shall not disburse or release the Sellers Representative Escrow Funds except in accordance with the express terms and conditions of this Agreement.  For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, neither Buyer nor any Buyer Indemnified Person shall have any right, interest, recourse or claim of whatsoever kind in, to or against the Sellers Representative Escrow Account, the Sellers Representative Escrow Amount or any Sellers Representative Escrow Funds.  The Adjustment Escrow Funds, the Insurance Deductible Escrow Funds and the Sellers Representative Escrow Funds shall be known collectively as the “Deposit.”

(d)                                 Buyer and Representative agree that, to the extent any exist, no products or proceeds (including all interest, gains and other income) of the Deposit shall increase the Adjustment Escrow Funds or the Insurance Deductible Escrow Funds available to satisfy the obligations of the Sellers pursuant to the Purchase Agreement and instead any such products and proceeds (including all interest, gains and other income) shall be held for the benefit of the Sellers and disbursed to the Sellers Representative Escrow Account in accordance with Section 6(d).

3.                                      Escrow Accounts.  The Adjustment Escrow Funds shall be deposited into a separate escrow account, apart from the Insurance Deductible Escrow Account and the Sellers Representative Escrow Account, to be maintained in accordance with the terms of this Agreement (the “Adjustment Escrow Account”).  The Insurance Deductible Escrow Funds shall be deposited into a separate escrow account, apart from the Adjustment Escrow Account and the Sellers Representative Escrow Account, to be maintained in accordance with the terms of this Agreement (the “Insurance Deductible Escrow Account”).  The Sellers Representative Escrow Funds shall be deposited into a separate escrow account, apart from the Adjustment Escrow Account and the Insurance Deductible Escrow Account, to be maintained in accordance with the terms of this Agreement (the “Sellers Representative Escrow Account”).

4.                                      Investment of the Deposit.

(a)                                 Investment of Adjustment Escrow Funds and Insurance Deductible Escrow Funds.  During the term of this Agreement, the Adjustment Escrow Funds in the Adjustment Escrow Account and the Insurance Deductible Escrow Funds in the Insurance Deductible Escrow Account shall be held in one or more non-interest bearing

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demand deposit accounts at JPMorgan Chase Bank, N.A. and shall invest and reinvest the Deposit in a non-interest bearing JPMorgan Money Market Deposit Account (“MMDA”), or a successor investment offered by Escrow Agent.  MMDAs have rates of interest or compensation that may vary from time to time as determined by Escrow Agent.  At no time shall the Adjustment Escrow Funds or the Insurance Deductible Escrow Funds be transferred to an interest-bearing demand deposit account.  The Parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Adjustment Escrow Account or the Insurance Deductible Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.

(b)                                 Investment of Sellers Representative Escrow Funds.  During the term of this Agreement, the Sellers Representative Escrow Funds in the Sellers Representative Escrow Account shall be held in one or more non-interest bearing demand deposit accounts at JPMorgan Chase Bank, N.A. and shall invest and reinvest the Deposit in a non-interest bearing MMDA, or a successor investment offered by Escrow Agent.  MMDAs have rates of interest or compensation that may vary from time to time as determined by Escrow Agent.  At no time shall the Sellers Representative Escrow Funds be transferred to an interest-bearing demand deposit account.  Representative recognizes and agrees that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Sellers Representative Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.

(c)                                  Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any alternative investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any alternative investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an alternative investment.  Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to distribute any of the Deposit pursuant to the terms of this Agreement.  Except to the extent that any liability or loss arising from the fraud, gross negligence or willful misconduct of Escrow Agent in failing to execute investment instructions delivered to Escrow Agent, Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity pursuant to the terms hereof or for the failure of (i) an Authorized Representative of each of the Parties, with respect to the Adjustment Escrow Funds or the Insurance Deductible Escrow Funds, to give Escrow Agent instructions to invest or reinvest the Adjustment Escrow Funds or the Insurance Deductible Escrow Funds or (ii) an Authorized Representative of the Representative, with respect to the Sellers Representative Escrow Funds, to give Escrow Agent instructions to invest or reinvest the Sellers Representative Escrow Funds.

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(d)                                 Receipt, investment, reinvestment and disbursement of (i) the Adjustment Escrow Funds and the Insurance Deductible Escrow Funds shall be confirmed by Escrow Agent monthly by account statements provided to Buyer and Representative and (ii) the Sellers Representative Escrow Funds shall be confirmed by Escrow Agent monthly by account statements provided to Representative.  Escrow Agent shall prepare no other accounting or special reporting.

5.                                      Disbursement of Deposit.  Except with respect to defined terms contained in this Section 5, the Parties hereto agree that the provisions of this Section 5 shall apply only to Buyer and Representative, and Escrow Agent shall not be bound by, or liable for, any terms, conditions or obligations set forth in this Section 5.

Section 10.23                      Net Purchase Price Payment.

(a)                                 If the amount of the Net Purchase Price as finally determined pursuant to Section 1.4 of the Purchase Agreement is less than the Estimated Net Purchase Price, Representative and Buyer shall jointly instruct Escrow Agent (A) to pay to Buyer, from the Adjustment Escrow Account, by wire transfer of immediately available funds an amount equal to the difference between the Net Purchase Price and the Estimated Net Purchase Price within three Business Days of final determination of the Final Closing Statement pursuant to the provisions of Section 1.4 of the Purchase Agreement and (B) unless the entire Adjustment Escrow Funds has already been disbursed to Buyer pursuant to the foregoing subsection, to deposit into the Sellers Representative Escrow Account all of the Adjustment Escrow Funds then remaining in the Adjustment Escrow Account.

(b)                                 If the amount of the Net Purchase Price as finally determined pursuant to Section 1.4 of the Purchase Agreement exceeds the Estimated Net Purchase Price, Representative and Buyer shall jointly instruct Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account and deposit the same into the Sellers Representative Escrow Account within three Business Days of final determination of the Final Closing Statement pursuant to the provisions of Section 1.4 of the Purchase Agreement.

Section 10.24                      Disbursements from Insurance Deductible Escrow Account. In the event that Buyer Indemnified Persons are entitled to indemnification pursuant to Article VIII of the Purchase Agreement, Representative and Buyer hereby covenant and agree to execute and deliver joint written instructions to Escrow Agent, within five (5) Business Days after (i) notice of a final, binding and non-appealable judgment or order of a court of competent jurisdiction (an “Order”) is sent to Escrow Agent, (ii) a mutually agreed upon resolution is reached by the third party and Buyer, and Representative has approved in writing such resolution, (iii) a mutually agreed upon resolution is reached by the third party and Representative, and Buyer has approved in writing such resolution, (iv) the expiration of the Direct Claim Response Period, unless the Indemnified Party has disputed the Direct Claim in a written response in accordance with Section 8.5(b) of the Purchase Agreement before the end of the applicable Direct Claim Response Period or (v) a mutually agreed upon written resolution is reached by Buyer and Representative

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(each such date, a “Final Determination Date”), directing Escrow Agent to release from the Insurance Deductible Escrow Account and pay to Buyer or its designee(s) the amount of such damages, if any, to which the Buyer or Buyer Indemnified Persons, as applicable, are entitled hereunder as of such Final Determination Date; provided, in no event shall the Buyer Indemnified Persons be able to receive, in the aggregate, an amount of proceeds from the Insurance Deductible Escrow Account in excess of the Insurance Deductible Escrow Amount.  Payment of any amounts due pursuant to Article VIII of the Purchase Agreement shall be made within five (5) Business Days after a Final Determination Date.

Section 10.25                      Procedures for Disbursements from Insurance Deductible Escrow Account.  If Buyer or any Buyer Indemnified Person makes a claim for indemnification pursuant to Article VIII of the Purchase Agreement, such Buyer Indemnified Person shall deliver to Escrow Agent, Buyer (if not the Buyer Indemnified Person making the claim), and Representative a copy of the written notice delivered to Representative pursuant to Section 8.5 of the Purchase Agreement.  On or prior to the first anniversary of the Closing Date (the “Release Date”), Buyer shall quantify and deliver to Representative one or more of its good faith estimates of the maximum aggregate amount of Buyer Damages under the Purchase Agreement that Buyer or Buyer Indemnified Persons may suffer from Direct Claims, Third Party Claims of which Buyer or any other Buyer Indemnified Person notified the Sellers or Representative pursuant to Section 8.5 of the Purchase Agreement on or before the Release Date (the “Estimated Damages Amount”).  Buyer hereby covenants and agrees, within two (2) Business Days of the Release Date, to execute and deliver joint written instructions with Representative to Escrow Agent directing Escrow Agent to release from the Insurance Deductible Escrow Account and deposit into the Sellers Representative Escrow Account an amount equal to (x) the amount then held in the Insurance Deductible Escrow Account, less (y) the Estimated Damages Amount (the aggregate of (x) and (y) being collectively the “Release Amount”).  The funds remaining in the Insurance Deductible Escrow Account after the release from escrow and payment of the Release Amount are referred to as the “Remaining Balance.”  The Parties agree that Escrow Agent shall, subject to Section 6(d) if applicable, continue to hold the Remaining Balance pending the final resolution of the Direct Claims or Third Party Claims under the Purchase Agreement until the applicable Final Determination Date with respect to such Direct Claim or Third Party Claim, whereupon, as and when such Direct Claims or Third Party Claims are finally resolved from time to time and payment is due in respect thereof pursuant to the Purchase Agreement, Buyer and Representative shall direct Escrow Agent to release and pay or deposit, as applicable, appropriate amounts of such Remaining Balance to the Buyer, applicable Buyer Indemnified Party, Sellers Representative Escrow Account, as directed by Representative or Buyer (or its designee(s)), as the case may be.

Section 10.26                      Disbursements from the Sellers Representative Escrow Account.

(a)                                 Representative shall have sole control of the disbursements from the Sellers Representative Escrow Account and may elect, in its sole discretion at any time and from time to time after the date hereof, to transfer the funds in the Sellers Representative Escrow Account to a separate account held by Escrow Agent or by any other banking institution or to be paid to the Sellers or any other party in Representative’s

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sole discretion.  Promptly following receipt of any such written instruction, Escrow Agent shall pay such amounts as specified by Representative.

(b)                                 The terms of Section 10.22 of the Purchase Agreement regarding the Representative, including but not limited to the liability, indemnification and authority provisions contained therein, are incorporated herein by reference and made a part hereof.  Representative has the authority to negotiate, assert, prosecute, settle or compromise on behalf of the Sellers any claim for indemnification.  Representative may direct Escrow Agent to release Sellers Representative Escrow Funds to settle any such claims.

(c)                                  In connection with disbursements as required by the Representative pursuant to the Purchase Agreement, upon receipt of the Sellers Representative Notice (as defined in Section 6(b)), Escrow Agent will release the amount in the Sellers Representative Notice, without further investigation, inquiry or examination.

6.                                      Release of Deposit.

(a)                                 Release of Adjustment Escrow Funds.  Upon receipt of (i) joint written instructions executed by both an Authorized Representative of Buyer and an Authorized Representative of Representative setting forth instructions to Escrow Agent as to the payment of all or any portion of the applicable Adjustment Escrow Funds, or (ii) an Order (with concurrent delivery of a copy thereof to the other Party) accompanied by a written certification from counsel for the instructing Party attesting that such Order is final and not subject to further proceedings or appeal along with a written instruction from an Authorized Representative of the instructing Party given to effectuate such Order and setting forth instructions to Escrow Agent as to the payment of all or any portion of the Adjustment Escrow Funds, Escrow Agent shall be entitled to conclusively rely upon any such joint written instructions or Order and shall pay the instructed amount of Adjustment Escrow Funds (to the extent of the applicable Adjustment Escrow Funds then held by Escrow Agent) in accordance with such joint written instructions or written instruction given to effectuate the Order.  Escrow Agent shall not be obligated or liable to confirm the validity of any Order or the final or non-appealable nature thereof to which such instruction refers or to make any determination as to whether or not such Order is final, its only obligation being to rely in good faith on such Order delivered to Escrow Agent pursuant to the terms hereof.

(b)                                 Release of Insurance Deductible Escrow Funds.  Upon receipt of (i) joint written instructions executed by both an Authorized Representative of Buyer and an Authorized Representative of Representative setting forth instructions to Escrow Agent as to the payment of all or any portion of the applicable Insurance Deductible Escrow Funds, or (ii) an Order (with concurrent delivery of a copy thereof to the other Party) accompanied by a written certification from counsel for the instructing Party attesting that such Order is final and not subject to further proceedings or appeal along with a written instruction from an Authorized Representative of the instructing Party given to effectuate such Order and setting forth instructions to Escrow Agent as to the payment of

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all or any portion of the Insurance Deductible Escrow Funds, Escrow Agent shall be entitled to conclusively rely upon any such joint written instructions or Order and shall pay the instructed amount of Insurance Deductible Escrow Funds (to the extent of the applicable Insurance Deductible Escrow Funds then held by Escrow Agent) in accordance with such joint written instructions or written instruction given to effectuate the Order.  Escrow Agent shall not be obligated or liable to confirm the validity of any Order or the final or non-appealable nature thereof to which such instruction refers or to make any determination as to whether or not such Order is final, its only obligation being to rely in good faith on such Order delivered to Escrow Agent pursuant to the terms hereof.

(c)                                  Release of Sellers Representative Escrow Funds.  Upon receipt of written instructions executed by an Authorized Representative of Representative setting forth written instructions to Escrow Agent as to the payment of all or any portion of the applicable Sellers Representative Escrow Funds in the form of Schedule A attached hereto (“Sellers Representative Notice”), Escrow Agent shall be entitled to conclusively rely upon any such written instructions and shall pay the instructed amount of Sellers Representative Escrow Funds (to the extent of the applicable Sellers Representative Escrow Funds then held by Escrow Agent) in accordance with such written instructions.

(d)                                 Disbursements of Earnings.  On the last Business Day of each calendar quarter, Escrow Agent shall (i) release from the Adjustment Escrow Account and deposit in the Sellers Representative Escrow Account an amount equal to the products and proceeds (including all interest, gains and other income earned with respect thereto) of the Adjustment Escrow Funds for such calendar quarter, to the extent any such amounts exist, and (ii) release from the Insurance Deductible Escrow Account and deposit in the Sellers Representative Escrow Account an amount equal to the products and proceeds (including all interest, gains and other income earned with respect thereto) of the Insurance Deductible Escrow Funds for such calendar quarter, to the extent any such amounts exist.

7.                                      Disposition and Termination.  Upon release and distribution of the full amount of the Deposit by Escrow Agent in accordance with Sections 5 and 6 or any other provision hereof, this Agreement shall terminate and the related account(s) shall be closed and have no further force and effect, subject to the provisions of Section 11 hereof.

8.                                      Escrow Agent’s Rights and Responsibilities.  Escrow Agent agrees to hold the Deposit and to perform its obligations in accordance with the terms and provisions of this Agreement.  The Parties agree that Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Purchase Agreement or this Agreement and Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties.  The acceptance by Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the Parties agree shall govern and control with respect to Escrow Agent’s rights, duties and liabilities hereunder:

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(a)                                 Documents.  Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it in accordance with the terms hereof, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which Escrow Agent in good faith believes to be genuine and what it purports to be.  Should it be necessary for Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of a Party, it may be necessary for Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority; provided that Escrow Agent believes in good faith that the authority of such entity or individual is genuine.  Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Deposit, or any portion thereof, unless such instruction shall have been delivered to Escrow Agent in accordance with Section 26 below and Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder.

(b)                                 Liability.  Escrow Agent shall not be liable for action taken, suffered or omitted to be taken in good faith, except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s gross negligence, bad faith, willful misconduct or fraud was the direct cause of any loss to either Party. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other similar causes reasonably beyond its control.  Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied.  Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.   In the event that Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, or, with respect to the Adjustment Escrow Account or the Insurance Deductible Escrow Account, if Escrow Agent receives conflicting instructions from the Parties, it shall be entitled to (i) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given (A) joint written instructions executed by an Authorized Representative of each of Buyer and Representative, which eliminate such ambiguity or uncertainty to the satisfaction of Escrow Agent or (B) an Order (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such Order and shall have no obligation to determine whether any such Order is final); or (ii) file an action in interpleader.  With respect to the Adjustment Escrow Account and the Insurance Deductible Escrow Account, the Parties agree to pursue any redress or recourse in connection with any dispute between them without making Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow

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Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c)                                  Legal Counsel.  Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and, except as provided in Section 8(b) hereof, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

(d)                                 Limitation of Duties.  Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the Parties (whether or not it has any knowledge thereof) other than this Agreement.

(e)                                  Resignation or Termination of Escrow Agent.  Escrow Agent shall have the right to resign at any time by giving at least 30 days’ advance written notice of such resignation to the Parties, and the Parties shall have the right to terminate the services of Escrow Agent, with or without cause, at any time by giving at least 30 days’ advance written notice (with such written notice being signed by an Authorized Representative of each of Buyer and Representative) of such termination to Escrow Agent, in each case specifying the effective date of such resignation or termination.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate.  With respect to the Adjustment Escrow Funds and the Insurance Deductible Escrow Funds, within five Business Days after receiving or delivering such notice, as the case may be, the Parties agree to jointly appoint a successor Escrow Agent to which Escrow Agent shall disburse the Adjustment Escrow Funds and the Insurance Deductible Escrow Funds then held hereunder.  With respect to the Sellers Representative Escrow Funds, within five Business Days after receiving or delivering such notice, as the case may be, Representative agrees to appoint a successor Escrow Agent to which Escrow Agent shall disburse the Sellers Representative Escrow Funds then held hereunder or to have the such funds distributed to Representative to be held in escrow for the benefit of the Sellers as provided in the Purchase Agreement.  If a successor Escrow Agent has not been appointed or has not accepted such appointment by the end of such 30-day termination or removal period, Escrow Agent may (i) to the extent there are Adjustment Escrow Funds or Insurance Deductible Escrow Funds remaining at such time, interplead the Adjustment Escrow Funds and the Insurance Deductible Escrow Funds, as applicable, with a court of competent jurisdiction in the State of Delaware for the appointment of a successor Escrow Agent, and the out-of-pocket costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Adjustment Escrow Funds or Insurance Deductible Escrow Funds.   As between the Parties, the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be shared equally by Buyer, on the one hand, and Representative, on the other hand; (ii) to the extent there are Sellers Representative Escrow Funds remaining at such time, interplead the Sellers

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Representative Escrow Funds with a court of competent jurisdiction in the State of Delaware for the appointment of a successor Escrow Agent, and the out-of-pocket costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be charged against and withdrawn from the Sellers Representative Escrow Funds; or (iii) appoint a successor escrow agent of its own choice.  Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent.

(f)                                   Discharge of Escrow Agent.  Upon disbursement of all of the Deposit pursuant to the terms of Sections 5 and 6 above or delivery thereof to a successor escrow agent in accordance with this Agreement, Escrow Agent shall thereafter be discharged from any further obligations hereunder, except pursuant to Section 8(b).  With respect to the Adjustment Escrow Account and the Insurance Deductible Escrow Account, Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all Orders and, if it shall so comply or obey, it shall not be liable to any other person or entity by reason of such compliance or obedience.

9.                                      Income Tax Reporting.

(a)                                 Buyer and Representative shall each furnish Escrow Agent with an IRS Form W-8 or IRS Form W-9.  The Parties hereby represent to Escrow Agent that no tax reporting of any kind is required given the underlying transaction giving rise to this Agreement

10.                               Indemnification.  The Parties agree jointly and severally to indemnify and defend Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (“Indemnitees”) from and to hold them harmless against any losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs, and reasonable out-of-pocket expenses (including without limitation reasonable out-of-pocket outside attorneys’ fees and expenses) (other than the normal administrative and other costs associated with acting as an escrow agent, for which Escrow Agent shall be compensated in accordance with Section 11) (collectively “Losses”) arising out of or in connection with (i) Escrow Agent’s performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of any Indemnitee, or (ii) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with the terms of this Agreement, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee.  The Parties hereby grant Escrow Agent a lien on, right of set-off against and security interest in the Deposit for the payment of any indemnification, fees, expenses and amounts determined to be due to Escrow Agent or an Indemnitee hereunder.  In furtherance of the foregoing, Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Deposit for its own account or for the account of an Indemnitee any amounts due to Escrow Agent or to an Indemnitee under Section 10 or 11. The indemnity obligations set forth in this Section 10 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

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11.                               Escrow Costs.

(a)                                 Escrow Agent shall be paid reasonable fees for the services to be rendered hereunder and shall be reimbursed for certain reasonable, out-of-pocket expenses incurred in accordance with the performance of such services, which fees and reimbursable out-of-pocket expenses are set forth on Schedule B attached hereto.  Buyer will pay 50% of such fees and expenses and Representative (on behalf of the Sellers) shall pay the other 50% of such fees and expenses; provided that after disbursement of the entire Adjustment Escrow Amount and the Insurance Deductible Escrow Amount, Representative (on behalf of the Sellers) shall pay 100% of such fees and expenses.

(b)                                 Each of the Parties further agrees to the disclosures and agreements set forth in Schedule B.

12.                               Limitations on Rights to Escrow Funds.  Neither of the Parties shall have any right, title or interest in or to, or possession of, the Deposit and therefore shall not have the ability to pledge, convey or hypothecate all or any portion of the Deposit, unless and until such Deposit has been disbursed pursuant to Section 5 and Section 6 above.

13.                               Notices.  Except as otherwise provided in Section 26 below, all communications hereunder shall be in writing or set forth in a PDF (hereinafter defined) attached to an email, and all such communications from a Party to another Party or from a Party or the Parties to Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, to the extent one is provided below (with delivery confirmation), email (with delivery confirmation) or overnight courier (providing proof of delivery) only to the appropriate fax number, email address, or notice address set forth for each party hereto as follows:

To Buyer:	Mattress Firm, Inc. 5815 Gulf Freeway Houston, Texas 77023 Attention: Steve Stagner and Alex Weiss Facsimile No.: 713-921-4053 Email: Steve.Stagner@mattressfirm.com Email: Alex.Weiss@mattressfirm.com
with a copy (which shall not constitute notice) to:	Mattress Firm, Inc. 5815 Gulf Freeway Houston, Texas 77023 Attention: Kindel L. Elam, General Counsel Facsimile No.: 713-921-4053 Email: kindel.elam@mattressfirm.com

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and with a copy (which shall not constitute notice) to:	Norton Rose Fulbright 1301 McKinney, Suite 5100 Houston, Texas 77010 Attention: Gene G. Lewis Facsimile: (713) 651-5246 Email: gene.lewis@nortonrosefulbright.com
To Representative:

Calera Capital Partners IV, L.P.

580 California Street, 22nd Floor

San Francisco, California 94104

Attention: Kevin Baker

Facsimile: (415) 632-5201

Email: kbaker@caleracapital.com

And

HMK Mattress Holdings LLC

1000 South Oyster Bay Road

Hicksville, New York 11801

Attention: Adam Blank

Facsimile: (516) 861-8810

Email: ablank@sleepys.com

with a copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Sean P. Griffiths Facsimile: (212) 351-5222 Email: sgriffiths@gibsondunn.com
To Escrow Agent:	JPMorgan Chase Bank, N.A. 712 Main Street, 5th Floor South Houston, Texas 77002 Attention: Susie Becvar, Escrow Services Tel: 713-216-1691 Facsimile No.: 713-216-6927 Email: sw.escrow@jpmorgan.com

Any party hereto may change the address to which notices, requests, claims, and other communications hereunder are to be delivered by giving the other parties hereto prior written notice thereof in the manner herein set forth in this Section 13.

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14.                               Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties, on the one hand, and Escrow Agent, on the other hand, with respect to the subject matter hereof and supersedes any prior understandings or agreements by or between the Parties, on the one hand, and Escrow Agent, on the other hand, whether written or oral, that may have related to the subject matter hereof in any way.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties and Escrow Agent.  No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.  Escrow Agent has no knowledge of,  nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement.  Notwithstanding anything in this Agreement to the contrary, as between the Parties, if there is an inconsistency between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement will control.

15.                               Assigns and Assignment.  This Agreement may not be assigned without the prior consent of Escrow Agent and each of the Parties, but all actions taken hereunder shall inure to the benefit of and shall be binding upon the Parties and Escrow Agent and upon all of their respective successors and assigns; provided, however, that Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 8(e) hereof and except to any entity into which Escrow Agent may be merged or consolidated or to any entity to whom Escrow Agent may transfer all or substantially all of its escrow business as long as such entity assumes in writing all of the obligations of Escrow Agent hereunder.  Furthermore, Escrow Agent must be satisfied with all required Patriot Act, Know Your Customer, Anti-Money Laundering, and other information delivered by the assigning Party, including new contact information for notices, new funds transfer instructions and an updated Schedule C, prior to such assignment becoming effective and allow a reasonable amount of time for Escrow Agent to perform its due diligence involving the review of such information.

16.                               No Other Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any party other than Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

17.                               Interpretation.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

18.                               No Waiver.  No waiver by any party hereto of any default by any other party hereto in the performance of any provision, condition, or requirement herein shall be deemed to be a waiver of, or in any manner release the defaulting party from, performance of any other provision, condition, or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting party from future performance of the same provision, condition, or requirement.  Any delay or omission of any party hereto to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of any party hereto to perform its obligations hereunder shall not release the other parties hereto from the performance of such obligations.

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19.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

20.                               No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any party hereto.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

21.                               Disbursements on Non-Business Days.  In the event that a disbursement of the Deposit hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.  “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

22.                               Governing Law.  The legal relations between the Parties, on the one hand, and Escrow Agent, on the other hand, with respect hereto shall be governed by and construed in accordance with the domestic laws of the State of Delaware without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.  Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising under this Agreement that involves Escrow Agent, on the one hand, and either or both of the Parties, on the other hand.

23.                               Choice of Forum.  Any dispute, controversy, claim, or action arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, validity, interpretation, application, or termination hereof, shall be brought in the federal or state courts located in the City of Wilmington, State of Delaware.  With respect to all such disputes, controversies, claims, or actions arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each of the Parties and Escrow Agent (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims, and actions shall be heard and determined only in such courts, and (d) agrees not to bring any dispute, controversy, claim, or action arising out of or relating to this Agreement or any documents contemplated hereby in any other court.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

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24.                               Counterparts.  This Agreement and any joint instructions may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and Escrow Agent and may be used in lieu of an original Agreement for all purposes.  Signatures of the Parties and Escrow Agent transmitted by facsimile, PDF attached to an email, or other electronic transmission shall be deemed to be original signatures of each party whose signature it reproduces and shall be binding upon such party for all purposes.  Minor variations in the form of signature pages of this Agreement, including footers from earlier versions of this Agreement, shall be disregarded in determining any intent of a Party or Escrow Agent or the effectiveness of such signature.

25.                               Security Procedures.  Notwithstanding anything to the contrary set forth in Section 13, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, must be in writing or set forth in a PDF attached to an email, executed by the appropriate Party or Parties in accordance with the terms of this Agreement, may be given to Escrow Agent only by confirmed facsimile or by emailed PDF and no instruction for or related to the transfer or distribution of the Deposit, or any portion thereof, shall be deemed delivered and effective unless Escrow Agent actually shall have received such instruction by facsimile or by emailed PDF at the number or email provided to the Parties by Escrow Agent in accordance with Section 13 and as further evidenced by a confirmed transmittal to that number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder.  Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Deposit if delivered to any other fax number or email address including but not limited to a valid email address of any employee of Escrow Agent other than in accordance with Section 13.

(a)                                 In the event funds transfer instructions are so received by Escrow Agent by facsimile or emailed PDF, which has been executed by the appropriate Party or Parties as evidenced by the signature of the person or persons executing this Agreement or one of their designated persons set forth on the Designation of Authorized Representatives attached hereto as Schedules C-1 and C-2 (each an “Authorized Representative”), Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on such Schedule C-1 and C-2  hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be an Authorized Representative.  Each Designation of Authorized Representatives shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party.  The person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule C-1 and C-2 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule C-1 and C-2.  A Party may change its respective persons and

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telephone numbers for call-backs only in a writing actually received and acknowledged by Escrow Agent. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in the funds transfer instruction provided by the relevant Party or Parties and confirmed by an Authorized Representative.  Further, the beneficiary’s designated bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative, even though it identifies a person different from the named beneficiary.  No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.

(b)                                 Buyer acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 25(a) above:

Buyer’s Bank account information:	Bank name:
Bank address:

ABA number:

Account name:
Account number:

Representative acknowledges that Escrow Agent is authorized to disburse any funds due to the Representative, on behalf of and for the benefit of the Sellers under this Agreement, and shall perform a verifying call-back as set forth in Section 25(a) to the bank account or bank accounts designated in writing by the Representative.

(c)                                  In addition to their respective funds transfer instructions as set forth in Section 25(b) above, the Parties acknowledge that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”).  Accordingly, the Parties shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary, by facsimile or PDF attached to an email in accordance with this Section 25.  Any such Standing Settlement Instructions shall be set up in writing in advance of any actual transfer request and shall contain complete funds transfer information (as set forth above) for the beneficiary.  Any such set-up of Standing Settlement Instructions (other than those established concurrently with the execution of this Agreement), and any changes in existing set-up, shall be confirmed by means of a verifying callback to an Authorized Representative.  Standing Settlement Instructions will continue to be followed until cancelled by the Parties jointly in a writing signed by an Authorized Representative and delivered to Escrow Agent in accordance with this Section.  Once set up as provided herein, Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent may rely

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solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  The Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Parties, without requiring a verifying callback, as set forth in Section 25(a), if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(d)                                 The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.  Furthermore, the Parties acknowledge that the security procedures set forth in this Section 25 are commercially reasonable.

(e)                                  Notwithstanding anything to the contrary contained herein, any funds transfer instructions from Representative under this Agreement shall require the authorization of at least one Authorized Representative that is an “Acker Representative” (as indicated in Schedule C-2, as may be modified from time to time in accordance with the terms hereof) and at least one Authorized Representative that is a “Calera Representative” (as indicated in Schedule C-2, as may be modified from time to time in accordance with the terms hereof).

26.                               Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

27.                               Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm the Parties’ identities including name, address and organizational documents (“identifying information”). The Parties agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

28.                               Information.  The Parties authorize Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in Escrow Agent’s opinion, for the purpose of allowing Escrow Agent to perform its duties and to exercise its powers and

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rights hereunder; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the escrow account is maintained, or in which the transaction is conducted.  The Parties agree that such disclosures by Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

BUYER:

MATTRESS FIRM, INC.

By:
Name:
Title:

REPRESENTATIVE:

CALERA CAPITAL PARTNERS IV, L.P., solely in its capacity as the Sellers Representative

By:
Name:
Title:

David Acker, solely in his capacity as the Sellers Representative

By:

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Escrow Agreement

Schedule A

Sellers Representative Notice

Date:

JPMorgan Chase Bank, N.A.

Escrow Services

712 Main Street, 5th Floor South

Houston, Texas 77002

Attn:  Susie Becvar

Fax No.: (713) 216-6927

Email Address:  sw.escrow@jpmorgan.com

Re:  Mattress Firm, Inc., David Acker, solely in his capacity as Representative, and Calera Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as Representative, and JPMorgan Chase Bank, N.A.— Escrow Agreement dated [           ], 2016

Escrow Account no. 528204386

Dear Ms. Becvar:

We refer to an escrow agreement dated [          ], 2016 between Mattress Firm, Inc., David Acker, solely in his capacity as Representative, and Calera Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as Representative, and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).

Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Representative instructs Escrow Agent to release the Sellers Representative Escrow Funds, or the portion specified below, to the specified party as instructed below.

Amount:  $

Beneficiary

City

Country

Bank

Bank address

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

If Applicable:

FFC A/C Name:

Schedule A to
Escrow Agreement

FFC A/C #:

FFC A/C Address:

REPRESENTATIVE:

CALERA CAPITAL PARTNERS IV, L.P., solely in its capacity as the Sellers Representative

By:
Name:
Title:

David Acker, solely in his capacity as the Sellers Representative

By:

Schedule A to
Escrow Agreement

Schedule B

Schedule of Fees and Disclosures for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	Waived

Encompassing review, negotiation and execution of governing documentation, opening of the accounts, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$2,500.00

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter (commencing on the first anniversary of the date of this Agreement), without pro-ration for partial years.

Extraordinary Services and Out-of-Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at Escrow Agent’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions

•                                     Please note that this fee quoted is subject to a review of the transaction documents provided and completion of an internal due diligence review. Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•                                     Payment of the invoice is due upon receipt.

•                                     The Deposit shall be continuously invested in non-interest bearing JPMorgan Money Market Deposit Account (“MMDA”). MMDAs have rates of interest or compensation that may vary from time to time as determined by Escrow Agent.

Schedule B to
Escrow Agreement

Disclosures and Agreements

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule”).  Each Party represents and warrants to Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Each Party also represents and warrants to Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, each Party acknowledges that Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

OFAC Disclosure.  Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control.  Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures.  Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.

Abandoned Property.  Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D.  WHERE SPECIFIC INVESTMENTS ARE

NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure.  Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Deposit is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties.  Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only.  The internal accounts and any transfers between them will not affect the Deposit, any investment or disposition of the Deposit, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

Money Market Deposit Account Disclosure and Agreement.  If a Money Market Deposit Account (“MMDA”) is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period.  Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling.  The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Schedule C-1

Buyer

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, Kindel L. Elam, being the duly elected, qualified and acting General Counsel and Secretary of Mattress Firm, Inc. (“Mattress Firm”), does hereby certify:

1.                                      That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated                 , 2016, by and among Mattress Firm, David Acker, solely in his capacity as Representative, and Calera Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as Representative, and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

Steve Stagner		(713) 923-1090
(cell)

Alex Weiss		(713) 923-1090
(cell)

(cell)

2.                                      That pursuant to Mattress Firm’s governing documents, as amended, the undersigned has the power and authority to execute this Designation of Authorized Representatives (“Designation”) on behalf of Mattress Firm, and that the undersigned has so executed this Designation this       day of       , 20  .

Signature:

Name: Kindel L. Elam

Title: General Counsel and Secretary

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE C-1.

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule C-2

Sellers Representative

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned Representative hereby certifies:

1.                                      That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated                 , 2016, by and among Mattress Firm, Inc., David Acker, solely in his capacity as Representative, and Calera Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as Representative, and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement; provided, however, that any fund transfer instructions from Representative under the Escrow Agreement shall require the authorization of at least one Authorized Representative that is an “Acker Representative” (as indicated below) and at least one Authorized Representative that is a “Calera Representative” (as indicated below).

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

David Acker
(Acker Representative)		(cell)

Adam Blank
(Acker Representative)		(cell)_(516) 330-3242

Kevin Baker		(415) 632-5200
(Calera Representative		(cell)

(Calera Representative)		(415) 632-5200
(cell)

Signature:

Name:
Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE C-2.

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.